As filed with the Securities and Exchange Commission on April 29, 2004

Registration No. 333-112845

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UPSON BANKSHARES, INC.

(Exact name of issuer as specified in its charter)

Georgia	6021	58-2256460
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

108 South Church Street
Thomaston, Georgia 30286-4104
(706) 647-5426
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Daniel W. Brinks, President
108 South Church Street
Thomaston, Georgia 30286-4104
(706) 647-5426
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Walter G. Moeling, IV Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, Suite 1600 Atlanta, Georgia 30303 (404) 572-6629

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

     The Boards of Directors of Upson Bankshares, Inc. and First Polk Bankshares, Inc. have each unanimously agreed to a merger of equals that will result in First Polk merging with Upson, with the combined company operating under the name SouthCrest Financial Group, Inc. The subsidiary banks will continue to operate under their current names. Based on December 31, 2003 financial data, the combined holding company will have assets of approximately $410,706,139 million.

     We expect the proposed merger will bring together two complementary institutions to create a company positioned for further growth. Furthermore, we believe the combined company will achieve stronger earnings growth and create more shareholder value than either could achieve separately.

     Under our merger agreement, each outstanding share of First Polk common stock will be exchanged, at the election of each First Polk shareholder, for either (i) one share of Upson common stock or (ii) $16.00 in cash. Because Upson’s name will change to “SouthCrest Financial Group, Inc.” in the merger, the shares of stock issued in the merger will be evidenced by SouthCrest stock certificates. Each share of Upson common stock will remain outstanding as a share of common stock of the combined company except that each Upson shareholder may elect to receive $16.00 per share in cash in exchange for all or a portion of his or her shares of Upson common stock.

     As a result of the merger, all shares of common stock held by former First Polk and Upson shareholders that are not exchanged for cash will represent the same number of shares of SouthCrest common stock. If all of the First Polk and Upson shareholders elect to receive or retain stock instead of receiving cash in the merger, the former First Polk shareholders will own approximately 40.5% of the outstanding shares of the combined company, while the Upson shareholder group will own the remaining 59.5%.

     We cannot complete our merger unless we obtain regulatory and shareholder approval. As a result, each company will hold a special meeting of its shareholders to vote on the merger. Your vote is important. Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you are a First Polk shareholder and do not return your card or otherwise vote, or do not instruct your broker how to vote any shares held for you in your broker’s name, the effect will be a vote against the merger.

     The places, dates and times of the special meetings are as follows:

For Upson shareholders:	For First Polk shareholders:

     This joint proxy statement/prospectus provides detailed information about our proposed merger. You should read it carefully. The merger involves risks. See “RISK FACTORS RELATING TO THE MERGER” on page    of this joint proxy statement/prospectus.

     We enthusiastically support this combination of our two companies and join with the other members of our Boards of Directors in unanimously recommending that you vote in favor of the merger.

Robert P. Cravey, Chairman Upson Bankshares, Inc.	Harold W. Wyatt, Jr., Chairman First Polk Bankshares, Inc.

     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Joint Proxy Statement/Prospectus dated                           , 2004
and first mailed to shareholders on or about                           , 2004

UPSON BANKSHARES, INC.
108 South Church Street
Thomaston, Georgia 30286-4104

Notice of Special Meeting of Shareholders
to be held on                    , 2004

To the Shareholders of Upson Bankshares, Inc.:

     A special meeting of shareholders of Upson Bankshares, Inc. will be held at                                          on                     , 2004, at                           .m., local time, for the following purposes:

(1)	to approve an Agreement and Plan of Merger, dated as of November 24, 2003, by and between First Polk Bankshares, Inc., a bank holding company based in Cedartown, Georgia, and Upson, pursuant to which First Polk and Upson will merge, as more particularly described in the enclosed joint proxy statement/prospectus; and

(2)	to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

     Only Upson shareholders of record at the close of business on                                                          , 2004 are entitled to vote at the special meeting or any postponements or adjournments thereof. The approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes cast at the special meeting.

     UPSON’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UPSON SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     Notice of Right to Dissent. If Proposal 1 above is approved and the merger is consummated, each shareholder of Upson will have the right to dissent from approval of the merger and will be entitled to the rights and remedies of dissenting shareholders provided in the Georgia Business Corporation Code. The right of any such shareholder to any dissenters’ rights is contingent upon consummation of the merger and upon strict compliance with the requirements of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code. The full text of these sections is attached as Appendix B to this joint proxy statement/prospectus. For a summary of these requirements, see “TERMS OF THE MERGER — Dissenters’ and Appraisal Rights” in this joint proxy statement/prospectus.

     Each shareholder, whether or not he or she plans to attend the special meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by the shareholder may be revoked by filing with Upson’s Secretary a written revocation or a duly executed proxy bearing a later date. Any shareholder present at the special meeting may revoke his or her proxy and vote personally on each matter brought before the special meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting.

By Order of the Board of Directors,

, 2004 Thomaston, Georgia	Daniel W. Brinks
President and Chief Executive Officer

IMPORTANT: The prompt return of proxies will save Upson Bankshares, Inc. the expense of further requests for proxies in order to ensure a quorum at the special meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

FIRST POLK BANKSHARES, INC.
967 North Main Street
Cedartown, Georgia 30125-2327

Notice of Special Meeting of Shareholders
to be held on                     , 2004

To the Shareholders of First Polk Bankshares, Inc.:

     A special meeting of shareholders of First Polk Bankshares, Inc. will be held at                                         , on                     , 2004, at                           .m., local time, for the following purposes:

(1)	to approve an Agreement and Plan of Merger, dated as of November 24, 2003, by and between First Polk and Upson Bankshares, Inc., a bank holding company based in Thomaston, Georgia, pursuant to which First Polk and Upson will merge, as more particularly described in the enclosed joint proxy statement/prospectus; and

(2)	to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

     Only First Polk shareholders of record at the close of business on                     , 2004 are entitled to vote at the special meeting or any postponements or adjournments thereof. The approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting.

     FIRST POLK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST POLK SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     Notice of Right to Dissent. If Proposal 1 above is approved and the merger is consummated, each shareholder of First Polk will have the right to dissent from approval of the merger and will be entitled to the rights and remedies of dissenting shareholders provided in the Georgia Business Corporation Code. The right of any such shareholder to any dissenters’ rights is contingent upon consummation of the merger and upon strict compliance with the requirements of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code. The full text of these sections is attached as Appendix B to this joint proxy statement/prospectus. For a summary of these requirements, see “TERMS OF THE MERGER — Dissenters’ and Appraisal Rights” in this joint proxy statement/prospectus.

     Each shareholder, whether or not he or she plans to attend the special meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by the shareholder may be revoked by filing with First Polk’s Secretary a written revocation or a duly executed proxy bearing a later date. Any shareholder present at the special meeting may revoke his or her proxy and vote personally on each matter brought before the special meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting.

By Order of the Board of Directors,

, 2004 Cedartown, Georgia	Larry T. Kuglar
President and Chief Executive Officer

IMPORTANT: The prompt return of proxies will save First Polk the expense of further requests for proxies in order to ensure a quorum at the special meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

MERGER AGREEMENT	APPENDIX A
GEORGIA DISSENTERS’ RIGHTS STATUTE	APPENDIX B
EX-5.1 SECURITIES OPINION OF TROUTMAN SANDERS
EX-8.1 TAX OPINION OF TROUTMAN SANDERS LLP
EX-23.2 CONSENTS OF MAULDIN & JENKINS
EX-23.3 CONSENTS OF MAULDIN & JENKINS
EX-23.4 CONSENT OF FINANCIAL ADVISOR

ii

No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this joint proxy statement/prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by Upson, Bank of Upson, First Polk or The First National Bank of Polk County. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of common stock of Upson to which it relates, or any offer of such shares of common stock of Upson to any person in any state or other jurisdiction in which such offer is unlawful. Neither the delivery of this joint proxy statement/prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Upson, Bank of Upson, First Polk or The First National Bank of Polk County since the date hereof or that information contained herein is correct as of any time subsequent to any of the dates as of which information is furnished herein or the date hereof.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETINGS

Q:	What should I do now?

A:	After you have carefully read this document, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement.

First Polk shareholders must also complete and return the enclosed election form in which they will indicate whether they wish to receive cash or stock in the merger.

Upson shareholders who wish to redeem all or a portion of their shares of Upson common stock for cash in the merger must also complete and return the enclosed election form.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted. With respect to First Polk, this will have the effect of a vote against the approval and adoption of the merger agreement. With respect to Upson, if you fail to vote on the merger it will have no effect on the outcome of the vote.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by your company prior to your shareholders’ meeting will be your vote. Any earlier votes will be revoked. Third, you may attend your shareholders’ meeting and vote in person. Any earlier votes will be revoked. Simply attending your meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for exchanging your stock certificates for cash or SouthCrest stock certificates will be sent to you promptly after the merger is completed.

Q:	Whom should I call with questions about the merger?

A:	First Polk shareholders should call Larry T. Kuglar at (678) 721-5205. Upson shareholders should call Daniel W. Brinks at (706) 647-5426.

SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger and its potential impact on you, we urge you to read this entire document carefully, including the exhibits and enclosures. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (pages       and      )

Upson Bankshares, Inc.
108 South Church Street
Thomaston, Georgia 30286-4104

     Upson Bankshares, Inc. was organized in 1996 and is headquartered in Thomaston, Georgia. As of December 31, 2003, Upson had approximately $256.2 million in assets. Its state bank subsidiary, Bank of Upson, operates five full service banking offices in Meriwether and Upson Counties in central Georgia. The bank offers a broad range of banking products and services, including commercial, real estate, residential mortgage, and consumer loans, cash management and other services.

First Polk Bankshares, Inc.
967 North Main Street
Cedartown, Georgia 30125-2327

     First Polk Bankshares, Inc. was organized in 1985 and is headquartered in Cedartown, Georgia. As of December 31, 2003, First Polk had approximately $147.2 million in assets. Its national bank subsidiary, The First National Bank of Polk County, operates three full service banking offices in Polk County, Georgia. The bank offers a broad range of banking products and services, including commercial, real estate, residential mortgage and consumer loans and other services.

The Merger (page      )

     We are proposing a merger of equals between Upson and First Polk whereby First Polk and Upson will merge. After the merger, the combined company will operate under the name “SouthCrest Financial Group, Inc.” and will own The First National Bank of Polk County and the Bank of Upson.

     SouthCrest’s articles of incorporation and bylaws will be the same as Upson’s articles of incorporation and bylaws as they exist immediately prior to the merger.

     After the merger, SouthCrest’s board of directors will have nine members — five from Upson and four from First Polk. The directors from Upson are expected to be Daniel W. Brinks, Robert P. Cravey, Zack D. Cravey, Jr., J. Warren Patrick, M.D., and Richard T. Bridges. The directors from First Polk are expected to be Larry T. Kuglar, Harold W. Wyatt, Jr., Michael D. McRae and Edmund J. Wall. Mr. Brinks will serve as SouthCrest’s chairman of the board and chief operating officer, and Mr. Kuglar will serve as its president and chief executive officer.

What Shareholders will Receive in the Merger

     Upon consummation of the merger, each share of First Polk common stock will be exchanged for either (i) one share of Upson common stock or (ii) $16.00 in cash, provided that each First Polk shareholder electing to receive cash for his or her shares must make this election for all of his or her shares. Because Upson’s name will change to “SouthCrest Financial Group, Inc.” in the merger, stock issued in the merger will be evidenced by SouthCrest stock certificates. In addition, Upson shareholders may redeem some or all of their shares of Upson common stock in exchange for $16.00 in cash per share. The maximum aggregate amount of cash that may be paid in exchange for shares of Upson and First Polk common stock is $1,500,000.

     The exchange ratio is fixed. However, the market value of the SouthCrest stock that First Polk shareholders will receive as a result of the merger may be significantly higher or lower than its current value or its value on the date of the shareholders’ meetings. Based on the current number of Upson and First Polk shares outstanding, and assuming all of the First Polk and Upson shareholders elect to receive or retain stock instead of receiving cash in the merger, Upson’s existing shareholders will own approximately 59.5% of the total SouthCrest shares outstanding and First Polk’s shareholders will own approximately 40.5% of such shares after the merger.

Reasons for the Merger (page      )

     We are proposing to merge our two companies because we believe that:

•	We will be better positioned to grow and compete successfully in a consolidating financial services industry;

•	We should be able to achieve better financial performance on a combined basis than our two companies could achieve separately;

•	We will have a deeper senior management team than either company has on its own, which should enhance our capacity to operate our business successfully;

•	We believe that increasing our shareholder base may increase the liquidity and marketability of our shareholders’ stock; and

•	The complementary, rather than competitive, geographic scope of our banks will allow us to continue to increase our banking presence in each company’s respective market.

Regulatory Approvals (page     )

     We cannot complete our merger unless we obtain the approval of applicable bank regulatory authorities.

Upson’s Shareholders’ Meeting (page           )

     Upson will hold its special shareholders’ meeting on                     , 2004 at                 .m., local time at                               ,           , Georgia.

Upson’s Record Date and Voting (page      )

     If you owned shares of Upson common stock at the close of business on                , 2004, the record date, you are entitled to vote on the merger agreement, as well as any other matters considered at the meeting. On the record date, there were                     shares of Upson common stock outstanding. You will have one vote at the meeting for each share of Upson stock you owned on the record date. The affirmative vote of at least a majority of all of the votes cast at the special meeting is required to approve the merger agreement.

Upson’s Board Unanimously Recommends Shareholder Approval (page      )

     Upson’s board of directors believes that the merger is in the best interest of Upson and its shareholders and unanimously recommends that the shareholders vote “FOR” approval of the merger agreement.

First Polk’s Shareholders’ Meeting (page      )

     First Polk will hold its special shareholders’ meeting on                     , 2004 at      .m., local time at                     ,                     , Georgia                    .

First Polk’s Record Date and Voting (page      )

     If you owned shares of First Polk common stock at the close of business on                     , 2004, the record date, you are entitled to vote on the merger agreement as well as any other matters considered at the meeting. On the record date, there were                      shares of First Polk common stock outstanding. You will have one vote at the meeting for each share of stock you owned on the record date. The affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting is required to approve the merger agreement.

First Polk’s Board Unanimously Recommends Shareholder Approval (page      )

     First Polk’s board of directors believes that the merger is in the best interest of First Polk and its shareholders and unanimously recommends that the shareholders vote “FOR” approval of the merger agreement.

Interests of Directors and Officers of Upson and First Polk that Differ from Your Interests (page      )

     When considering the recommendations of the Upson and First Polk boards of directors, you should be aware that some directors and officers have interests in the merger that differ from the interests of other shareholders, including the following:

•	Upon completion of the merger, Larry T. Kuglar will serve as the president and chief executive officer of SouthCrest and The First National Bank of Polk County. Mr. Kuglar will enter into a new employment agreement under which he will receive an annual base salary of $160,000 and annual performance bonuses based on factors to be determined by the board. The agreement has a three-year term and is subject to annual automatic renewal absent the contrary indication of either party and may be terminated under specified conditions;

•	Upon completion of the merger, Daniel W. Brinks will serve as the chairman of the board of directors and chief operating officer of SouthCrest and as the president and chief executive officer of the Bank of Upson. Mr. Brinks will enter into an employment agreement under which he will receive an annual base salary of $242,403 and annual performance bonuses based on factors to be determined by the board. The agreement has a three-year term and is subject to annual automatic renewal absent the contrary indication of either party and may be terminated under specific conditions.

•	SouthCrest’s initial board of directors will be made up of five current Upson directors and four current First Polk directors;

•	First Polk’s officers and employees will receive employee benefits on terms and conditions substantially similar to those currently provided to similarly situated Upson officers and employees; and

•	Following the merger, SouthCrest will generally indemnify and provide liability insurance to the present directors and officers of Upson and First Polk, subject to certain exceptions.

     Each board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Federal Income Tax Consequences (page      )

     First Polk’s shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of SouthCrest common stock in the merger in exchange for the shares of First Polk stock surrendered. First Polk shareholders will be taxed, however, on any cash that they receive in exchange for their shares of First Polk common stock. Upson shareholders not electing to receive cash for their shares of Upson common stock also generally will have no tax consequences as a result of the merger. Upson shareholders electing to receive cash in exchange for their shares will be taxed on the cash that they receive. In addition, First Polk and Upson shareholders who properly exercise their rights to dissent from the merger will generally be taxed on all or a portion of the cash they receive. Tax matters are complicated and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

Comparative Rights of Shareholders (page      )

     Both Upson and First Polk are incorporated under the laws of the State of Georgia and are subject to the laws set forth in the Georgia Business Corporation Code. Upon consummation of the merger, the shareholders of First Polk will become shareholders of Upson, which will concurrently change its name to SouthCrest Financial Group, Inc., but will otherwise retain its existing articles of incorporation and bylaws. As a result, Upson’s articles of incorporation and bylaws, which differ somewhat from those of First Polk, will govern the rights of the former First Polk and Upson shareholders.

Conditions of the Merger (page      )

     The completion of the merger depends on the fulfillment of a number of conditions, including the following:

•	Upson and First Polk shareholders must approve the merger agreement;

•	We must receive all required regulatory approvals and any waiting periods required by law must have passed;

•	We must receive a legal opinion from counsel confirming the tax-free nature of the merger;

•	Each party’s representations and warranties contained in the merger agreement must be accurate in all material respects, and each party must have complied with its agreements and covenants contained in the merger agreement;

•	Larry T. Kuglar and Daniel W. Brinks must have entered into employment agreements with SouthCrest and their respective subsidiary banks, and Mr. Kuglar must have terminated his existing separation agreement with First Polk; and

•	As of the effective date of the merger, Upson’s board of directors must have been reconstituted to include five Upson directors and four First Polk directors.

     Unless prohibited by law, either Upson or First Polk can elect to waive a condition that has not been satisfied and complete the merger. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

Termination of the Merger Agreement (page      )

     Notwithstanding the approval of the merger by Upson and First Polk shareholders, the parties can agree at any time to terminate the merger agreement before completing the merger.

     Either Upson or First Polk can also terminate the merger agreement:

•	If the merger is not approved by either party’s shareholders;

•	If the other party materially violates any of its representations, warranties or agreements under the merger agreement and fails to cure the violation;

•	If we do not complete the merger or if any of the conditions to the party’s obligations to consummate the merger cannot be satisfied by June 30, 2004;

•	If any regulatory or governmental authority whose approval is necessary to complete the merger makes a final decision not to approve the merger; or

•	If the other party receives an acquisition offer from a third party and the other party’s board of directors fails to reaffirm the merger agreement after being requested to do so.

     A party cannot terminate the merger agreement based on the other’s breach of a representation, warranty or agreement or inability to fulfill a condition to closing if the terminating party is itself in material breach of such a provision.

Dissenters’ and Appraisal Rights (page      )

     Georgia law permits First Polk’s shareholders to dissent from approving the merger agreement and to have the fair value of their First Polk shares paid to them in cash. In addition, Upson is allowing its shareholders to dissent from the approval of the merger agreement and to have the full value of their Upson shares paid to them in cash. To do this, both First Polk and Upson shareholders must follow specific procedures, including filing a written notice with First Polk or Upson, as applicable prior to that company’s shareholder vote on the merger agreement. It should be noted that these dissenters’ rights are distinct from Upson’s and First Polk’s shareholders’ rights to receive $16.00 per share in exchange for their shares of First Polk and Upson, as the case may be, pursuant to the terms of the merger. In addition, any cash payments made to Upson or First Polk shareholders exercising their right to dissent and receive the fair value of their respective shares in cash are not subject to the $1,500,000 aggregate consideration limitation which applies to exchanges of Upson and First Polk common stock for cash pursuant to the terms of the merger.

Accounting Treatment (page      )

     The merger will be accounted for using the purchase method of accounting, with Upson being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of First Polk as of the effective time will be recorded at their respective fair values and added to those of Upson.

Dividends Following the Merger (page      )

     In recent years, both Upson and First Polk have paid quarterly dividends. After the merger, SouthCrest’s ability to pay dividends will depend largely on the ability of Bank of Upson and The First National Bank of Polk County to pay dividends to SouthCrest, which will be based on the banks’ earnings, capital requirements, and financial condition. Both parties anticipate, however, that SouthCrest will initially pay a quarterly dividend of $0.115 per share.

Value of Upson and First Polk Common Stock

     There is no established public trading market for shares of either First Polk or Upson common stock and, as a result, there are no uniformly quoted prices for such shares. There are, however, occasional transactions in First Polk and Upson common stock as a result of private negotiations. Neither First Polk nor Upson maintains a consistent record of the sales prices of trades of their respective common stock. The last known transaction in First Polk common stock was $16.00 per share on April 4, 2004. The last known transaction in Upson common stock was $15.75 per share on February 6, 2004.

     The following table sets forth the market value per share of Upson common stock on November 23, 2003, the last day prior to the public announcement of the merger agreement, and on                                , 2004, the latest practicable date prior to the mailing of this joint proxy statement/prospectus, as well as the equivalent per share value of First Polk common stock on those dates. In view of the illiquid nature of the First Polk and Upson common stock as described above, the market values set forth below represent Upson’s and First Polk’s boards of directors’ best judgment of the market value of the shares of their respective companies’ common stock based on recent arms-length trading prices and other information available to them regarding their respective companies’ financial condition and earnings.

Equivalent Value of
	Upson	First Polk
	Common Stock	Common Stock(1)
November 23, 2003	$16.00	$16.00
, 2004	$—	$—

(1)	Because the merger will involve an exchange ratio of one share of Upson common stock for each outstanding share of First Polk common stock, the values of the First Polk and Upson common stock are equivalent. The exchange ratio gives effect to a stock dividend that will be distributed immediately prior to the effective time of the merger to the Upson shareholders who were entitled to vote on the merger in the amount of 0.042 shares of Upson common stock for each of their outstanding shares of Upson common stock.

     Upson common stock was held by approximately            shareholders of record as of                           , 2004.

     First Polk common stock was held by approximately            shareholders of record as of                           , 2004.

Because the exchange ratio is fixed and because the market price of Upson common stock is subject to fluctuation, the market value of the shares of Upson common stock that you may receive in the merger may increase or decrease prior to and following the merger. Further, there can be no assurance that a ready market for your shares of SouthCrest common stock received in the merger will develop after the merger.

RISK FACTORS

     If the merger is consummated and you are a First Polk shareholder, you will receive in exchange for each share of First Polk common stock that you own at the effective time of the merger either (1) one share of Upson common stock or (2) $16.00 in cash. Because Upson’s name will change to “SouthCrest Financial Group, Inc.” in the merger, any stock you will receive in the merger will be evidenced by SouthCrest stock certificates. Should you choose to receive stock in the merger, you should be aware that an investment in the combined company is subject to a number of risks and uncertainties, many of which also apply to your existing investment in First Polk common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page           under the heading “A Warning About Forward-Looking Statements.”

     However, there are a number of other risks and uncertainties relating to the merger and the business of the combined company, in addition to the risks and uncertainties associated with financial institutions generally, that you should consider in making your voting decision regarding the merger and your election to receive cash or stock in the merger. Many of these risks and uncertainties could affect the combined company’s future financial results and may cause its future earnings and financial condition to be less favorable than management’s expectations. This section summarizes those risks.

Risk Factors Relating to the Merger

There is no established trading market for shares of Upson common stock and we do not expect one to develop with respect to the SouthCrest stock after the merger.

     As is the case for First Polk, there is neither an established trading market for shares of Upson common stock nor are there any uniformly quoted prices for such shares. Furthermore, we do not expect that such a market will develop with respect to SouthCrest’s common stock after the merger. As a result, it may be difficult for you to sell the shares you receive in connection with the merger or purchase additional shares after the merger.

You will experience a reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

     Upson shareholders and First Polk shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Upson and First Polk prior to the merger. If the merger is consummated and all of the First Polk and Upson shareholders elect to receive or retain stock in the merger instead of receiving cash, current Upson shareholders will own approximately 59.5% of SouthCrest’s outstanding common stock and current First Polk shareholders will own approximately 40.5% of the combined company. Accordingly, current First Polk shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by the pre-merger shareholders of Upson if such shareholders were to vote together as a group. Upson has, however, advised First Polk that it is not aware of any plans or agreements among its shareholders to act in concert with respect to any matter. Even though Upson shareholders will control approximately 59.5% of SouthCrest’s stock after the merger, the chief executive officer, president and 44.4% of SouthCrest’s initial board of directors will be comprised of individuals who formerly served as directors of First Polk. Therefore, neither group of shareholders will have the same control over the combined company as they currently have over their respective companies.

If Upson and First Polk do not successfully integrate, the combined company may not realize the expected benefits from the merger.

     The benefits of the merger depend on the successful integration of First Polk and Upson. These benefits may not be realized or may be less than we expect if we are unable to integrate in a timely manner, fail to realize cost savings from the merger or disrupt customer relationships.

     Integration in connection with a merger of equals is difficult, and integrating the key customers, personnel, systems and procedures of both parties to the merger may take a greater amount of resources and time than either expects. The necessary integration relies on a combination of management teams of both Upson and First Polk, which may not be able to combine effectively. The merger involves the integration of two bank holding companies that have previously operated independently. As a result, difficulties could arise. For example, the combined company could experience interruptions and dislocations associated with integrating business strategies and the different business backgrounds and operating cultures of the two constituent companies. Furthermore, 44.4% of SouthCrest’s board of directors after the merger will consist of former First Polk directors. Disagreements among the directors of the combined company may arise concerning the allocation of resources to Bank of Upson and The First National Bank of Polk County, strategic considerations relating to the two banks and other matters, and the directors may not be able to work together successfully following the merger. In addition, persuading employees that the business cultures of Upson and First Polk are compatible, maintaining employee morale and retaining key employees are additional challenges involved in integrating the two companies.

To be successful, the combined company must retain the relationships of its directors and motivate and retain its key employees, which will be more difficult in light of uncertainty regarding the merger.

     The combined company’s future success depends, in large part, upon the continuing contributions of the directors of The First National Bank of Polk County and Bank of Upson as well as their respective key management personnel. If we lose the services of one or more of these important individuals following the merger, SouthCrest could be adversely affected. The integration challenges in a merger of equals could make it difficult to retain the key employees and directors of Bank of Upson and The First National Bank of Polk County after the merger. SouthCrest’s future success also depends upon its continuing ability to attract and retain other highly qualified personnel. Although Larry T. Kuglar, who will serve as president and chief executive officer after the merger, and Daniel W. Brinks, who will serve as chief operating officer and chairman after the merger, will be subject to employment agreements, we cannot be assured of their continued service. Because SouthCrest will be customer focused and relationship driven, our directors’ and key employees’ community involvement, diverse backgrounds and extensive local business relationships are important to our success. The unexpected loss of services of one or more of our key employees or directors could have a material adverse effect on our operations and possibly result in reduced earnings and revenues.

The value of the consideration you receive in the merger may decrease.

     If you do not elect to receive cash in the merger, each share of First Polk common stock you own will be converted into the right to receive one share of Upson common stock. The value of Upson common stock when the merger takes place may vary from its value at the date of this joint proxy statement/prospectus and at the date of First Polk’s special meeting. These variations may result from changes in Upson’s business, operations or prospects, regulatory considerations, general market and economic conditions and other factors. At the time of First Polk’s special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

The $16.00 per share cash consideration offered to both First Polk and Upson shareholders represents Upson and First Polk’s boards of directors’ best judgment of the market value of Upson and First Polk common stock.

     The merger agreement permits both Upson and First Polk shareholders to exchange shares of Upson and First Polk common stock for $16.00 per share in cash. Neither the Upson board nor the First Polk board sought the advice or opinion of a financial advisor in establishing the $16.00 per share cash consideration. The cash consideration offered to First Polk and Upson shareholders represents Upson’s and First Polk’s boards of directors’ best judgment of the market value of Upson and First Polk common stock. The cash consideration is based on the price of recent arms-length transactions in both Upson and First Polk common stock, as well as other information available to the management and boards of directors of Upson and First Polk regarding the financial condition and earnings of Upson and First Polk.

Risk Factors Relating to the Business of the Combined Company

SouthCrest’s ability to pay dividends will depend largely on the ability of Bank of Upson and The First National Bank of Polk County to pay dividends to SouthCrest, which will be based on the banks’ earnings, capital requirements and financial condition.

     In recent years, both Upson and First Polk have paid quarterly dividends. After the merger, SouthCrest’s ability to pay dividends will depend largely on the ability of Bank of Upson and The First National Bank of Polk County to pay dividends to SouthCrest, which will be based on the banks’ earnings, capital requirements, and financial condition. Bank holding companies and their bank subsidiaries are both subject to significant regulatory restrictions on the payment of cash dividends. SouthCrest’s dividend policy will depend on its earnings, capital requirements and financial condition, as well as other factors its board of directors considers relevant. See “Supervision and Regulation - Payment of Dividends” on page           .

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this joint proxy statement/prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•	The combined company’s operating costs after the merger may be greater than expected, and its cost savings from the merger may be less than expected, or it may be unable to obtain those cost savings as soon as expected;

•	The constituent companies may be unable to integrate successfully;

•	Key personnel could resign before or after the merger, and a greater amount of resources may be required to attract, retain and motivate them;

•	Competition among depository and other financial institutions may increase significantly;

•	Changes in the interest rate environment may reduce operating margins;

•	General economic or business conditions, including acquisition and growth opportunities, may be worse than expected;

•	Legislative or regulatory changes may adversely affect our businesses; and

•	The continuing war in Iraq and Afghanistan and against terrorism, as well as actions taken or to be taken by the United States and other governments as a result of future acts or threats of terrorism may adversely affect our business.

     We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this joint proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “RISK FACTORS” beginning on page           .

THE SPECIAL MEETINGS

     First Polk. With respect to First Polk shareholders, this document constitutes a proxy statement of First Polk and a prospectus of Upson and is being mailed by First Polk and Upson to First Polk shareholders of record on or about                           , 2004, together with the notice of the special meeting of shareholders of First Polk and a proxy solicited by First Polk’s board of directors for use at the special meeting and at any adjournments or postponements of the meeting.

     Upson. With respect to Upson shareholders, this document constitutes a proxy statement of Upson and is being mailed by Upson to Upson shareholders of record on or about                           , 2004, together with the notice of the special meeting of shareholders of Upson and a proxy solicited by Upson’s board of directors for use at the special meeting and at any adjournments or postponements of the meeting.

Meeting Dates, Time, Places and Record Dates

     First Polk. The First Polk special meeting will be held at                               located at                               , Georgia, at               .m., local time, on                               , 2004. Only First Polk shareholders of record at the close of business on                                         , 2004 will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were                                shares of First Polk common stock outstanding and entitled to vote, with each such share entitled to one vote.

     Upson. The Upson special meeting will be held at                      located at                               , Georgia, at         .m., local time, on                     , 2004. Only Upson shareholders of record at the close of business on                               , 2004 will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were                      shares of Upson common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

     First Polk. At the First Polk special meeting, First Polk shareholders will be asked to approve the Agreement and Plan of Merger, dated as of November 24, 2003, by and between First Polk and Upson. A copy of the merger agreement is attached as Appendix A. Under the merger agreement, First Polk will merge with Upson and each outstanding share of First Polk common stock will be converted into the right to receive, at the election of the holder, either (i) one share of Upson common stock or (ii) $16.00 in cash. Upson’s name will change to SouthCrest Financial Group, Inc. in the merger, and as a result, First Polk shareholders receiving stock in the merger will receive SouthCrest certificates representing the number of shares they are entitled to receive in the merger. First Polk shareholders may also be asked to consider any other business that properly comes before the special meeting. Finally, First Polk shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve the merger agreement. Each copy of this proxy statement/prospectus mailed to First Polk shareholders is accompanied by a proxy card for use at the special meeting.

     Upson. At the Upson special meeting, Upson shareholders will also be asked to approve the merger agreement. Upson shareholders may also be asked to consider any other business that properly comes before the special meeting. Finally, Upson shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve the merger agreement. Each copy of this joint proxy statement mailed to Upson shareholders is accompanied by a proxy card for use at the special meeting.

Vote Required

     First Polk. Under Georgia law, approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the First Polk special meeting. On the record date, there were approximately                                outstanding shares of First Polk common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and executive officers of First Polk beneficially owned a total of approximately           % of the outstanding shares of First Polk common stock. As of the date of this joint proxy statement/prospectus, neither Upson nor any of its affiliates owned any outstanding shares of First Polk common stock. The presence, in person or by proxy, of shares of First Polk common stock representing a majority of First Polk’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement to occur.

     Upson. Approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes cast at the Upson special meeting. On the record date, there were approximately                 outstanding shares of Upson common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and officers of Upson beneficially owned

a total of approximately           % of the outstanding shares of Upson common stock. As of the date of this joint proxy statement/prospectus, neither First Polk nor any of its affiliates owned any shares of Upson common stock. The presence, in person or by proxy, of shares of Upson common stock representing a majority of Upson’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement to occur.

Voting of Proxies

     First Polk. Shares of common stock represented by properly executed proxies received at or prior to the First Polk special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted “FOR” approval of the merger agreement, and as determined by a majority of the persons appointed as proxies, as to any other matter that may come before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the merger will be voted in favor of any adjournment or postponement of the special meeting. Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

     Because approval of the merger agreement requires the affirmative vote of at least a majority of all the votes entitled to be cast at the special meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, First Polk’s board of directors urges its shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

     If any other matters are properly presented at the special meeting, the person or persons named in the proxy card enclosed with this joint proxy statement/prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. First Polk has no knowledge of any matters to be presented at the special meeting, other than the matters described in this joint proxy statement/prospectus.

     Upson. Shares of common stock represented by properly executed proxies received at or prior to the Upson special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted “FOR” approval of the merger agreement, and as determined by a majority of the persons appointed as proxies, as to any other matter that may come before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the merger will be voted in favor of any adjournment or postponement of the special meeting. Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

     Because approval of the merger agreement requires only a majority of the votes cast at the Upson special meeting, abstentions and broker non-votes will have no impact on approval of the merger agreement.

     Upson’s board of directors urges its shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

     If any other matters are properly presented at the special meeting, the person or persons named in the proxy card enclosed with this joint proxy statement/prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Upson has no knowledge of any matters to be presented at the special meeting, other than the matters described in this joint proxy statement/prospectus.

Revocability of Proxies

     First Polk. The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the Secretary of First Polk either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of First Polk proxies should be addressed to First Polk Bankshares, Inc., 967 North Main Street, Cedartown, Georgia 30125-2327, Attention: Secretary. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

     Upson. The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the Secretary of Upson either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of Upson proxies should be addressed to Upson Bankshares, Inc., 108 South Church Street, Thomaston, Georgia 30286-4104, Attention: Secretary. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

     First Polk. First Polk will pay all of the costs of soliciting proxies in connection with its special meeting, except that Upson will pay the costs of filing the registration statement with the SEC, of which this joint proxy statement/prospectus is a part, and one-half of the costs of printing the registration statement and this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, facsimile, or other form of communication by directors, officers, and employees of First Polk who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

     Upson. Upson will pay all of the costs of soliciting proxies in connection with its special meeting and one-half of the costs of printing the registration statement and this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, facsimile, or other form of communication by directors, officers, and employees of Upson who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

     No person is authorized to give any information or to make any representation not contained in this joint proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by First Polk, Upson or any other person. The delivery of this joint proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of First Polk or Upson since the date of the joint proxy statement/prospectus.

Recommendation of the Boards of Directors

     First Polk. First Polk’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of First Polk and its shareholders, and recommends that First Polk shareholders vote “FOR” approval of the merger agreement.

     In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, First Polk’s board of directors, among other things, consulted with its legal advisors, Powell, Goldstein, Frazer & Murphy LLP, regarding the legal terms of the merger agreement. For a discussion of the factors considered by First Polk’s board of directors in reaching its conclusion, see “BACKGROUND OF AND REASONS FOR THE MERGER # First Polk’s Reasons for the Merger.”

     First Polk shareholders should note that First Polk’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of First Polk. See “TERMS OF THE MERGER — Interests of Employees and Directors of Upson and First Polk in the Merger.”

     Upson. Upson’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Upson and its shareholders, and recommends that Upson shareholders vote “FOR” approval of the merger agreement.

     In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, Upson’s board of directors, among other things, consulted with its legal advisors, Troutman Sanders LLP, regarding the legal terms of the merger agreement. For a discussion of the factors considered by Upson’s board of directors in reaching its conclusion, see “BACKGROUND OF AND REASONS FOR THE MERGER — Upson’s Reasons for the Merger.”

     Upson shareholders should note that Upson’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Upson. See “TERMS OF THE MERGER — Interests of Employees and Directors of Upson and First Polk in the Merger.”

Auditor Information

     First Polk. A representative of Mauldin & Jenkins, LLC, First Polk’s independent auditors, is expected to be present at the First Polk special meeting and will have the opportunity to make a statement, if he or she desires, and respond to appropriate questions.

     Upson. A representative of Mauldin & Jenkins, LLC, Upson’s independent auditors, is expected to be present at the Upson special meeting and will have the opportunity to make a statement, if he or she desires, and respond to appropriate questions.

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

     Over the past several years, there has been increasing consolidation of the banking industry. This consolidation has been fueled by, among other things, national and state banking-related legislation that has enabled certain financial institutions to benefit from the economies of scale and greater efficiencies available to combined entities. Financial institutions have sought suitable combinations as means of obtaining such benefits.

     In the cases of both Upson and First Polk, management has regularly reviewed with the board of directors the possible benefits of a strategic business combination with another financial institution. In each case, such a combination has been considered in light of various alternative means of increasing shareholder value and strengthening the bank’s franchise in order to better compete in a consolidating market for financial services and products. In addition, both Upson’s and First Polk’s senior management teams regularly review market conditions with their counterparts at other financial institutions.

     In January 2002, Daniel W. Brinks, Upson’s president and chief executive officer, and Larry T. Kuglar, First Polk’s president and chief executive officer, met to discuss the possibility of a strategic merger of equals between Upson and First Polk. As a result of their shared experiences involving branch acquisitions, Messrs. Brinks and Kuglar had become familiar with their companies’ shared vision of improving shareholder value.

     At that meeting, Messrs. Brinks and Kuglar concluded that Upson and First Polk were a strategic fit based on their respective businesses, management and employee cultures, geographic locations and breadth of franchise. Based on these discussions, the two executives decided it would be worthwhile to continue to consider a transaction. Discussions continued in May 2002 concerning the potential benefits and advantages of a merger of equals.

     During the remainder of 2002 and early part of 2003, discussions slowed while each company focused on executing its business plan. Messrs. Brinks and Kuglar met again in March 2003 with Harold W. Wyatt, Jr., chairman of First Polk, to further discuss the potential terms of a merger of equals and the issues relating to such a combination. The parties agreed that First Polk and Upson should enter a confidentiality agreement in order to pursue further discussions. In August 2003, the boards approved, and both companies executed, a confidentiality agreement.

     On August 14, 2003, Messrs. Wyatt, Kuglar, Zack Cravey and Brinks met with counsel to discuss the proposed exchange ratio and alternative structures for the merger.

     On or about September 15, 2003, First Polk engaged Edwin R. Burr of Financial Solutions to conduct a review of the merit and fairness of a merger with Upson. On October 6, 2003, Mr. Burr delivered a letter summarizing his review of the proposed merger to Larry T. Kuglar.

     Between mid-August and mid-October, the parties discussed the proposed merger with Mauldin & Jenkins, LLC who serves as independent auditor for both Upson and First Polk. In particular, the parties discussed possible exchange ratios for a potential merger and analyzed the combined financial statements of Upson and First Polk based on financial information then available to the parties.

     On October 17, 2003, Messrs. Wyatt, Kuglar, Zack Cravey and Brinks discussed with counsel the potential terms of the merger, including the exchange ratio, transaction structure, post-merger board composition, termination provisions and executive compensation arrangements. Management and counsel also updated the board regarding the status of the ongoing due diligence investigation. The parties agreed on the exchange ratio and other material terms of the merger and agreed to present the proposed merger agreement to their respective boards of directors in November 2003.

     Between mid-September and mid-November of 2003, the parties also conducted due diligence on their respective operations and, with counsel, negotiated the terms of the merger agreement. Messrs. Kuglar and Brinks also communicated on a regular basis regarding the potential merger, including the post-closing integration of the two companies.

     On November 13, 2003, the Upson board of directors met with counsel to consider and discuss the terms of the final merger agreement. Following a discussion of the terms of the merger agreement, the fairness of the exchange ratio to Upson shareholders and the other factors listed under “BACKGROUND AND REASONS FOR THE MERGER - Upson’s Reasons for the Merger,” the Upson board concluded unanimously that the merger was fair to the Upson shareholders and approved the merger agreement and the transaction contemplated thereby.

     On November 18, 2003, the First Polk board of directors met with counsel to consider and discuss the terms of the final merger agreement. Following a discussion of the terms of the merger agreement, the fairness of the exchange ratio to First

Polk’s shareholders and the other factors listed under “BACKGROUND AND REASONS FOR THE MERGER - First Polk’s Reasons for the Merger,” the First Polk board concluded unanimously that the merger was fair to the First Polk shareholders and approved the merger agreement and the transactions contemplated thereby.

     On November 24, 2003, First Polk and Upson entered into the merger agreement. The parties issued a joint press release announcing the execution of the merger agreement on December 4, 2003.

First Polk’s Reasons for the Merger

     First Polk’s board of directors believes that the merger is fair to, and in the best interest of, First Polk and its shareholders. In reaching its decision to approve the merger agreement, First Polk’s board of directors consulted with its management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

•	The expectation that the combined company’s earnings would increase at a more rapid rate than First Polk’s earnings were likely to grow on an independent basis;

•	The board’s analysis of Upson’s business, operations, financial condition, earnings and prospects, including information obtained in the due diligence process;

•	The increased capital base, higher lending limits, improved management depth, broader product line and larger market area that would be provided by the merger;

•	The complementary nature of First Polk’s and Upson’s respective business, management and employee cultures and skill sets;

•	The similarity of the visions and values held by the respective boards and management teams of First Polk and Upson;

•	The enhanced liquidity that a broader shareholder base could provide for First Polk shareholders after the merger;

•	The opportunity for shareholders who do not wish to invest in stock of the combined company to obtain cash and thereby liquidate their investment;

•	The tax-free nature of the merger for shareholders receiving stock in the transaction; and

•	The opinion of Financial Solutions, a division of Financial Supermarkets, Inc., with respect to the merits and fairness of the merger to First Polk and its shareholders.

     The discussion of the information and factors considered by First Polk’s board of directors is not intended to be exhaustive but includes all of the material factors the board considered. In reaching the determination to approve and recommend the merger, First Polk’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Upson’s Reasons for the Merger

     Upson’s board of directors believes that the merger is fair to, and in the best interest of, Upson and its shareholders. In reaching its decision to approve the merger agreement, Upson’s board of directors consulted with its management, as well as with the company’s legal advisors, and considered a variety of factors, including the following:

•	The expectation that the rate of earnings growth of the combined company would be greater than Upson could achieve separately;

•	The analysis of the business, operations, financial condition, earnings and prospects of First Polk including the information obtained in Upson’s due diligence review of First Polk;

•	The strategic opportunity presented by a merger of equals between Upson and First Polk;

•	The complementary nature of Upson’s and First Polk’s businesses, management and employee cultures and the geographic locations of their respective banks;

•	The belief that Upson and First Polk share a common vision about the importance of delivering financial performance and shareholder value and that the management and employees of Upson and First Polk possess complementary skills and expertise; and

•	The belief that the risk of successfully combining and integrating Upson and First Polk would be less than the execution risks of other possible strategic alternatives that would be expected to provide benefits to Upson shareholders comparable to those we expect our shareholders to derive from a merger of equals with First Polk.

     The discussion of the information and factors considered by Upson’s board of directors is not intended to be exhaustive but includes all of the material factors the board considered. In reaching the determination to approve and recommend the merger, Upson’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Opinion of First Polk’s Financial Advisor

     On or about September 15, 2003, First Polk asked its financial advisor, Financial Solutions, a division of Financial Supermarkets, Inc., for advice on the merit and fairness of Upson’s business combination proposal to First Polk. On October 6, 2003, Financial Solutions delivered to First Polk a written opinion to the effect that, as of that date and based upon and subject to the matters described in the opinion, the combination was viewed as appropriate and fair to both parties. No limitations were imposed by the First Polk board upon Financial Solutions with respect to the investigation made or the procedures followed by Financial Solutions in rendering its opinion.

     The following is a summary of the analyses performed by Financial Solutions in connection with its opinion. the summary set forth below does not purport to be a complete description of the analyses performed by Financial Solutions in rendering its opinion to First Polk, but it does summarize all of the material analyses performed by Financial Solutions.

     Financial Solutions reviewed “A Business Combination Analysis 2003” prepared by M&J Resource Group, and available public information, including the Uniform Bank Performance Report. Financial Solutions compared the relative size of the participating banks, in terms of total assets, net deposits and net income. In each case, the numbers showed a ratio in the 62-38% range. Financial Solutions concluded that the 60-40 split proposed by the merger agreement was consistent with the size and most recent earning performance of both banks.

     Using the Uniform Bank Performance Report, Financial Solutions compared the participating banks with each other and their peer group. Under the Uniform Bank Performance Report, both banks fall within the same peer group. The banks had similar ratios for their percentage of net income to average assets for the six month period from January 1, 2003 through June 30, 2003, and both finished above their peer group. Both banks had similar total interest income as a percentage of average assets, in line with their peer group. While Bank of Upson’s interest expense to average assets was 60 basis points higher than First Polk’s, both were below the peer group average. Both banks were well-capitalized with strong Tier 1 ratios. The banks’ loan loss reserves were almost identical and above their peer group levels. Based on the Uniform Bank Performance Reports, Financial Solutions concluded that both banks were totally consistent with industry standards.

     Based on the preceding analyses, Financial Solutions stated that the proposed combination would provide: (i) enhanced value to shareholders, (ii) an opportunity for expansion into additional markets, and (iii) increased breadth and quality of products and services.

     Financial Solutions was a community bank oriented consulting firm whose chief executive officer was the former regional director of the Southeastern region of the FDIC. It provided consulting services and financial advice to a large number of community banks prior to its dissolution on December 31, 2003.

     First Polk selected Financial Solutions to render its opinion based on its reputation and experience in the area of financial analysis involving community bank transactions, particularly in the State of Georgia and the Southeastern United States. First Polk paid a fee of $5,000 to Financial Solutions for its analysis.

     A copy of Financial Solutions’ opinion will be made available for inspection and copying by any interested First Polk shareholder or representative (who has been so designated in writing) at First Polk’s principal executive offices at 967 North Main Street, Cedartown, Georgia 30125-2327 during First Polk’s regular business hours. A copy of the opinion will also be sent to any such shareholder or representative at his or her own expense upon his or her written request.

TERMS OF THE MERGER

     The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this joint proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this joint proxy statement/prospectus, to the registration statement, of which this joint proxy statement/prospectus is a part, and to the exhibits to the registration statement.

General

     The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, First Polk will merge with and into Upson, with Upson remaining in existence as the surviving corporation in the merger and concurrently changing its name to SouthCrest Financial Group, Inc. After the merger, SouthCrest will have two subsidiary banks: The First National Bank of Polk County and Bank of Upson.

     At the effective time of the merger, SouthCrest’s articles of incorporation and bylaws will be the same as Upson’s articles of incorporation and bylaws. See “COMPARATIVE RIGHTS OF FIRST POLK SHAREHOLDERS AND UPSON SHAREHOLDERS - Authorized Capital Stock - Upson.”

Conversion of Stock

     First Polk Common Stock. At the effective time of the merger, each share of First Polk common stock outstanding will be exchanged, at the election of the holder, for either (i) one share of Upson common stock or (ii) $16.00 in cash. Because Upson’s name will change to “SouthCrest Financial Group, Inc.” in the merger, the shares of stock issued in the merger will be evidenced by SouthCrest stock certificates.

     First Polk shareholders who wish to receive cash for their shares must elect to receive cash for all of their shares. The maximum aggregate amount of cash that may be paid in exchange for First Polk and Upson common stock in connection with the merger shall be $1,500,000. If First Polk and Upson shareholders elect to exchange or redeem, as the case may be, shares representing more than $1,500,000 in cash, the $1,500,000 will be allocated by Upson in such a manner as will permit the maximum number of shareholders to receive cash for all of their shares, with any amounts remaining being allocated to the remaining electing shareholders on a pro rata basis.

     The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration First Polk shareholders are to receive in the event of stock splits, reverse stock splits or the like before the merger is completed, as described below under “—Antidilution Adjustments.” Because the exchange ratio is fixed and because the market value of Upson common stock may fluctuate, the value of the shares of stock that First Polk shareholders will receive in the merger may increase or decrease, both before and after the merger.

     Fractional shares will not be issued in the merger. Because the exchange ratio is a whole number and no fractional shares of First Polk common stock are outstanding or subject to issuance upon conversion of a convertible security, the only event that could give rise to fractional shares in the merger would be a pro rata cutback in the cash issuable to First Polk shareholders based on the $1,500,000 cash maximum discussed above. In such an event, any First Polk shareholder who would be entitled to receive a fraction of a share of Upson common stock will receive, in lieu thereof, cash (without interest) in an amount equal to his or her fractional share multiplied by $16.00, representing the market value of one share of Upson common stock at the effective time of the merger.

     Any shares of First Polk common stock held by Upson, First Polk and their respective subsidiaries, except for shares held on behalf of third parties, and any shares as to which shareholders have properly exercised dissenters’ rights will be cancelled in the merger. Upson does not hold any shares of First Polk common stock.

     Antidilution Adjustments. If, before the effective time of the merger, the outstanding shares of First Polk common stock or Upson common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio. This adjustment excludes a stock dividend of 0.042 shares of Upson common stock declared on each share of Upson common stock that will be distributed immediately prior to the effective time of the merger to Upson shareholders of record on the record date for the Upson special meeting of shareholders. The purpose of this stock dividend is to make the exchange ratio in connection with the merger a one-to-one ratio, which is more easily understood by Upson and First Polk’s respective shareholders.

     Upson Common Stock. All shares of Upson common stock issued and outstanding immediately before the effective time of the merger will remain issued and outstanding immediately after completion of the merger as shares of common stock of the surviving corporation, provided that all or a portion of each Upson shareholder’s shares of Upson common stock may be redeemed in exchange for $16.00 in cash. The maximum aggregate amount of cash that may be paid in exchange for First Polk and Upson common stock in connection with the merger shall be $1,500.000. If First Polk and Upson shareholders elect to exchange or redeem, as the case may be, more than $1,500,000 in cash, the $1,500,000 will be allocated by Upson in such a manner as will permit the maximum number of shareholders to receive cash for all of their shares, with any amounts remaining being allocated to the remaining electing shareholders on a pro rata basis.

Effective Time of the Merger

     If the merger agreement is approved by the requisite votes of the shareholders of First Polk and Upson and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the Articles or Certificate of Merger reflecting the merger become effective with the Secretary of State of Georgia. Unless otherwise mutually agreed upon in writing by our chief executive officers, we will use our reasonable efforts to cause the effective time of the merger to occur on the last business day of the month in which the last of the following occurs:

•	the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger;

•	the date on which First Polk shareholders approve the merger agreement;

•	the date on which Upson shareholders approve the merger agreement; or

•	a later date if agreed upon in writing by our chief executive officers.

     Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be made effective by the end of the second quarter of 2004.

     Either of us may terminate the merger agreement prior to the effective time, under several circumstances. See “— Conditions to Consummation” and “— Amendment, Waiver and Termination.”

Exchange of Certificates

     This joint proxy statement/prospectus is accompanied by an election form/letter of transmittal for each First Polk shareholder to elect to receive either (i) one share of Upson common stock for each share of First Polk common stock owned as of the effective time of the merger or (ii) subject to the allocation procedures described in “—Conversion of Stock” above, $16.00 in cash per share for all of the shares of First Polk common stock owned as of the effective time of the merger and for each Upson shareholder to elect to receive $16.00 per share for all or a portion of the shares of Upson common stock owned as of the effective time of the merger. The election form/letter of transmittal contains instructions on how to surrender First Polk and Upson common stock certificates and receive Upson common stock or cash, as the case may be. Because Upson will be changing its name to “SouthCrest Financial Group, Inc.” in the merger, the stock certificates First Polk shareholders will receive will bear the name “SouthCrest Financial Group, Inc.” instead of Upson.

     For those First Polk and Upson shareholders who do not submit an effective form of election/letter of transmittal, SouthCrest (formerly Upson) will forward to them, as soon as practicable after the merger becomes effective, a letter of transmittal for their use to send in their First Polk or Upson stock certificates, as applicable, for certificates evidencing SouthCrest common stock or cash, containing appropriate instructions for surrendering such certificates at that time. After SouthCrest receives their stock certificates with a properly completed letter of transmittal, it will issue and mail to them their stock certificates or cash, as the case may be. Even though the Upson stock certificates will be deemed, by operation of law, to represent the same number of shares of SouthCrest common stock without any action on the part of the holder, we plan to request that all Upson shareholders exchange their certificates for SouthCrest certificates promptly after the merger.

     Risk of loss and title to certificates representing shares of First Polk and Upson common stock will remain with the holder until proper delivery of such certificates to Upson or, following the effective date of the merger, to SouthCrest. SouthCrest will not be obligated to deliver the consideration to which any former holder of First Polk common stock or Upson shareholder electing to exchange shares for cash is entitled until the holder surrenders the certificate or certificates representing all of his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as Upson or SouthCrest may require. Neither Upson nor SouthCrest will be liable to a holder of First Polk common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the effective time of the merger, record holders of certificates that represented outstanding First Polk common stock immediately prior to the effective time will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange for the certificates the consideration to which the holder is entitled pursuant to the merger agreement.

     In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by Upson or, following the effective date of the merger, SouthCrest on its common stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of First Polk common stock immediately prior to the effective time until such holder surrenders all of his or her certificate(s) as set forth above.

     In addition, holders of certificates that represented outstanding First Polk common stock immediately prior to the effective time of the merger who receive shares of Upson common stock in the merger will be entitled to vote after the effective time at any meeting of SouthCrest shareholders the number of whole shares of SouthCrest common stock into which such shares have been converted, even if the holder has not surrendered his or her certificate(s) as set forth above.

Important Federal Income Tax Consequences

     The following summarizes the material federal income tax consequences of the merger to Upson and First Polk shareholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to shareholders who are not citizens or residents of the United States, who are financial institutions, foreign corporations, tax-exempt organizations, insurance companies or dealers in securities, shareholders who acquired their shares of common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares of common stock as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. This discussion assumes you hold your shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Each shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local or foreign law.

     The merger is intended to be a “reorganization” under Section 368(a) of the Code. A condition to completing the merger is that, on the closing date, Upson and First Polk receive an opinion from Troutman Sanders LLP, counsel to Upson, that the merger will qualify as a reorganization. The closing date opinion will be based on customary assumptions and customary representations made by First Polk and Upson. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. If the merger does not qualify as a reorganization, the exchange of First Polk common stock for Upson common stock in the merger will be a taxable transaction.

     Neither First Polk nor Upson intends to waive the condition that it receive an opinion that the merger will qualify as a reorganization. If, however, First Polk decides to waive the condition, First Polk will recirculate this document to disclose the waiver and to make all related material disclosures, and will resolicit proxies from the First Polk shareholders.

     First Polk and Upson

     The merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and, accordingly, neither First Polk nor Upson will recognize any taxable gain or loss as a result of the merger.

     First Polk Shareholders

     General. The federal income tax consequences of the merger to a First Polk shareholder generally will depend on whether the shareholder receives cash, SouthCrest common stock or a combination thereof in exchange for his or her shares of First Polk common stock.

•	If you receive solely SouthCrest common stock in exchange for all of your shares of First Polk common stock pursuant to the merger, you will not recognize gain or loss on the exchange. Your tax basis in SouthCrest common stock actually received pursuant to the merger will equal your tax basis in the shares of First Polk common stock being exchanged. The holding period of SouthCrest common stock received will include the holding period of the shares of First Polk common stock being exchanged.

•	If you receive solely cash in exchange for all of your shares of First Polk common stock pursuant to the merger, you generally will have income. The type and amount of income will depend on whether the transaction is treated as a sale or exchange or as a dividend, as discussed below. If treated as a sale or exchange, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and your aggregate tax basis for such shares of First Polk common stock, which gain or loss will be long-term capital gain or loss if such shares of First Polk common stock were held for more than one year. If treated as other than a sale or exchange, you will have dividend income equal to the lesser of (i) the cash received, or (ii) the allocable share of First Polk’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles.

•	If you receive both SouthCrest common stock and cash in exchange for all of your shares of First Polk common stock, you generally will have income. As discussed above, the type and amount of income will depend on whether the transaction is treated as a sale or exchange or as a dividend. If treated as a sale or exchange, you will recognize gain, but not loss, to the extent of the lesser of (a) the excess, if any, of (i) the sum of the aggregate fair market value of the SouthCrest common stock received (including any fractional share of SouthCrest common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of SouthCrest common stock) over (ii) your aggregate tax basis in the shares of First Polk common stock exchanged in the merger; or (b) the amount of cash received by you. If treated as other than a sale or exchange, you will have dividend income equal to the lesser of (i) the cash received, or (ii) the allocable share of First Polk’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles.

•	Any gain recognized with respect to First Polk shares will generally be long-term capital gain if the shares of First Polk common stock exchanged were held for more than one year.

•	Your aggregate tax basis in SouthCrest common stock received pursuant to the merger, if any, will equal your aggregate tax basis in the shares of First Polk common stock being exchanged, reduced by any amount allocable to a fractional share interest of SouthCrest common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by you in the merger (including any portion of such gain that is treated as a dividend).

     Cash in Lieu of Fractional Shares. No fractional shares of SouthCrest common stock will be issued in the merger. If you receive cash in lieu of a fractional share, you will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by SouthCrest. You will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and your tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the First Polk common stock exchanged was held for more than one year.

     Sale or Exchange. If a First Polk shareholder receives cash in the merger, such shareholder will be treated as receiving the equivalent amount of SouthCrest shares and then having such shares redeemed by SouthCrest. The receipt of cash by a First Polk shareholder pursuant to the merger will be treated as a sale or exchange if the transaction:

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under Section 302(b)(2) of the Code; or

•	results in a “complete termination” of the holder’s stock interest under Section 302(b)(3) of the Code.

     In determining whether any of these tests has been met, a First Polk shareholder must take into account not only shares he or she actually owns, but also shares he or she constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as shares that may be acquired through options held by the First Polk shareholder or related person).

     A distribution to a shareholder will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. In part, this will involve comparing a First Polk shareholder’s stock interest in First Polk before the merger and such shareholder’s stock interest in SouthCrest after the merger. In general, if, as a result of an exchange of shares for cash pursuant to the merger, a shareholder whose relative stock interest (actual or constructive) in First Polk is minimal, who exercises no control over corporate affairs, and whose relative stock interest (actual or constructive) in SouthCrest after the merger is reduced, then the shareholder generally should be regarded as having suffered a “meaningful reduction” in stock interest. A shareholder who intends to qualify for sale treatment by demonstrating that the proceeds received pursuant to the merger are “not essentially equivalent to a dividend” is strongly urged to consult his or her tax advisor because the test will be met only if the reduction in his or her proportionate stock interest is “meaningful” given his or her particular facts and circumstances in the context of the offer.

     Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be “substantially disproportionate” if the percentage of outstanding SouthCrest voting stock actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the merger (treating shares exchanged pursuant to the merger as not outstanding) is less than 80% of the percentage of outstanding First Polk voting stock actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the merger as outstanding), and immediately following the exchange the shareholder actually and constructively owns less than 50% of the total combined voting power of SouthCrest.

     A distribution to a shareholder will result in a “complete termination” if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the merger or (2) all of the shares actually owned by the shareholder are exchanged pursuant to the merger and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

     Contemporaneous dispositions or acquisitions of stock by a shareholder or related individuals or entities, including stock issued and deemed issued to Upson shareholders in connection with the merger, may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code are satisfied.

     Dividend. If a First Polk shareholder’s exchange of shares for cash pursuant to the merger does not constitute a sale or exchange, the receipt of cash by such shareholder pursuant to the merger will be treated as a dividend to the extent of such shareholder’s allocable share of First Polk’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Any cash in excess of this amount is treated as received in a sale or exchange of the underlying stock, with the results described above.

     Upson Shareholders

     General. The treatment of Upson shareholders will depend on whether they redeem their shares, An Upson shareholder who does not redeem his or her shares pursuant to the merger should have no tax consequences as a result of the merger, including for instance upon the conversion of his or her shares of Upson common stock into shares of SouthCrest common stock. The federal income tax consequences to a redeeming Upson shareholder will depend on whether such redemption is treated as a sale or exchange or as a dividend.

     Sale or Exchange. An exchange of Upson shares for cash pursuant to the merger will be a taxable transaction. If an exchange of Upson shares for cash by an Upson shareholder pursuant to the merger is treated as a sale or exchange of such shares, the shareholder will recognize capital gain or loss equal to the difference between the offer price and the shareholder’s adjusted tax basis in the shares redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeds one year. The deductibility of capital losses may be subject to limitations.

     The receipt of cash by an Upson shareholder pursuant to the merger will be treated as a sale or exchange if the transaction:

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under Section 302(b)(2) of the Code; or

•	results in a “complete termination” of the holder’s stock interest in Upson under Section 302(b)(3) of the Code.

     In determining whether any of these tests has been met, an Upson shareholder must take into account not only shares he or she actually owns, but also shares he or she constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as shares that may be acquired through options held by the Upson shareholder or related person).

     A distribution to a shareholder will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in Upson. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the merger, a shareholder whose relative stock interest (actual or constructive) in Upson is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in SouthCrest (including any ownership of shares constructively owned), the shareholder generally should be regarded as having suffered a “meaningful reduction’’ in its interest in Upson. A shareholder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” is strongly urged to consult his or her tax advisor because the test will be met only if the reduction in his or her proportionate interest in Upson is “meaningful” given his or her particular facts and circumstances in the context of the offer.

     Satisfaction of the “substantially disproportionate’’ and “complete termination’’ exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be ''substantially disproportionate’’ if the percentage of outstanding SouthCrest voting stock actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the merger (treating shares exchanged pursuant to the merger as not outstanding) is less than 80% of the percentage of outstanding Upson voting stock actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the merger as outstanding), and immediately following the exchange the shareholder actually and constructively owns less than 50% of the total combined voting power of SouthCrest.

     A distribution to a shareholder will result in a “complete termination’’ if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the merger or (2) all of the shares actually owned by the shareholder are exchanged pursuant to the merger and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

     Contemporaneous dispositions or acquisitions of stock by a shareholder or related individuals or entities, including stock issued and deemed issued to former First Polk shareholders in connection with the merger, may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code are satisfied.

     Dividend. If an Upson shareholder’s exchange of shares for cash pursuant to the merger does not constitute a sale or exchange, the receipt of cash by such shareholder pursuant to the merger will be treated as a dividend to the extent of Upson’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Any cash in excess of this amount is treated as received in a sale or exchange of the underlying stock, with the results described above.

     The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the merger, including the applicability and effect of state, local, foreign and other tax laws.

Management and Operations After the Merger

     Directors. Immediately prior to the effective time of the merger, all but five directors of Upson will resign as directors of Upson. The board of directors will, by majority vote, select those five directors who will not resign as directors of Upson. We expect that Daniel W. Brinks, Robert P. Cravey, Zack D. Cravey, Jr., J. Warren Patrick, M.D., and Richard T. Bridges, will continue as directors. The First Polk board of directors will designate four nominees to fill the four resulting vacancies on the board of directors of the combined company. We expect that Larry T. Kuglar, Harold W. Wyatt, Jr., Michael D. McRae, and Edmund J. Wall will be designated to serve on the SouthCrest board following the merger. In the event any of these directors does not serve his or her full term for any reason whatsoever prior to the next SouthCrest annual shareholders’ meeting, the remaining First Polk or Upson directors, as applicable, will by majority vote, appoint a replacement director or directors to serve out the remaining portion of the term. The current directors of The First National Bank of Polk County will continue to serve as its directors, and the current directors of Bank of Upson will continue to serve as its directors after the merger.

     Executive Officers. Daniel W. Brinks will serve as chairman and chief operating officer of SouthCrest and will continue serving as the president and chief executive officer of Bank of Upson after the merger. Robert P. Cravey will continue to serve as chairman of Bank of Upson after the merger. Larry T. Kuglar will serve as president and chief executive officer of SouthCrest and will continue to serve as president and chief executive officer of The First National Bank of Polk County after the merger. Harold W. Wyatt, Jr. will continue to serve as chairman of The First National Bank of Polk County after the merger.

Interests of Employees and Directors of Upson and First Polk in the Merger

     General. Some of the employees and directors of Upson and First Polk may be deemed to have interests in the merger in addition to their interests as shareholders of Upson or First Polk generally. These interests include, among others, proposed employee benefits for those who become employees of SouthCrest or a SouthCrest subsidiary after the merger, employment agreements between SouthCrest and Larry T. Kuglar and Daniel W. Brinks, the termination of a separation agreement between Larry T. Kuglar and The First National Bank of Polk County, the appointment of certain Upson and First Polk directors to the board of the combined company, insurance coverage for Upson and First Polk’s directors and officers, and the continuation of employee benefits after the merger, as described below.

     Kuglar Employment Agreement. The First National Bank of Polk County and its president and chief executive officer, Larry T. Kuglar, are currently bound by a separation agreement that provides, among other things, for a payment to Mr. Kuglar in the event his employment is involuntarily terminated following a change in control of First Polk. In order to avoid payment under the terms of the separation agreement and as a condition to the merger, The First National Bank of Polk County and Mr. Kuglar will terminate the separation agreement upon consummation of the merger. Mr. Kuglar will immediately enter into a new employment agreement pursuant to which he will serve as president and chief executive officer of SouthCrest, as successor to First Polk, and of The First National Bank of Polk County (collectively, for purposes of this discussion, the “Employer”) following the consummation of the merger.

     Under the terms of the new employment agreement, Mr. Kuglar will receive an annual base salary of $160,000. SouthCrest’s board of directors will review Mr. Kuglar’s base salary annually and may increase his base salary from year to year. The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above. The period of employment shall be deemed to have commenced as of the effective date of the merger, and will continue until the third anniversary of the effective date of the merger, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date.

     The employment may be terminated (i) at the Employer’s election for cause; (ii) at Mr. Kuglar’s election, upon the Employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Kuglar’s death or disability. In the event that Mr. Kuglar’s employment is terminated by the Employer without cause or by Mr. Kuglar in the event of the Employer’s material breach of the agreement, the Employer will be required to meet its obligations under the employment agreement for a term equal to the remaining months of the original term of the agreement with respect to Mr. Kuglar’s compensation and life, health and dental insurance coverages. In addition, Mr. Kuglar will be prohibited from competing with The First National Bank of Polk County or soliciting its employees within the geographic area set forth in the employment agreement for a period of 24 months after the date of termination of his employment for any reason.

     Brinks Employment Agreement. Daniel W. Brinks is not currently a party to an employment agreement with Upson or Bank of Upson; however, SouthCrest and Bank of Upson (collectively, for purposes of this discussion, the “Employer”) will enter into an employment agreement with Mr. Brinks effective as of the effective date of the merger. Pursuant to the employment agreement, Mr. Brinks will serve as chief operating officer and chairman of the board of directors of SouthCrest and as president and chief executive officer of Bank of Upson. Under the terms of the employment agreement, Mr. Brinks will receive an annual base salary of $242,403. SouthCrest’s board of directors will review Mr. Brinks’ base salary annually and may increase his base salary from year to year. The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above. The period of employment shall be deemed to have commenced as of the effective date of the merger, and will continue until the third anniversary of the effective date of the merger, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date.

     The employment may be terminated (i) at the Employer’s election for cause; (ii) at Mr. Brinks’ election, upon the Employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Brinks’ death or disability. In the event that Mr. Brinks’ employment is terminated by the Employer without cause or by Mr. Brinks in the event of the Employer’s material breach of the agreement, the Employer will be required to meet its obligations under the employment agreement for a term equal to the remaining months of the original term of the employment agreement with respect to Mr. Brinks’ compensation and life, health and dental insurance coverages. In addition, Mr. Brinks will be prohibited from competing with Bank of Upson or soliciting its employees within the geographic area set forth in the employment agreement for a period of 24 months after the date of termination of his employment for any reason.

     Directors. At the effective time of the merger, all but five current Upson directors will resign from the Upson board. We expect that Daniel W. Brinks, Robert P. Cravey, Zack D. Cravey, Jr., J. Warren Patrick, M.D., and Richard T. Bridges will continue as directors and that Upson’s other directors will resign from the board. Four of the resulting vacancies will be filled by four nominees designated by the board of directors of First Polk. We expect that the four nominees designated by the First Polk board will be Larry T. Kuglar, Harold W. Wyatt, Jr., Michael D. McRae, and Edmund J. Wall. As a result, SouthCrest’s board of directors will consist of five current Upson directors and four current First Polk directors. See “—Management and Operations After the Merger.”

     Insurance. Upson has agreed to provide directors’ and officers’ insurance coverage for directors and officers of First Polk, at Upson’s election, either (1) by purchasing continuation coverage under First Polk’s current policy for directors and officers for a period of not less than three years after the effective time of the merger, or (2) if Upson’s current directors’ and officers’ policy provides substantially similar coverage as First Polk’s current policy, by obtaining coverage under Upson’s current policy for First Polk’s directors and officers on a prior acts basis for a period not less than three years prior to the effective time of the merger.

     Employee Benefits. The merger agreement generally provides that SouthCrest will furnish to those employees of First Polk and its subsidiary bank who become employees of SouthCrest or a SouthCrest subsidiary after the effective time of the merger, benefits under employee benefit plans which, when taken as a whole, are substantially similar to those currently provided by Upson and its subsidiaries to their similarly situated employees. SouthCrest may apply any pre-existing condition exclusion or waiting period under any Upson employee health plan for which any employees and/or officers and dependents covered by the relevant First Polk benefit plans as of the date of the closing become eligible, but that portion of any such existing condition exclusion or waiting period will not be enforced to the extent it exceeds in duration the corresponding provision in effect under the First Polk benefit plans immediately prior to the date of the closing. For purposes of participation, vesting and benefit accrual under Upson’s employee benefit plans, service with First Polk prior to the effective time of the merger will be treated as service with Upson or its subsidiaries. SouthCrest will credit new SouthCrest employees for amounts paid under First Polk benefit plans for the plan year, including the effective time of the merger, for purposes of applying deductibles, co-payments and out of pocket maximums under the Upson benefit plans.

Conditions to Consummation

     The obligations of First Polk and Upson to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	First Polk and Upson shareholders must have approved the merger agreement and the consummation of the merger as and to the extent required by law and by the terms of First Polk’s and Upson’s respective articles of incorporation and bylaws;

•	the required regulatory approvals described under “Regulatory Matters” must have been received, without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Polk or Upson, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•	each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party. No such consent may carry any conditions or requirements which would, in the reasonable judgment of the board of directors of First Polk or Upson, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•	no court or regulatory authority may have taken any action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	the registration statement registering the shares of Upson common stock to be received by First Polk shareholders, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of Upson common stock issuable pursuant to the merger must have been received;

•	each party must have received an opinion of Troutman Sanders LLP as to the matters set forth above under “Important Federal Income Tax Consequences;”

•	Larry T. Kuglar must have entered into an employment agreement providing for his employment as president and chief executive officer of SouthCrest as successor to First Polk, and of The First National Bank of Polk

County, and must have terminated his existing separation agreement with The First National Bank of Polk County;

•	Daniel W. Brinks must have entered into an employment agreement providing for his employment as chairman and chief operating officer of SouthCrest, as successor to Upson, and president and chief executive officer of Bank of Upson;

•	the other party’s representations and warranties must remain accurate, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

•	each party must have received an opinion of the other party’s counsel, dated the closing date, as to certain matters;

•	Upson must have received letters from Mauldin & Jenkins LLC, dated not more than five days prior to the date of this joint proxy statement/prospectus and the effective time of the merger, with respect to certain financial information regarding First Polk;

•	Each “affiliate” of First Polk must have executed and delivered an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of SouthCrest common stock received in the merger (see “— Resales of SouthCrest Common Stock”);

•	First Polk must have received copies of the resignations of all but five members of the board of directors of Upson; and

•	Effective as of the effective time of the merger, Upson’s board of directors shall have formed the prospective SouthCrest board of directors by filling the resulting vacancies on its board of directors with the four First Polk nominees named in “Management and Operations After the Merger” above.

     No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of First Polk or Upson shareholders.

Regulatory Matters

     The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and the Georgia Department of Banking and Finance (the “Georgia Department”). Under these agencies’ regulations, they are required, when approving a transaction such as the merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering the financial resources and future prospects of the existing and proposed institutions, the Federal Reserve and the Georgia Department will, among other things, evaluate the adequacy of the capital level of the parties to the proposed transaction.

     In addition, federal regulations will prohibit the merger of bank holding companies if the merger would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the federal regulators find that the anti-competitive effects of an acquisition are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1978, federal regulators must take into account Upson’s and First Polk’s performance record in meeting the credit needs of their respective communities, including moderate and low-income neighborhoods.

     The merger generally may not be consummated until 15 days following the date of applicable federal regulatory approval, during which time the United States Department of Justice (the “Justice Department”) may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval unless a court specifically ordered otherwise. Upson and First Polk believe that the merger does not raise any other significant regulatory concerns.

     Federal regulations provide for the publication of notices and the administrative hearings relating to the federal filings noted above and permit interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to the Federal Reserve filing could substantially delay the regulatory approvals required for consummation of the merger.

     Upson and First Polk have filed or will file all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority.

     Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, we currently contemplate that we would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

     The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that any regulatory approvals will be obtained or as to the dates of any such approvals. There can also be no assurance that our regulatory approvals will not contain a condition or requirement which causes them to fail to satisfy the conditions set forth in the merger agreement or that an action will not be brought that challenges or ultimately causes the parties to abandon the merger. See “— Effective Time of the Merger,” “— Conditions to Consummation” and “— Amendment, Waiver and Termination.”

     In addition to the approvals and notifications of the regulatory authorities summarized above, we are subject to ongoing supervision, regulation and periodic examination by various federal and state regulatory agencies. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and regulatory action. See “Supervision and Regulation.”

Amendment, Waiver and Termination

     To the extent permitted by law, First Polk and Upson, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of First Polk shareholders or Upson shareholders. However, after the approval of the merger by First Polk shareholders, no amendment may decrease the consideration to be received without the further approval of First Polk shareholders. Similarly, after the approval of the merger by Upson shareholders, no amendment may increase the consideration to be paid by Upson without the further approval of Upson shareholders.

     Prior to or at the effective time of the merger, either First Polk or Upson may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of law.

     The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of First Polk and Upson. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either First Polk or Upson if:

•	the other party breaches and does not timely cure any representation or warranty contained in the merger agreement;

•	any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeals;

•	the First Polk shareholders or Upson shareholders fail to approve the merger agreement at their respective special meetings;

•	the merger has not been consummated by June 30, 2004 and the failure to consummate the merger by that date has not been caused by a breach of the terminating party;

•	any of the conditions precedent to the obligation of the terminating party to consummate the merger cannot be satisfied by June 30, 2004;

•	in the event the other party fails to reaffirm, following the written request of the terminating party after the other party received any inquiry or proposal with respect to an “acquisition proposal” (generally, a tender offer or proposal for a merger, asset acquisition or other business combination), its approval of the merger (to the exclusion of any other acquisition proposal), or resolves not to reaffirm the merger.

Conduct of Business Pending the Merger

     Under the merger agreement, each of the parties has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

•	operate its business only in the usual, regular and ordinary course;

•	preserve intact its business organizations and assets and maintain its rights and franchises;

•	use its reasonable efforts to cause its representations and warranties to be correct at all times; and

•	take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of First Polk or Upson, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

     Furthermore, First Polk and Upson have agreed in the merger agreement not to take certain actions relating to the operation of their respective businesses pending consummation of the merger without the prior consent of the other party’s chief executive officer (which consent will not be unreasonably withheld). Such actions include, without limitation:

•	amending their articles of incorporation, bylaws or other governing corporate instruments;

•	becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business consistent with past practices or, subject to certain exceptions, allowing the imposition of a lien on any asset;

•	acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock or paying any dividend on common stock);

•	subject to certain exceptions, issuing, selling or pledging additional shares of common stock, any rights to acquire any such stock or any security convertible into such stock;

•	adjusting or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock or their subsidiaries’ common stock, or otherwise disposing of any asset(s) having a book value in excess of $50,000, other than in the ordinary course for reasonable and adequate consideration;

•	acquiring control over any real property, subject to certain exceptions such as foreclosures and acquisitions made in a fiduciary capacity;

•	purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person subject to certain exceptions;

•	granting any increase in compensation or benefits to employees or officers in excess of 5% on an annual basis (except in accordance with past practice and as previously disclosed, or as required by law), paying any bonus, entering into or amending any severance agreements with officers, or granting any increase in compensation or other benefits to directors (except in accordance with past practice and as previously disclosed to the other party);

•	entering into or amending (unless required by law) any employment contract that does not have the unconditional right to terminate without certain liability;

•	subject to certain exceptions, adopting any new employee benefit plan or materially changing any existing plan or program;

•	making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

•	commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which places material restrictions on operations;

•	except in the ordinary course of business, modifying, amending or terminating any material contracts or waiving, releasing or assigning any material rights or claims;

•	extending credit to any borrower in excess of an aggregate of $1 million by First Polk or Upson; or

•	making any material election with respect to taxes.

     In addition, each party has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of their board of directors, neither party, nor any affiliate or representative of such party, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, either party may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the merger agreement, each party also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Expenses and Fees

     The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, except that Upson will pay the filing fee in connection with the registration statement and this joint proxy statement/prospectus and one-half of the printing costs incurred in connection with printing the registration statement and this joint proxy statement/prospectus. If the merger agreement is terminated by either party as a result of (i) the other party’s willful breach of its representations, warranties or agreements set forth in the merger agreement or (ii) the failure of the other party to reaffirm its approval of the merger after receiving an inquiry or proposal with respect to another acquisition proposal, such breaching party will pay to the terminating party, as its sole remedy, the reasonable direct costs and expenses incurred by the terminating party in connection with the merger.

Accounting Treatment

     The merger will be accounted for using the purchase method of accounting for financial reporting purposes. In a merger of equals transaction, the purchase method of accounting requires the identification of the acquiring entity. Based on the relative voting rights in the combined company after the merger, Upson will receive a larger portion of the voting rights. Therefore, for accounting purposes Upson has been identified as the acquiring entity, and First Polk as the acquired entity. Under purchase accounting, the assets and liabilities of an acquired company as of the effective time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company.

Resales of SouthCrest Common Stock

     After the merger, First Polk shareholders will hold shares of SouthCrest common stock that have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of First Polk or Upson as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of First Polk at the time the merger is submitted for a vote or consent of the shareholders of First Polk will, under existing law, require either:

•	the further registration under the Securities Act of the shares of SouthCrest common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

•	the availability of another exemption from registration.

     An “affiliate” of First Polk, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with First Polk. First

Polk has agreed that it will use its reasonable efforts to cause each person or entity that is an “affiliate” for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

Dissenters’ and Appraisal Rights

     Any First Polk or Upson shareholder who desires to dissent from the merger and receive the “fair value” of his or her common stock in cash may do so upon complying with the provisions of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code. The following is a summary of those sections and is qualified in its entirety by the copy of the sections attached to this joint proxy statement/prospectus as Appendix B, which is incorporated by reference herein. References to the “company” refer to the issuer of the shares held by a dissenter prior to the merger and to SouthCrest as the surviving company after the merger.

     Georgia law provides that any dissenting shareholder desiring to object to the merger and receive payment in cash for his or her shares of common stock must deliver, prior to the vote by his or her company’s shareholders on the merger agreement, written notice of his or her intent to demand payment for his or her shares of common stock if the merger is completed. For First Polk shareholders, the notice must be delivered to First Polk Bankshares, Inc., Attention: Corporate Secretary, 967 North Main Street, Cedartown, Georgia 30125-2327. For Upson shareholders, the notice must be delivered to Upson Bankshares, Inc., Attention: Corporate Secretary, 108 South Church Street, Thomaston, Georgia 30286-4104. The demand must be in addition to, and separate from, any proxy or vote against the merger. Any dissenting shareholder must not vote in favor of the merger agreement.

     If the merger agreement is approved by First Polk and Upson shareholders, within ten days after the effective date of the merger, the company will send by mail a written notice, known as a “dissenters’ notice,” to each shareholder who filed a written notice of his or her intent to dissent and who has not voted in favor of the merger agreement. The dissenters’ notice will:

•	state where demand for payment must be sent, and set a date by which the company must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date of the dissenters’ notice is delivered;

•	specify where and when share certificates must be deposited, or, in the case of uncertificated shares, the restrictions on the transfer of the uncertificated shares after the payment demand is received by the company; and

•	be accompanied by a copy of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code.

     The dissenters’ notice is to be sent to each dissenting shareholder at his or her address as it appears in the company’s stock transfer books or at such address as the dissenting shareholder supplies by notice to his or her company. Any dissenting shareholder who fails to demand payment or deposit share certificates where required by the date set in the dissenters’ notice will no longer be entitled to payment for his or her shares of common stock under Georgia law.

     Within ten days after the later of (i) the effective time of the merger or (ii) the receipt of a demand for payment from a shareholder, each company must make a written offer of payment to each dissenting shareholder who demanded payment and deposited certificates as required, in the amount the company estimates to be the fair value of the dissenting shareholder’s shares, plus any accrued interest from the effective time of the merger. Each company’s offer of payment must be accompanied by:

•	its financial statements as of the end of a fiscal year ending not more than 16 months before the date of payment, and its latest available interim financial statements of the company;

•	a statement of its estimate of the fair value of its shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

•	a copy of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code.

     If the shareholder accepts the company’s offer by written notice to the company within 30 days after its offer, or is deemed to have accepted such offer by failure to respond within 30 days, payment for his or her shares will be made within 60 days after the making of the offer or the effective time of the merger, whichever is later. If the merger is not completed within 60 days after the date set for demanding payment and depositing share certificates, the company shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the merger is later consummated, the company must send a new dissenters’ notice and repeat the payment demand procedure.

     Any dissenting shareholder who believes that the company’s offer is less than the fair value of his or her shares, or who believes the interest due has been incorrectly calculated, may, in writing, notify the company of his or her estimate of the fair value of the shares or interest due. If the shareholder’s demand for payment remains unsettled, the company must commence a proceeding within 60 days after receiving the payment demand and petition the Superior Court located in the county where its registered office is located to determine the fair value of the shares and the accrued interest. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the fair value of the shares. Each dissenting shareholder whose demand remains unsettled will be made a party to the proceeding and will be entitled to judgment for the amount the court finds to be the fair value of the shareholder’s shares, plus interest to the date of judgment.

     The court shall assess the costs of the appraisal proceeding against the company, however the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment for their shares. The court may also assess fees and attorneys expenses against any party the court finds to have acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Georgia law.

     No action by any dissenter to enforce dissenters’ rights may be brought more than three years after the effective time of the merger, regardless of whether notice of the merger and the right to dissent was given by the applicable company in accordance with Georgia law.

UPSON BANKSHARES, INC.
AND FIRST POLK BANKSHARES, INC.

PROFORMA COMBINED BALANCE SHEET
DECEMBER 31, 2003
(UNAUDITED)

			Pro Forma Adjustments
	Upson	First Polk				Pro Forma
Assets	Bankshares, Inc.	Bankshares, Inc.	Debit	Credit		Combined
Cash and due from banks	$7,261,775	$3,690,374				$10,952,149
Interest-bearing deposits in banks	4,861,878	—				4,861,878
Federal funds sold	7,900,000	5,982,000				13,882,000
Securities available-for-sale	2,176,401	40,851,212				43,027,613
Securities held-to-maturity	97,746,466	—				97,746,466
Restricted equity securities	889,813	—				889,813
Loans held for sale	477,400	—				477,400
Loans	123,187,119	90,874,853	2,016,689	1,225,141	(1)	214,853,520
Less allowance for loan losses	1,825,230	1,225,141	1,225,141		(1)	1,825,230

Loans, net	121,361,889	89,649,712				213,028,290
Premises and equipment	4,484,873	3,675,902	306,695		(4)	8,467,470
Goodwill	—	—	1,883,654		(2)	1,883,654
Other intangibles	—	—				—
Deposit intangibles	3,573,338	672,468	3,000,000		(3)	7,245,806
Other assets	5,471,548	2,715,892				8,187,440

Total assets	$256,205,381	$147,237,560				$410,649,979

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$31,881,847	$21,396,050				$53,277,897
Interest-bearing	195,587,142	106,132,706		846,024	(4)	302,565,872

Total deposits	227,468,989	127,528,756				355,843,769
Federal Home Loan Bank advances	495,000	—				495,000
Other liabilities	1,812,768	490,501		1,834,853	(6,7)	4,138,122

Total liabilities	229,776,757	128,019,257				360,476,891

Commitments and contingencies
Redeemable common stock held by ESOP	383,808	—				383,808

Stockholders’ equity
Common stock	2,187,753	1,801,648	1,801,648	1,484,029	(5)	3,671,782
Capital surplus	19,167,135	—				19,167,135
Retained earnings	4,989,737	19,770,529	19,770,529	22,260,435	(5)	27,250,172
Accumulated other comprehensive loss	(224,545)	358,294	358,294		(9)	(224,545)

	26,120,080	21,930,471				49,864,544
Less treasury stock	(75,264)	(2,712,168)		2,712,168	(5)	(75,264)

Total stockholders’ equity	26,044,816	19,218,303				49,789,280

Total liabilities and stockholders’ equity	$256,205,381	$147,237,560				$410,649,979

See Notes to Pro Forma Combined Financial Statements.

(1)	To record loans at fair value.

(2)	To record goodwill.

(3)	To record core deposit intangible.

(4)	To record time deposits at fair value.

(5)	To record the issuance of 1,484,029 shares at $16 per share.

(6)	To record deferred taxes related to purchase adjustments.

(7)	to record estimated acquisition costs of $250,000.

(8)	To record premises and equipment at fair value.

(9)	To record securities at fair value.

UPSON BANKSHARES, INC.
AND FIRST POLK BANKSHARES, INC.

PRO FORMA COMBINED STATEMENT OF INCOME
YEAR END DECEMBER 31, 2003
(UNAUDITED)

			Pro Forma Adjustments
	Upson	First Polk				Pro Forma
	Bankshares, Inc.	Bankshares, Inc.	Debit	Credit		Combined
Interest income
Loans, including fees	$8,941,843	$6,600,349	672,230		(1)	$14,869,962
Taxable securities	3,700,473	1,540,471				5,240,944
Nontaxable securities	394,996	208,091				603,087
Federal funds sold	88,871	62,582				151,453
Deposits in banks	120,224	—				120,224

Total interest income	13,246,407	8,411,493				20,985,670

Interest expense
Deposits and other borrowings	4,116,631	1,520,500			(3)	5,214,119

Total interest expense	4,116,631	1,520,500		423,012		5,214,119

Net interest income	9,129,776	6,890,993				15,771,551

Provision for loan losses	324,000	168,750				492,750

Net interest income after provision for loan losses	8,805,776	6,722,243				15,278,801

Other income
Service charges on deposit accounts	1,766,918	1,332,689				3,099,607
Other service charges and fees	300,371	203,698				504,069
Mortgage loan origination fees	388,549	—				388,549
Net gain on sale of loans	567,041	—				567,041

Other operating income	488,563	62,636				551,199

Total other income	3,511,442	1,599,023				5,110,465

Other expenses
Salaries and employee benefits	4,055,086	2,757,253				6,812,339
Equipment and occupancy expenses	945,654	607,605	20,446		(4)	1,573,705
Amortization of intangible	542,040	272,352	600,000		(2)	1,414,392
Other operating expenses	2,050,087	1,511,562				3,561,649

Total other expenses	7,592,867	5,148,772				13,362,085

Income before income taxes	4,724,351	3,172,494				7,027,181
Income tax expense	1,389,635	976,022			(5)	2,035,185

Net income	$3,334,716	$2,196,472				$4,991,996

Earnings per share	$1.53	$1.48				$1.36

Average shares outstanding	2,182,421	1,484,067			(6)	3,668,124

(1)	To record amortization of loan fair value adjustment.

(2)	To record amortization of core deposit intangible.

(3)	To record amortization of time deposit fair value adjustment.

(4)	To record the amortization of the fair value adjustment on premises.

(5)	To record the deferred tax effects of the proforma adjustments.

(6) The pro forma basic earnings per share of common stock and the pro forma average shares outstanding reflect the number of shares to be issued in the proposed offering.

UPSON BANKSHARES, INC.
AND FIRST POLK BANKSHARES, INC.

PRO FORMA COMBINED STATEMENT OF INCOME
YEAR END DECEMBER 31, 2002
(UNAUDITED)

			Pro Forma Adjustments
	Upson	First Polk				Pro Forma
Assets	Bankshares, Inc.	Bankshares, Inc.	Debit	Credit		Combined
Interest income
Loans, including fees	$9,016,051	$6,739,562	672,230		(1)	$15,083,383
Taxable securities	4,726,545	2,428,125				7,154,670
Nontaxable securities	373,590	268,165				641,755
Federal funds sold	95,112	26,574				121,686
Deposits in banks	70,560	—				70,560

Total interest income	14,281,858	9,462,426				23,072,054

Interest expense
Deposits and other borrowings	5,178,521	2,412,986		423,012	(3)	7,168,495

Total interest expense	5,178,521	2,412,986				7,168,495

Net interest income	9,103,337	7,049,440				15,903,559
Provision for loan losses	519,000	184,000				703,000

Net interest income after provision for loan losses	8,584,337	6,865,440				15,200,559

Other income
Service charges on deposit accounts	1,496,308	1,164,129				2,660,437
Other service charges and fees	238,901	201,294				440,195
Mortgage loan origination fees	350,081	—				350,081
Net gain on sale of loans	294,550	—				294,550
Other operating income	523,027	174,107				697,134

Total other income	2,902,867	1,539,530				4,442,397

Other expenses
Salaries and employee benefits	3,811,002	2,815,059				6,626,061
Equipment and occupancy expenses	791,313	645,852	20,446		(4)	1,457,611
Amortization of intangible	428,575	272,352	600,000		(2)	1,300,927
Other operating expenses	2,092,323	1,346,383				3,438,706

Total other expenses	7,123,213	5,079,646				12,823,305

Income before income taxes	4,363,991	3,325,324				6,819,651
Income tax expense	1,248,502	1,000,767				1,918,797

Net income	3,115,489	2,324,557		330,472	(5)	4,900,854

Earnings per share	1.43	1.56			(6)	1.33

Average shares outstanding	2,178,685	1,487,539				3,672,936

See Notes to Pro Forma Combined Financial Statements.

(1)	To record amortization of loan fair value adjustment.

(2)	To record amortization of core deposit intangible.

(3)	To record amortization of time deposit fair value adjustment.

(4)	To record the amortization of the fair value adjustment on premises.

(5)	To record the deferred tax effects of the proforma adjustments.

(6) The pro forma basic earnings per share of common stock and the pro forma average shares outstanding reflect the number of shares to be issued in the proposed offering.

UPSON BANKSHARES, INC.
AND FIRST POLK BANKSHARES, INC.

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
PRO FORMA ADJUSTMENTS
(UNAUDITED)

A.	The merger will be accounted for using the purchase method. In a merger of equals the purchase method of accounting requires the identification of the acquiring entity. Based on the relative voting rights in the combined entity after the combination, Upson Bankshares, Inc. will receive the larger portion of the voting rights. Therefore, for accounting purposes Upson Bankshares, Inc. has been identified as the acquiring entity, and First Polk Bankshares, Inc. as the acquired entity.

B.	The pro forma condensed balance sheet has been prepared assuming the merger was consummated on December 31, 2003. The pro forma condensed statements of income have been prepared assuming the transaction was consummated at the beginning of the periods indicated.

C.	The following pro forma adjustments have been applied to give effect to the merger:

Balance Sheet:

(1)	Issuance of 1,484,029 shares of Upson Bankshares, Inc. common stock in exchange for 100% of the equity of First Polk Bankshares, Inc. capital.

(2)	The outstanding common shares of First Polk Bankshares, Inc. totaling 1,484,029 were adjusted to fair value based on an established fair value of $16.00 per share as of November 24, 2003, the date both parties had agreed to the exchange ratio.

(3)	Allocation of cost of the acquired entity is as follows:

The excess of the fair value of First Polk’s common shares over the carrying amount of First Polk’s equity amounting to $4,776,161. This excess has been allocated to goodwill, other intangibles and specific assets and liabilities based on the estimated fair market value of these assets and liabilities. Estimates of fair value will be finalized as the closing date is confirmed. The following methodology was used in estimating fair values.

Loans - The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Time and savings deposits - The carrying amount of savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Premises and equipment - The fair value of bank premises are estimated using tax records as of December 31, 2003. The carrying value of equipment approximates fair value.

Core deposit intangible - The core deposit intangible value is estimated based on a discounted value of future earnings on the core deposits. This estimate is subject to assumptions that may or may not occur. An appraisal will be obtained on the fair value of the core deposit intangible once the transaction is closed.

Statement of Income:

(1)	Amortization of the fair value adjustment to loans using the straight-line method over a life of 3 years.

(2)	Amortization of core deposit intangible using the straight-line method over an average life of 5 years.

(3)	Amortization of the fair value adjustment to time deposits using the straight-line method over a life of 2 years.

(4)	Amortization of the fair value adjustment to premises using the straight-line method over a life of 15 years.

(5)	Calculation of the deferred tax effect on the above items using a 38% tax rate.

INFORMATION ABOUT UPSON

General

     Upson Bankshares, Inc. is a bank holding company headquartered in Thomaston, Georgia. Upson was incorporated under the laws of the State of Georgia on August 15, 1996 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and under the bank holding company laws of the State of Georgia. Upson conducts its operations through its wholly owned subsidiary, Bank of Upson, which was incorporated under the laws of the State of Georgia in 1951 as a state bank under the state banking laws of the State of Georgia. In 1999, Bank of Upson purchased two bank branches, which it now operates in Manchester, Georgia and Warm Springs, Georgia under the trade name “Meriwether Bank & Trust.” Bank of Upson also purchased a bank branch in Luthersville, Georgia in December of 2002, which is also operated under the trade name Meriwether Bank & Trust.

     The executive offices of Upson and the main office of Bank of Upson are located at 108 South Church Street, Thomaston, Georgia 30286. Upson operates a total of five full-service banking locations and fifteen 24-hour ATM sites in Meriwether, Spalding, and Upson Counties in western Georgia.

Bank of Upson / Meriwether Bank and Trust

     Bank of Upson is a full service commercial bank focusing on meeting the banking needs of individuals and small- to medium-sized businesses. Bank of Upson offers a broad line of banking and financial products and services customary for full service banks of similar size and character. These services include making consumer loans, real estate loans, and commercial loans as well as maintaining deposit accounts such as checking accounts, money market accounts, and a variety of certificates of deposit. Bank of Upson attracts most of its deposits and conducts most of its lending transactions from and within its primary service area encompassing Upson and Meriwether Counties in western Georgia.

     Bank of Upson currently maintains five full-service banking branches and fifteen 24-hour ATM sites in Meriwether, Spalding, and Upson Counties in western Georgia. Three of Upson’s five full-service branches are operated under the trade name “Meriwether Bank & Trust.” The three Bank of Upson branches doing business as Meriwether Bank & Trust are located in Luthersville, Georgia, Manchester, Georgia and Warm Springs, Georgia, which are all within Meriwether County, Georgia.

     Deposit Services. Deposits are a key component of Bank of Upson’s business, serving as a source of funding for lending as well as for increasing customer account relationships. Bank of Upson offers a variety of deposit services, including non-interest bearing checking accounts, interest bearing checking accounts, savings accounts, and other types of time deposits of various types, ranging from money market accounts to longer-term certificates of deposit. The primary sources of deposits for Bank of Upson are residents of, and businesses and their employees located in, the bank’s primary service area. Bank of Upson is authorized to accept and pay interest on deposits from individuals, corporations, partnerships and any other type of legal entity, including fiduciaries (such as private trusts). Qualified deposits are insured by the FDIC in an amount up to $100,000.

     As of December 31, 2003, Bank of Upson had no customers with aggregate deposits equal to or greater than $14,914,180, which equates to 6.53% of the bank’s total deposits.

     Lending Services. Bank of Upson’s lending business consists primarily of making consumer loans to individuals and commercial loans to small and medium-sized businesses and professional organizations. In addition, Bank of Upson makes secured real estate loans, including residential and commercial construction loans, and first and second mortgage loans for the acquisition and improvement of personal residences. As of December 31, 2003, Bank of Upson had approximately $123 million in total loans outstanding, representing approximately 48%of the bank’s total assets of approximately $256 million. Bank of Upson’s loan portfolio is comprised primarily of fixed rate loans with terms of five years or less.

     Real Estate Loans. Loans secured by real estate make up the primary component of Bank of Upson’s loan portfolio, constituting approximately $77 million, or 62%, of total loans as of December 31, 2003. These loans consist of commercial real estate loans, residential real estate loans, home equity loans, and a small number of construction and development loans. The types of real estate that typically constitute collateral include primary and secondary residences for individuals, including multi-family projects, places of business, and undeveloped land.

     Commercial Loans. Bank of Upson makes loans for commercial purposes to various businesses located in the bank’s market area. As of December 31, 2003, commercial loans constituted approximately $10 million, or 8% of the bank’s total loans. Loans in this category exclude commercial loans secured by real estate . The bank’s typical commercial loan involves collateral such as equipment for business use and inventory, and some of the bank’s commercial loans include unsecured working capital lines.

     Consumer Loans. Bank of Upson makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans and lines of credit. As of December 31, 2003, the bank held approximately $33 million of consumer loans, representing 26% of the banks total loan portfolio. These loans are typically collateralized by personal automobiles, recreational vehicles or household items and include unsecured loans to individuals.

     Other Lending Activities. Bank of Upson also originates mortgage loans. Loans held in the bank’s portfolio have a term generally limited to five years and amortization up to 25 years. The bank also sells fixed rate mortgages into the secondary market and retains the servicing aspects of such mortgages. Selling fixed rate mortgages into the secondary market allows the bank to eliminate interest rate risk associated with these mortgage loans. Each mortgage loan sold into the secondary market is done so after receiving underwriting approval from the investor (prior to originating the loan). The bank also originates special loans for home mortgages such as FHA, VA, and DCA loans, which are sold servicing released with the bank acting as third party originator.

     Risks Associated with Lending Activities. The bank’s principal economic risk associated with each category of loans that the bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relative business market segment. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

     Because consumer loans are often secured by rapidly depreciating assets such as automobiles or other personal property, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss, or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy.

     Repayment of commercial loans and loans secured by commercial and multi-family real estate properties are often dependent on the successful operation of the business and management of the property. As a result, the quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to these changes are significant factors in a commercial borrower’s creditworthiness. Risks associated with commercial real estate loans also include fluctuations in the value of the real estate, new job creation trends and tenant vacancy rates. Bank of Upson’s practice is to underwrite these loans based on its analysis of the amount of cash flow generated by the business and resulting ability of the borrower to meet its payment obligations. In addition, we generally seek to obtain a personal guarantee of the loan by the owner(s) of the business and, under certain circumstances, seek additional collateral.

     Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the security property’s value upon completion of construction as compared to the estimated costs of construction, including interest and fees. In addition, Bank of Upson assumes certain risks associated with the borrower’s ability to complete construction in a timely and workmanlike manner. If the estimate of the value of the project proves to be inaccurate or if construction is not performed timely or in a quality manner, the bank may be confronted with a project which, when completed, has a value insufficient to assure full repayment. If that is the case, the bank may be confronted with a decision as to whether to advance funds beyond the originally committed loan amount to permit completion of the project.

     Legal Lending Limit. Bank of Upson is subject to loan-to-one-borrower limitations prescribed for state banks by the State of Georgia Department of Banking and Finance. In general, the legal lending limit to a single borrower is 15% of the Bank of Upson’s capital and surplus, or 25% of its capital and surplus if the amount is fully secured by readily marketable collateral. As of December 31, 2003, the bank’s lending limit was $2,939,067 million for loans not fully secured and approximately $4,898,446 million for loans fully secured in accordance with regulatory guidelines . These limits will increase or decrease as the bank’s capital increases or decreases as a result of the bank’s earnings or losses, among other reasons.

     Loan Underwriting Standards. In analyzing a credit relationship with a potential borrower, Bank of Upson places primary emphasis on adequacy of cash flow and the ability of the borrower to service the debt. Secondary emphasis is placed on the past performance of the borrower, the type or value of the collateral, the amount of net worth present or any performance of endorsers or guarantors that has not been proven.

     Bank of Upson does not consider collateral as a substitute for the borrower’s ability to repay the loan. Collateral serves as a way to control the borrower and provide additional sources of repayment in the event of default. The bank’s analysis of the quality and liquidity of the collateral is of paramount importance and must be confirmed before the loan is made. The bank has established loan-to-value and margin guidelines that are varied depending on the type of collateral offered by the borrower. The bank may, from time to time, make some exceptions to the loan-to-value guidelines that are dependent on the overall creditworthiness of the borrower.

     Investment Services. Bank of Upson provides investment services to its customers under the trade name “Hometown Investments,” in partnership with Fintegra Financial Solutions. Hometown Investments is a full-service brokerage firm, offering certificates of deposit, stocks, bonds, mutual funds, IRA’s, 529 plans, retirement plans, and insurance products. The bank’s customer base for this service consists of individual investors, small businesses, and non-profit organizations. Hometown Investments was created in 1999 and has been in full service since 2001.

     Trust Services. Bank of Upson has a full-service personal trust department, which provides estate analysis, consultation, estate and agency accounts, as well as non-profit agency services. The bank’s Trust Officer, Lucinda D. Bentley, is licensed through the Southern Trust School and is a member of the Georgia Bar Association. The bank conducts its trust record-keeping, back-office, and securities servicing through Reliance Trust Company in Atlanta, Georgia.

     Asset and Liability Management. Bank of Upson manages its assets and liabilities to provide adequate liquidity for the bank and, at the same time, to achieve the maximum net interest rate margin. These management functions are conducted within the framework of written loan and investment policies. The bank attempts to maintain a balanced position between rate sensitive assets and rate sensitive liabilities.

     Market Area. The bank’s primary service areas are Upson and Meriwether Counties in western Georgia and surrounding areas. Approximately 87% of Bank of Upson’s customers reside in that area, although the bank attracts some loan business from nearby counties. Current major industries include manufacturing, lumber products, construction, and health services. Flint River Technical College and Upson Regional Medical Center are located in Thomaston, the location of Bank of Upson’s main office. Thomaston, the county seat of Upson County, is located approximately 45 miles east of Columbus, Georgia, 45 miles west of Macon, Georgia, and 70 miles south of Atlanta, Georgia.

     Bank of Upson held a market share of 42.52% of total deposits in Upson County at June 30, 2003, representing the largest market share of any financial institution located in Upson County. Meriwether Bank & Trust, the trade name used by Bank of Upson in Meriwether County, Georgia, held a market share of 43.03% of the total deposits in Meriwether County, Georgia as of June 30, 2003, representing the largest deposit market share of any financial institution located in that county.

     Employees. As of December 31, 2003, Bank of Upson had 93 full-time equivalent employees. Certain executive officers of the bank also serve as officers of Upson Bankshares, Inc.

     Competition. Bank of Upson operates in a highly competitive environment. The bank competes for deposits and loans with commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and other financial entities operating locally and elsewhere. In addition, because the Gramm-Leach-Bliley Act now permits banks, securities firms, and insurance companies to affiliate, a number of larger financial institutions and other corporations offering a wider variety of financial services than the bank currently offers could enter our area and aggressively compete in the market that the bank serves. Many of these competitors have substantially greater resources and lending limits than Bank of Upson and may offer certain services that the bank does not or cannot provide.

     According to the FDIC Market Share Report, as of June 30, 2003, Upson and Meriwether counties were served by a total of nine financial institutions. The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. To compete with other financial service providers, Bank of Upson primarily relies upon local promotional activities, personal relationships established by officers, directors, and employees with customers and specialized services tailored to meet our customers’ needs. The bank relies not only on the goodwill and referrals of satisfied customers, as well as traditional media advertising to attract new customers, but also on individuals who develop new relationships to build the bank’s customer base.

     In November of 2003, Colony Bankcorp, Inc., Fitzgerald, Georgia announced that it intends to acquire a branch of Flag Bank located in Thomaston, Georgia. If consummated, this acquisition will require Bank of Upson to continue to compete with a larger institution in its primary market.

Legal Proceedings

     While Upson Bankshares, Inc. and Bank of Upson are, from time to time, party to various legal proceedings arising from the ordinary course of their respective businesses, management believes that there are no proceedings pending, or to its knowledge threatened, in which an adverse decision would have a material adverse effect on their respective financial condition or results of operation.

Properties

     Bank of Upson and Upson Bankshares, Inc.’s executive offices and Bank of Upson’s main banking office are located at 108 South Church Street, Thomaston, Georgia 30286. Bank of Upson’s operations center is located at 210A West Main Street, Thomaston, Georgia 30286. Bank of Upson also owns banking offices at the following locations: (i) 943 North Church Street, Thomaston, Georgia 30286, (ii) 406 West Main Street, Manchester, Georgia 31816, (iii) 121 Broad Street, Warm Springs, Georgia 31830, and (iv) 14 North Main Street, Luthersville, Georgia 30251. The banks’ offices in Manchester, Warm Springs, and Luthersville, Georgia are located within Meriwether County, Georgia and do business as Meriwether Bank & Trust. Bank of Upson owns 15 ATMs, which are located within Upson, Spalding and Meriwether Counties.

UPSON BANKSHARES, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The purpose of the following discussion is to address information relating to the financial condition and results of operations of Upson Bankshares, Inc. (“Upson”) that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which begin on page F-3 of this joint proxy statement/prospectus. This discussion should be read in conjunction with information provided in Upson’s consolidated financial statements and accompanying footnotes. The discussion of net interest income in this financial review is not presented on a taxable equivalent basis.

Results of Operations for the Year Ended December 31, 2003 and 2002

     General. The year 2003 was a year that Upson focused on the relocation of its Northside Branch to a new facility and on incorporating into banking operations the newly acquired assets and liabilities of the branch in Luthersville, Georgia. As the results discussed below indicate, during 2003 and 2002, Upson continued to grow and build its balance sheet and income statement in a prudent manner.

     Significant Balance Sheet Fluctuations. For the year ended December 31, 2003, total assets increased $12.6 million or 5.15% as compared to December 31, 2002. The most significant changes in 2003 included an increase in net loans of $5.0 million and an increase in securities of $12.6 million. These increases were partially offset by a decrease in federal funds sold of $3.7 million and in cash and due from banks of $3.1 million. Total deposits increased during 2003 by $11.9 million or 5.52% and provided the funding for the increase in assets. The loan to deposit ratio at December 31, 2003, was 53.4%.

     Significant Fluctuations in Net Income. Upson’s results of operations are determined by its ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control non-interest expense. Since market forces and economic conditions beyond the control of Upson determine interest rates, the ability to generate net interest income is dependent upon Upson’s ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income. Interest income decreased $1,036,000 to $13,246,000 for the year ended December 31, 2003, as compared to $14,282,000 for 2002. Generally, rates declined in all areas of earning assets as reflected in the rate/volume analysis included in a later section of this analysis. Interest expense also declined $1,062,000 for 2003 to $4,116,000 as compared to $5,178,000 for 2002 as a result of declining interest rates on deposit accounts. As a result of the declines in interest rates, net interest income increased from $9,104,000 in 2002 to $9,130,000 for 2003, an increase of $26,000. Other income increased $609,000 while other expense increased $470,000 during 2003. The most significant changes to other income were an increase in service charges on deposit accounts of $271,000 and an increase in gain on sale of mortgage loans of $272,000. Service charges increased as a result of the incorporation of new customers from the Luthersville branch into the Bank of Upson’s operations, and the gain on sale of mortgage loans increased as a result of the increased number of refinancings of residential mortgages due to the low interest rate environment. The increases in other expenses were primarily made up of an increase of $173,000 in equipment and occupancy expense associated with the opening of the new Northside branch and an increase of $271,000 in salaries and employee benefits resulting from the addition of personnel and the increase in health care benefits. Overall net income increased $219,000 from $3,115,000 in 2002 to $3,334,000 in 2003.

     Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the fiscal years ended 2003 and 2002. Due to the immaterial balance in nonaccrual loans, no adjustments have been made to the schedules below for income recognized on nonaccrual loans. Also, interest income on tax free securities and loans are not presented on a tax equivalent basis.

	December 31, 2003
	In thousands (000), except percentages
		Interest
		Income/	Yield/
	Average Balance	Cost	Cost
Deposits in banks	$4,573	$120	2.62%
Securities	98,546	4,095	4.16%
Federal funds sold	8,336	89	1.07%
Loans	119,676	8,942	7.47%

Total earning assets	$231,131	$13,246	5.73%

Interest-bearing deposits	$189,190	$3,993	2.11%
Other borrowings	1,892	123	6.50%

Total interest-bearing liabilities	$191,082	$4,116	2.15%

Net yield on earning assets			3.95%

Net interest spread			3.58%

	December 31, 2002
	In thousands (000), except percentages
		Interest	Yield/
	Average Balance	Income/Cost	Cost
Deposits in banks	$2,179	$71	3.25%
Securities	91,274	5,100	5.59%
Federal funds sold	5,786	95	1.64%
Loans	113,049	9,016	7.98%

Total earning assets	$212,288	$14,282	6.73%

Interest-bearing deposits	$175,188	$5,050	2.88%
Other borrowings	1,991	128	6.43%

Total interest-bearing liabilities	$177,179	$5,178	2.92%

Net yield on earning assets			4.29%

Net interest spread			3.81%

     As reflected above, average yield on earning assets amounted to 5.73% for 2003 compared to 6.73% for 2002. The average cost of funds amounted to 2.15% for 2003 compared to 2.92% for 2002. Net yield on earning assets for the period ended December 31, 2003 was 3.95% compared to 4.29% for period ended December 31, 2002. During 2003, the decrease in our net yield on earning assets occurred primarily due to decreases in the interest rates earned on our investment portfolio. As rates flatten or as they begin to increase, this trend is not expected to continue. If rates continue to decline, Bank of Upson could experience some additional decreases in net yield on earning assets. The Bank of Upson continues to focus on the addition of quality loans, which, if successful, will serve to improve the net yield. Interest paid on deposit accounts declined faster than lending rates and investment yields during 2002, and as a result, therefore the Bank of Upson experienced an increase in net yield during 2002.

     Total Other Income. Total other income for the fiscal year ended December 31, 2003 was $3,511,442 compared to $2,902,867 for the year ended December 31, 2002. Total other income includes non-interest income such as service charges on deposit accounts, mortgage origination fees, and gains on the sale of loans. Many of the customers of the Bank of Upson are consumer customers and maintain balances that require service charges to maintain their accounts. Total service charges on deposit accounts totaled $1,766,918 in 2003 as compared to $1,496,308 in 2002. Lower mortgage rates continued throughout 2003 and 2002 and resulted in increased mortgage origination activity, as a result mortgage origination fee income and gain on the sale of mortgage loans increased to $955,590 in 2003 from $644,631 in 2002. As mortgage rates begin to increase mortgage loan originations typically decline. Total other income equaled 1.52% in 2003 and 1.37% in 2002 of average total earning assets.

     Other Expenses. Other expenses or non-interest expense for the fiscal year ended December 31, 2003 was $7,592,867 as compared to $7,123,213 in 2002. As a percentage of total average assets, non-interest expense amounted to 3.29% in 2003 as compared to 2.92% in 2002. The increases are primarily a result in the addition of new computer equipment and the opening of a new branch building in Thomaston that houses the Northside office of the Bank of Upson. Increases in salaries and benefits were primarily a result of normal increases in compensation. Health insurance expense also increased significantly during this period.

	2003	2002
Salaries and benefits	$4,055,086	$3,811,002
Equipment and occupancy expense	945,654	791,313
Legal and professional	139,949	168,618
Printing and supplies	174,542	198,456
Postage and courier	132,886	122,701
Telephone	85,921	84,949
Advertising	70,119	68,899
Other operating expenses	1,988,710	1,877,275

Total non-interest expense	$7,592,867	$7,123,213

     Allowance for Loan Losses. During 2003 the allowance for loan losses decreased $117,720 and in 2002, the allowance for loan losses increased by $263,816. In 2003 the Bank of Upson charged off loans, net of recoveries, totaling $441,720 as compared to net charge offs of $238,812 in 2002. The allowance for loan losses as a percentage of gross loans was 1.48% at December 31, 2003 as compared to 1.64% as of December 31, 2002. As of December 31, 2003, management considered the allowance for loan losses to be adequate to absorb known losses in the loan portfolio, as well as probable losses inherent in the balance of the loan portfolio. Internal reviews of the Bank of Upson’s loans are conducted on an ongoing basis. The purpose of these reviews is to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. The reviews included analyses of historical performance, the level of non-conforming and rated loans, loan volume and activity, review of loan files and consideration of economic conditions and other pertinent information. The reserve for loan losses is an estimate and therefore, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

     Sale of Finance Company. In 2002 Upson’s board and senior management team decided that, due to limited historical and prospective improvements in profitability and the lack of growth in the customer base at the finance company subsidiary, Upson should sell its finance company operations. The lending services provided by the finance company subsidiary were not comparable to lending services provided by the Bank of Upson and the effort needed to supervise the finance company operations outweighed the profitability. The net assets of the finance company subsidiary were sold for $418,949 with a loss of $53,687 recognized on the sale. The finance company was then liquidated and the net assets, which consisted primarily of cash, were distributed to Upson.

     Rate/Volume Analysis of Net Interest Income. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

	Year Ended December 31,
	2003 vs. 2002
	(Dollars in thousands)
	Changes Due To:
			Increase
Increase (decrease) in:	Rate	Volume	(Decrease)
Income from interest-earning assets:
Deposits in banks	$(16)	$65	$49
Securities	(1,387)	382	(1,005)
Federal funds sold	(40)	34	(6)
Loans	(586)	512	(74)

Total interest income	(2,029)	993	(1,036)

Expense from interest-bearing liabilities:
Deposit accounts	(1,436)	379	(1,057)
Other borrowings	1	(6)	(5)

Total interest expense	(1,434)	373	(1,062)

Net interest income	$(595)	$621	$26

     Deposits. The following table presents, for the fiscal years ended 2003 and 2002, the average amount of and average rate paid on each of the described deposit categories.

	December 31, 2003
	In thousands (000), except percentages
Deposit Category	Average Amount	Average Rate Paid
Non interest-bearing demand deposits	$33,273	—
NOW and money market deposits	65,389	.80%
Savings deposits	18,455	.51%
Time deposits over $100,000	21,920	3.49%
Time deposits	83,426	3.13%

	December 31, 2002
	In thousands (000), except percentages
Deposit Category	Average Amount	Average Rate Paid
Non interest-bearing demand deposits	$26,834	—
NOW and money market deposits	57,754	1.31%
Savings deposits	16,509	.93%
Time deposits over $100,000	24,216	4.67%
Time deposits	76,709	3.92%

     The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and respective maturities at December 31, 2003:

Time
Certificates of Deposits
In thousands (000)
Three months or less	$3,930
Over three months through six months	3,440
Over six months through twelve months	5,844
Over one year	7,712

Total	$20,926

     At December 31, 2003, Upson had no deposit relationships that represented concentrations.

Financial Condition

     Management continuously monitors the financial condition of Upson in order to protect depositors, protect retained earnings and increase current and future earnings. Further discussions of significant items affecting Upson’s financial condition are discussed in detail below.

December 31, 2003

     Total assets increased from $243,652,975 on December 31, 2002 to $256,205,381 on December 31, 2003, an increase of $12,552,406. This increase was primarily due to an increase in net loans of $5,072,426, an increase of $12,633,901 in securities, a decrease in federal funds sold of $3,670,000, and a decrease of $3,087,416 in cash and due from banks. This growth was primarily funded by a $11,913,424 increase in total deposits. The $11,913,424 increase in deposits came primarily from an increase in interest bearing checking accounts and time deposits of less than $100,000.

     Allowance for Loan Losses. The allowance for loan losses as of December 31, 2003 was $1,825,230 compared to $1,942,950 as of December 31, 2002. The allowance for loan losses, as a percentage of total gross loans, for December 31, 2003 was 1.48%, as compared to 1.64% as of December 31, 2002. The provision for bad debts during the year ended December 31, 2003, of $324,000 was the result of management’s assessment of risks inherent in the loan portfolio. Information provided from internal loan review procedures provided by management, an external loan review consultant, from the Bank of Upson’s primary regulatory agency, and other information known to the Bank of Upson’s board of directors, are utilized by the board of directors to monitor, on a quarterly basis, the loan portfolio. Specifically, the Bank of Upson’s board of directors attempts to identify risks inherent in the loan portfolio (e.g., problem loans, potential problem loans and loans to be charged off), assess the overall quality and collectibility of the loan portfolio, and determine amounts of the allowance for loan losses and the provision for loan losses to be reported based on the results of their review. As trends in loans charged-off, past due loans, and generally economic conditions of the Bank of Upson’s market area change, the assumptions are adjusted appropriately and these adjustments are reflected in the quarterly analysis of the adequacy of the reserve.

     Management considers the allowance for loan losses to be adequate; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions of the allowance will not be required.

     Liquidity and Sources of Capital. Liquidity is evaluated at two levels. Level 1 is our ability to meet deposit withdrawals immediately, while also providing for the credit needs of customers. Management believes the December 31, 2003 financial statements evidence a satisfactory liquidity position as total cash and cash equivalents, including overnight federal funds sold, amounted to $20,023,653, representing 7.82% of total assets. Our deposit base is primarily made up of core deposits. Time deposits of $100,000 or more totaled only $20,916,000. Many of these large time deposits are owned by core customers and as a result, are not sensitive to interest rate changes. The remaining deposits are considered core deposits and even though more than half of the deposits are scheduled to mature within one year, the expected liquidity needs are significantly less. Our deposit base and borrowing capabilities are additional sources of liquidity. For the year ended December 31, 2003, total deposits increased $11,913,424. The Bank of Upson is required to maintain in cash or deposits with the Federal Reserve Bank reserve balances as a percentage of deposits. This requirement reflects the core deposit nature of the deposit base and as of December 31, 2003 totaled only $2,577,000. Normal operational liquidity needs can be met through deposit growth, cash reserves and due from banks, federal funds sold, and the normal repayment of loans.

     Level 2 reflects our ability to meet emergency liquidity needs. While the likelihood of an emergency need for liquidity is remote, the Bank of Upson has sources of liquidity available to it for such an occurrence. The Bank of Upson has the availability of secured borrowings from the Federal Home Loan Bank of Atlanta. The Bank of Upson’s loan portfolio includes over $77,000,000 in loans secured by real estate that could serve as collateral in the event emergency liquidity is needed. The Bank of Upson recently paid off all but $495,000 of its other borrowings and therefore has significant borrowing ability available. Finally, the marketable securities at the Bank of Upson amounted to $99,922,867, representing 39.0% of total assets; these securities provide an emergency source of liquidity since they can be converted into cash in a timely manner. The increase from $87,564,566 to $99,922,867 in securities represents our attempt to fully leverage capital and maximize earning asset capacity. Management believes that the Bank of Upson has the ability and intent to hold these securities to maturity and that these securities would only be utilized in an emergency liquidity situation as the last source of liquidity. Management closely monitors and maintains appropriate levels of interest-earning assets and interest-bearing liabilities so that maturities of assets are such that adequate funds are provided to meet customer withdrawals and loan demand.

     Management is committed to maintaining capital at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements. Management’s strategy to achieve this goal is to retain sufficient earnings while providing a reasonable return on equity. Federal banking regulations establish certain capital adequacy standards that banks are required to maintain.

     The table below illustrates Bank of Upson’s regulatory capital ratios at the date indicated:

		Minimum
		Regulatory
	December 31, 2003	Requirement
Tier 1 capital	14.85%	4.0%
Tier 2 capital	1.17%	—
Total risk-based capital ratio	16.02%	8.0%
Leverage ratio	8.80%	4.0%

     Upson and First Polk entered into a merger agreement whereby First Polk will merge with Upson to form SouthCrest Financial Group, Inc. Under the merger agreement, First Polk’s shareholders will receive one share of SouthCrest common stock for each share of First Polk common stock they own, resulting in an expected issuance of approximately 1.5 million shares of SouthCrest common stock. The merger will be accounted for as a purchase. The merger cannot be completed unless both companies obtain the approval of applicable bank regulatory authorities, including the Federal Reserve. Based on preliminary discussions with the Federal Reserve and management’s expectations regarding growth of the combined company following the merger, management believes that the combined entity will have adequate capital resources to remain classified as well capitalized by the regulatory agencies.

     Other than the pending merger and as described above, management is not aware of any trends, demands, commitments, events or uncertainties that will result, or are reasonably likely to result, in Upson’s liquidity increasing or decreasing in any material way.

December 31, 2003 and 2002

     Average Consolidated Balance Sheet. The following is a presentation of the average consolidated balance sheets of Upson for the fiscal years ended 2003 and 2002 respectively. This presentation includes all major categories of interest-earning assets and interest-bearing liabilities.

Average Consolidated Assets
In thousands (000)

	December 31,
	2003	2002
Interest-bearing deposits in banks	$4,573	$2,179
Federal funds sold	8,336	5,786
Securities	98,546	91,274
Gross loans	119,676	113,049

Total earning assets	$231,131	$212,288
Other assets	20,556	18,072

Total assets	$251,687	$230,360

Average Consolidated Liabilities and
Stockholders’ Equity
In thousands (000)

	December 31,
	2003	2002
Non interest-bearing deposits	$33,273	$26,834
NOW and money market deposits	65,389	57,754
Savings deposits	18,455	16,509
Time deposits	105,346	100,925
Other borrowings	1,892	1,991
Other liabilities	1,976	2,834

Total liabilities	$226,331	$206,847
Stockholders’ equity	25,356	23,513

Total liabilities and stockholders’ equity	$251,687	$230,360

     Loan Portfolio. The following table presents various categories of loans contained in Bank of Upson’s loan portfolio for the fiscal years ended December 31, 2003 and 2002, and the total amount of all loans for such periods.

	December 31,
	In thousands (000)
Type of Loan	2003	2002
Commercial loans	$9,757	$6,882
Real estate — construction	9,021	5,846
Real estate — mortgage	68,154	64,571
Consumer	32,352	36,231
Other loans	4,009	4,842

Subtotal	123,293	118,372
Less: Unearned income	106	140
Less: Allowance for possible loan losses	1,825	1,943

Total (net of allowance)	$121,362	$116,289

     The following is a presentation of an analysis of maturities of Bank of Upson’s loans as of December 31, 2003:

	In thousands (000)
		Due after
	Due in 1	1 Year
	Year or	Less than	Due after
Type of Loan	Less	5 Years	5 Years	Totals
Commercial loans	$4,071	$4,271	$1,415	$9,757
Real estate – construction	7,912	1,109	—	9,021
Real estate – mortgage	9,144	39,993	19,017	68,154
Consumer	7,589	21,020	3,743	32,352
Other	230	217	3,562	4,009

Total	$28,946	$66,610	$27,737	$123,293

     In addition, the commercial and real estate construction loans due after one year by interest rate terms are as follows:

	Year Ended December 31,
	2003
	(In thousands (000))
	Total	Adjustable Rates	Predetermined Rates
Commercial loans due over 1 year through 5	$4,271	$91	$4,180
Commercial loans due after 5 years	$1,415	$—	$1,415
Real Estate Construction loans due over 1 year through 5	$1,109	$935	$174

     Nonaccrual, Past Due and Restructured Loans. The following table presents various categories of nonaccrual, past due and restructured loans in Bank of Upson’s loan portfolio for the fiscal years ended December 31, 2003 and 2002.

	December 31,
	In thousands (000)
	2003	2002
Nonaccrual loans	$—	$—
Loans past due 90 days or more and still accruing	$118	$264
Loans restructured under troubled debt	$—	$—

     Bank of Upson had no impaired loans at December 31, 2003 or 2002 with or without a valuation reserve. The average investment in impaired loans during 2003 and 2002 respectively were $31,754 and $1,676. Income recognized on impaired loans during 2003 and 2002 was immaterial.

     Accrual of interest is discontinued on a loan when management determines upon consideration of economic and business factors affecting collection efforts, that collection of interest is doubtful.

     Summary of Loan Loss Experience. An analysis of Bank of Upson’s loan loss experience is included in the following table for the periods indicated, as well as a breakdown of the allowance for loan losses.

Analysis of the Allowance for Loan Losses

December 31, 2003
Balance at beginning of period	$1,942,950
Charge-offs:
Commercial loans	(32,000)
Real estate — construction	—
Real estate — mortgage	(87,000)
Consumer	(461,000)
Other	(177,347)

Total	(757,347)
Recoveries
Commercial loans	6,000
Real estate — construction	—
Real estate — mortgage	18,000
Consumer	191,000
Other	100,627

Total	315,627

Net charge-offs	(441,720)
Additions charged to operations	324,000

Balance at end of period	$1,825,230

Ratio of net charge-offs during the period to average loans outstanding during the period	.37%

Analysis of the Allowance for Loan Losses

December 31, 2002
Balance at beginning of period	$1,679,134
Charge-offs:
Commercial loans	(263,000)
Real estate — construction	—
Real estate — mortgage	(12,000)
Consumer	(42,000)
Other	(154,571)

Total	(471,571)
Recoveries
Commercial loans	107,000
Real estate — construction	—
Real estate — mortgage	—
Consumer	57,000
Other	68,759

Total	232,759

Net charge-offs	(238,812)
Additions charged to operations	519,000
Decrease in reserve due to disposal of finance company	(16,372)

Balance at end of period	$1,942,950

Ratio of net charge-offs during the period to average loans outstanding during the period	.21%

     At December 31, 2003, the allowance for loan losses was allocated as follows:

		Percent of loans in
		each category to
	Amount	total loans
Commercial loans	$1,095,138	8
Real estate — construction	—	8
Real estate — mortgage	91,261	55
Consumer	182,523	26
Other	453,308	3
Unallocated	—	—

Total	$1,825,230	100

     At December 31, 2002, the allowance for loan losses was allocated as follows:

		Percent of loans in
		each category to
	Amount	total loans
Commercial loans	$1,166,000	6
Real estate — construction	—	5
Real estate — mortgage	97,000	54
Consumer	194,000	31
Other	485,950	4
Unallocated	—	—

Total	$1,942,950	100

     Loan Loss Reserve. In considering the adequacy of Bank of Upson’s allowance for loan losses as of December 31, 2003, management focused on the fact the percentage of investment the Bank of Upson had in each type of loan, prior loss experience within each category, and other economic factors affecting the lending market. Commercial loans typically have larger average balances than consumer, therefore commercial loans are generally considered by management as having greater risk per loan than other categories of loans in Bank of Upson’s loan portfolio. Commercial loan balances total only $9,757,000 at December 31, 2003. Other factors considered were local economic conditions, job market in Upson and Meriwether counties, and prior loss experience by category.

     Real estate mortgage loans constituted 55% of outstanding loan balances at December 31, 2003. All loans in this category represent real estate mortgages where the amount of the original loan generally does not exceed 80% of the appraised value of the collateral. These loans are considered by management to be well secured with a low risk of loss.

     Bank of Upson’s consumer loan portfolio constituted 26% of outstanding loans at December 31, 2003. At December 31, 2003, the majority of consumer loans were secured by collateral primarily consisting of automobiles, boats and other personal property. Management believes that these loans involve some additional risk due primarily to the job market within their market.

     Investments. As of December 31, 2003, investment securities comprised approximately 39% of the Bank of Upson’s assets, and interest-bearing deposits in banks comprised approximately 1.9% of the Bank of Upson’s assets.

     The following table presents, for the periods indicated, the carrying value of the Bank of Upson’s investments. All securities held at December 31, 2003.

	December 31,
Investment Category
Available-for-Sale	2003	2002
Equity securities, at fair value	$2,176,401	$2,452,001

	December 31, 2003
Investment Category
Held to Maturity	Amortized Costs	Fair Value
Obligations of U.S. Treasury and other U.S. agencies	$33,649,323	$33,693,217
State and municipal securities	7,732,164	8,124,458
Mortgage-backed securities	55,364,979	55,640,703
Corporate bonds	1,000,000	1,000,000

Total	$97,746,466	$98,458,378

	December 31, 2002
Investment Category
Held to Maturity	Amortized Costs	Fair Value
Obligations of U.S. Treasury and other U.S. agencies	$22,161,847	$22,564,232
State and municipal securities	7,442,116	7,738,823
Mortgage-backed securities	55,508,602	56,411,478

Total	$85,112,565	$86,714,533

     The following table indicates, for the fiscal year ended December 31, 2003, the amount of investments due by contractual maturity in (1) one year or less, (2) one to five years, (3) five to ten years, and (4) over ten years:

	Amortized Cost	Yield	Fair Value
0-1 year	$29,797	7.93%	$30,792
Over 1 through 5 years	5,306,981	4.90%	5,555,928
Over 5 through 10 years	10,591,057	4.69%	10,787,871
Over 10 years	28,970,273	4.25%	28,619,485
Mortgage-backed securities	55,364,979	4.18%	55,640,703

Total	$100,263,087	4.29%	$100,634,779

     Return on Equity and Assets. Returns on average consolidated assets and average consolidated equity for fiscal years ended December 31, 2003 and 2002 are presented below.

	December 31,
	2003	2002
Return on average assets	1.32%	1.35%
Return on average equity	13.15%	13.25%
Average equity to average assets ratio	10.07%	10.21%
Dividend payout ratio	28.93%	29.95%

Other Borrowings. Other borrowings consist of the following at December 31, 2003 and 2002.

	December 31,
	In thousands (000)
	2003		2002
FHLB advances due through 2008	$—		$1,069	6.63%
FHLB advance due in annual principal payments of $110,000	495	6.25%	605	6.25%

Other loans	$495	6.25%	$1,674	6.49%

Average amount outstanding	$1,892	6.50%	$1,991	6.43%

     Liquidity and Interest Rate Sensitivity. Net interest income, Upson’s primary source of earnings, fluctuates with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities, at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Bank of Upson’s overall interest rate risks.

     The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at year-end 2003 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

		After 3
		months
		but
		Within 1	After 1 year but
In Thousands	Within 3 months	year	Within 5 years	After 5 years	Totals (1)

RATE SENSITIVE ASSETS
Loans	$38,116	$32,490	$44,296	$8,763	$123,665
Securities	20,153	7,794	16,055	56,811	100,813
Federal funds sold	7,900	—	—	—	7,900
Interest bearing deposits in banks	—	4,862	—	—	4,862

Total rate sensitive assets	$66,169	$45,146	$60,351	$65,574	$237,240

RATE SENSITIVE LIABILITIES
Interest-bearing demand and savings deposits	$26,191	$—	$69,070	$—	$95,261
Certificates, less than $100M	17,638	31,742	30,020	—	79,400
Certificates $100M and over	3,930	9,284	7,712	—	20,926
Other borrowings	55	55	385	—	495

Total interest bearing liabilities	$47,814	$41,081	$107,187	$—	$196,082

Interest-sensitivity gap	$18,355	$4,065	$(46,836)	$65,574
Cumulative interest- sensitivity gap	$18,355	$22,420	$(24,416)	$41,158
Interest-sensitivity gap ratio	138.39%	109.90%	56.31%
Cumulative interest- sensitivity gap ratio	138.39%	125.22%	87.55%

     As evidenced by the table above, as of the end of December 31, 2003, Bank of Upson’s most recently completed fiscal year, Bank of Upson was cumulatively asset sensitive within one year. In an increasing interest rate environment, an asset sensitive position (a gap ratio more than 100%) is generally more advantageous as earning assets are repriced sooner than the liabilities. Conversely, in a decreasing interest rate environment, an asset sensitive position (a gap ratio of more than 100%) is generally less advantageous since assets are repriced sooner than liabilities. With respect to Bank of Upson, an increase in interest rates would result in higher earnings while a decline in interest rates will decrease income. This, however, assumes that all other factors affecting income remain constant. It also assumes no substantial prepayments in the loan or investment portfolios.

     Bank of Upson generally structures its rate sensitivity position to hedge against rapidly rising or falling interest rates. The Asset/Liability Committee of the Bank of Upson meets on a monthly basis and develops management’s strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. Bank of Upson’s primary source of liquidity comes from its ability to maintain and increase deposits through the Bank of Upson. Below are the pertinent liquidity balances and ratios for the periods ended December 31, 2003 and December 31, 2002.

	2003	2002
Cash and due from banks	$7,261,775	$10,349,191
Interest-bearing deposits in banks	$4,861,878	$3,509,372
Federal funds sold	$7,900,000	$11,570,000
Securities	$99,922,867	$87,564,566
CDs, over $100,000 to total deposits ratio	9.20%	10.05%
Loan to deposit ratio	53.35%	53.95%
Brokered deposits	N/A	N/A

     At December 31, 2003, large denomination certificates accounted for 9.20% of total deposits compared with 10.05% at December, 31, 2002. Large denomination CDs are generally more volatile than other deposits. As a result, management monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. The Bank of Upson is not heavily dependent on large deposits.

     Cash and cash equivalents are the primary source of liquidity. At December 31, 2003, cash and cash equivalents due from banks amounted to $7.3 million, representing 2.83% of total assets. Overnight federal funds sold totaled $7,900,000 or 3.08% of total assets and interest-bearing deposits in other financial institutions totaled $4,861,878 or 1.90% of total assets. Securities available for sale provide a secondary source of liquidity. Also securities that are classified as held to maturity provide liquidity when they actually mature. Cash flows are expected from the $55.4 million mortgage-backed securities portfolio.

     Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2003, Bank of Upson had no brokered deposits in its portfolio.

     Capital Adequacy. There are two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Note that under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The leverage ratio is computed by dividing Tier 1 capital into total assets.

     The table below illustrates the regulatory capital ratios of Upson and the Bank of Upson at the date indicated:

		Minimum regulatory
	December 31, 2003	Requirement
Bank of Upson
Tier 1 capital	14.85%	4.0%
Tier 2 capital	1.17%	—

Total risk-based capital ratio	16.02%	8.0%

Leverage ratio	8.80%	4.0%

Upson — Consolidated
Tier 1 capital	15.41%	N/A
Tier 2 capital	1.17%	—

Total risk-based capital ratio	16.58%	N/A

Leverage ratio	9.13%	N/A

Effects of Inflation and Changing Prices

     Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased costs of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of shareholders’ equity. Mortgage originations and refinancings tend to slow as interest rates increase, and can reduce Upson’s earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

Off-Balance-Sheet Financing

     Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance-sheet financial instruments include commitments to extend credit and standby letters of credit. These financial instruments are included in the financial statements when funds are distributed or the instruments become payable. We use the same credit policies in making commitments as we do for on-balance-sheet instruments. Our exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, standby letters of credit and credit card commitments is represented by the contractual amount of those instruments. At December 31, 2003, we had outstanding commitments to extend credit through open lines of credit of approximately $14.8 million and outstanding standby letters of credit of approximately $371,000.

Management of Upson

Directors

     All of the directors of Upson previously stood for election each year at the annual shareholders’ meeting; however, at the January 16, 2004 annual meeting of Upson shareholders, Upson’s directors were elected to staggered terms, which means that one-third of the directors will be elected each year at SouthCrest’s annual meeting of shareholders. Each person listed below is a director of Bank of Upson and will continue to be a director of SouthCrest and Bank of Upson after the merger. The Bank’s officers are appointed by the Bank’s board of directors and hold office at the will of the Bank’s board of directors. The Bank’s chief executive officer, Daniel W. Brinks, will be entering into an employment agreement with Upson and the Bank effective as of the closing of the merger.

     The following table sets forth for each director who will continue to serve as a SouthCrest director: (i) his name; (ii) his age at December 31, 2003; (iii) his class and prospective term as a director; (iv) how long he has been a director of Upson; (v) his position(s) with Upson, other than as a director; and (vi) his principal occupation and recent business experience for the past five years.

	Class	Director	Business Experience
Name (Age)	(Term Expires)	Since	and position with Upson
Richard T. Bridges (69)	I (2005)	1996	Engaged in the general practice of law since 1958.

Daniel W. Brinks (58)	I (2005)	1996	Director and President of Upson since 1996;
			President and CEO of Bank of Upson since 1986.

Robert P. Cravey (79)	III (2007)	1996	Chairman of Upson Bankshares and a banker since 1951.

Zack D. Cravey, Jr. (77)	II (2006)	1996	Attorney and Of Counsel to the firm of Chorey,
			Taylor and Feil, Atlanta, Georgia as well as legal
			counsel to Bank of Upson since its organization.
			From 1970-1986 Mr. Cravey served as Executive
			Vice-President, General Counsel and Secretary of
			Peachtree Window and Door Company of Atlanta,
			Georgia.

Dr. Warren Patrick (64)	III (2007)	1996	Practicing radiologist since 1974.

Executive Officers

     The following table shows for each executive officer of Upson who will continue to serve as a SouthCrest executive officer: (i) his name, (ii) his age at December 31, 2003, (iii) how long he has been an officer of Upson, and (iv) his position(s) with Upson and Bank of Upson:

Name (Age)	Position with Upson and Bank of Upson
Daniel W. Brinks (58)	President and Chief Executive Officer of Upson since 1996; President and Chief Executive Officer of Bank of Upson since 1986.

Certain Transactions

     Bank of Upson extends loans from time to time to Upson’s and Bank of Upson’s directors, their associates and members of the immediate families of the directors and executive officers of Upson. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with Upson or Bank of Upson, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Executive Compensation

     The following table sets forth a summary of compensation paid to or accrued on behalf of Upson’s chief executive officer. No other executive officers of Upson who will continue to serve as executive officers of the combined company received a salary and bonus in excess of $100,000 for services rendered during the 2003 fiscal year.

		Annual
	Fiscal	Compensation(1)		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)
	2003	$216,090	$31,449	10,500
Daniel W. Brinks	2002	205,800	45,805	8,999
President and Chief Executive Officer	2001	196,000	19,250	7,875

(1)Represents matching contributions paid by Upson to Mr. Brinks’ 401(k).

Life Insurance Plan

     Mr. Brinks and certain other officers of Upson have life insurance policies which are maintained under agreements with Bank of Upson. The Bank pays the premiums due under these policies, and a portion of the death benefit under each life insurance policy will be paid to the Bank to reimburse the Bank for the payment of such premiums. Under the terms of these agreements, in the event Mr. Brinks or the other officers participating in the plan are terminated or removed for any reason other than for cause following a change of control in Upson, they become 100% vested in the benefits promised under their agreements with the Bank. Under the terms of the agreements, the merger does not qualify as a change of control of Upson.

Director Compensation

     Upson’s directors are paid $1,000 per meeting attended, and members of the audit and loan committees receive $200 per committee meeting attended.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information with respect to the beneficial ownership, as of                   , of shares of Upson common stock by (i) each person known by Upson to be the beneficial owner of more than 5% of Upson’s issued and outstanding common stock, (ii) each of Upson’s directors, (iii) Upson’s chief executive officer, and (iv) all directors and executive officers of Upson as a group. Except as noted below, Upson believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table.

	Number of		Pro Forma
	Shares of	Percent of	Percent of
	Upson	Class of	Class of
	Common Stock	Upson	SouthCrest
	Beneficially	Common	Common
Name and Address	Owned(1)	Stock	Stock
Five Percent Shareholders:
Robert P. Cravey(2) 108 Woodlawn Place Thomaston, Georgia 30286	209,703 (4)	10.02	5.86
Zack D. Cravey, Jr.(3) P.O. Box 30732
Sea Island, Georgia 31561	194,826 (5)	9.31	5.45
Directors and Named Executive Officers:
Richard T. Bridges	11,730	*
Daniel W. Brinks(6)	73,519 (7)	3.51	2.06
Dr. Benjamin S. Brown	5,800 (8)	*	*

	Number of		Pro Forma
	Shares of	Percent of	Percent of
	Upson	Class of	Class of
	Common Stock	Upson	SouthCrest
	Beneficially	Common	Common
Name and Address	Owned(1)	Stock	Stock
Robert P. Cravey	209,703 (2)	10.02	5.86
Zack D. Cravey, Jr.	194,826 (3)	9.31	5.45
Dr. W. M. Oxford	6,000	*	*
Dr. Warren Patrick	27,200 (9)	*	*
W. Gaines Wilson	1,000	*	*
All Directors and Named Executive Officers, as a Group (8 persons)	572,734	27.37

*Represents beneficial ownership of less than 1%.

(1)	The information contained in this table with respect to Upson common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. Information with respect to beneficial ownership is based upon information furnished by each owner. Under the SEC’s rules, a person is also deemed to be the beneficial owner of any securities owned by such person’s spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2)	Robert P. Cravey is the brother of Zack D. Cravey, Jr.

(3)	Zack D. Cravey, Jr. is the brother of Robert P. Cravey.

(4)	Represents 114,127 shares held directly and 95,576 shares held by Mr. Cravey’s spouse.

(5)	Represents 148,948 shares held directly and 45,878 shares held by Mr. Cravey’s spouse.

(6)	Daniel W. Brinks is the son-in-law of Robert P. Cravey. He is also the chief executive officer of Upson.

(7)	Represents 33,070 shares held directly and 40,449 shares held by Mr. Brinks’ spouse.

(8)	Represents 2,000 shares held directly and 3,800 shares held by Dr. Brown’s spouse.

(9)	Represents 1,000 shares held directly by Dr. Patrick, 1,000 shares held by Dr. Patrick’s spouse, and 12,100 shares held by Radiology Associates of Thomaston, P.C., of which Dr. Patrick is the sole shareholder.

INFORMATION ABOUT FIRST POLK

General

     First Polk is a Georgia corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. First Polk conducts its operations through its wholly owned subsidiary, The First National Bank of Polk County, a nationally-chartered commercial bank located in Cedartown, Georgia, with its primary market consisting of the Polk County region in northwest Georgia.

     First Polk was incorporated in 1985 to enhance its subsidiary bank’s ability to serve its customers’ requirements for financial services. It acquired The First National Bank of Polk County in 1986. The holding company structure provides flexibility for expansion and the provision of additional banking-related services that the traditional commercial bank may not be able to provide under present laws.

     As of December 31, 2003, First Polk had total assets of $147 million, total deposits of $128 million, shareholders’ equity of $19 million and net loans of $90 million.

     First Polk’s executive offices are located at 967 North Main Street, Cedartown, Georgia 30125.

The First National Bank of Polk County

     The First National Bank of Polk County was established in 1920 to provide community banking services to the individuals and businesses in the Polk County region in northwest Georgia. The Bank operates out of three full-service banking offices, two in Cedartown and one in Rockmart.

     The Bank performs banking services customary for full service banks of similar size and character. Such services include making real estate, commercial and consumer loans, providing other banking services such as traveler’s checks, and maintaining deposit accounts such as checking, money market, consumer certificate of deposit and IRA accounts.

     Lending Limits. The Bank’s lending activities are subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s other loan relationships with the bank. In general, however, the Bank is able to loan to any one borrower a maximum amount equal to 15% of the bank’s capital and surplus or 25% of its capital and surplus if the amount that exceeds 15% is fully secured by good collateral and other ample security. At December 31, 2003, the Bank’s lending limit was approximately $2.84 million for loans not fully secured and approximately $4.74 million for loans fully secured in accordance with regulatory guidelines.

     Credit Risks. The principal economic risk associated with each category of loans that the Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment.

     As of December 31, 2003, the loan portfolio was approximately 41% business loans that ranged from short-term needs up to 15-year maturities. Other real estate loans comprised 45% of the portfolio including short-term construction loans up to 25-year adjustable rate mortgages. Consumer loans represented 14% of the portfolio and included revolving lines of credit as well as other consumer based products with maturities up to 60 months. The Wall Street Journal Prime Rate is the basic index used in formulating the rate structure with an overall floor rate of 6%.

     Participations purchased comprise less than 10% of the portfolio with construction/development loans comprising an additional 10% of the portfolio.

     A concentration of credit is recognized in the rental real estate loan category with those loans totaling approximately 6% of the total loan portfolio.

     Investments. In addition to loans, the Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and other obligations of states and municipalities. As of December 31, 2003, investment securities comprised approximately 28% of the Bank’s assets, with net loans comprising approximately 61% of assets. The Bank also engages in Federal funds transactions with its principal correspondent banks and acts as both a buyer and seller of funds depending on the cost of funds.

     Deposits. The Bank offers certificates of deposit, commercial checking and money market accounts and personal checking and money market accounts. The primary sources of deposits are residents of, and businesses and their employees located in, the bank’s primary service area. Deposits are insured by the FDIC in an amount up to $100,000. As of

December 31, 2003, approximately 40% of the bank’s deposit base consisted of time deposits. The remaining 60% of deposits are checking and money market accounts.

     Other Banking Services. The Bank also offers numerous other banking services, including traveler’s checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is associated with a shared network of automated teller machines that may be used by the Bank’s customers throughout Georgia and other states.

     Primary Service Area. The Bank’s primary service area is Polk County and the contiguous counties in northwest Georgia. Polk County is located approximately 60 miles northwest of Atlanta, 15 miles southwest of Rome, and less than 10 miles from the Georgia-Alabama border. The 2000 census revealed a population of 38,127 for Polk County, representing an increase of 12.8% since the 1990 census. A material percentage of the population commutes between Cedartown and Rome to manufacturing jobs.

     Employees. As of December 31, 2003, the Bank had 61 full-time employees.

     Competition. The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Polk County area. As of June 30, 2003, Polk County was served by four commercial banks with a total of nine offices. Some of these competitors are well established in the Bank’s primary service area. Most of them have substantially greater resources and lending limits than the Bank and offer other services, such as extensive and established branch networks and trust services, which the Bank does not provide.

Legal Proceedings

     There are no material pending legal proceedings to which either First Polk or The First National Bank of Polk County is a party or to which any of their properties is subject. First Polk is not aware of any such proceedings contemplated by any governmental authority. There are no material proceedings in which any director, officer or affiliate or any principal security holder of First Polk, or any associate of any of the foregoing, is adverse to First Polk.

Properties

     First Polk’s executive offices are located at The First National Bank of Polk County’s main office at 967 North Main Street, Cedartown, Georgia. The main office was built in 1991 and occupies 26,500 square feet. The Bank also owns and operates a full-service downtown branch at 117 West Avenue, Cedartown, Georgia. The branch occupies 10,000 square feet.

     In 1973, the Bank opened a full-service Rockmart branch at 131 West Elm Street, Rockmart, Georgia. The branch occupies 4,223 square feet.

FIRST POLK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to provide insight into the financial condition and results of operations of First Polk Bankshares, Inc. and its subsidiary The First National Bank of Polk County and should be read in conjunction with the consolidated financial statements and accompanying notes. The purpose of this discussion is to focus on information that may not be readily apparent from a review of our audited consolidated financial statements and notes thereto. The discussion of net interest income in this financial review is not presented on a tax equivalent basis.

     First Polk is a Georgia corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. First Polk conducts its operations through its wholly owned subsidiary, The First National Bank of Polk County (“First National Bank”). First National Bank is a nationally chartered bank located in Polk County, Georgia, with its primary market consisting of Polk County and surrounding areas.

Results of Operations for the Years Ended December 31, 2003 and 2002

     Significant Balance Sheet Fluctuations. For the year ended December 31, 2003, total assets decreased $1.9 million or 1.26% as compared to December 31, 2002. The most significant changes in 2003 included an increase in net loans of $3.8 million and an increase in federal funds sold of $2.7 million. These increases were offset by a decrease in securities of $5.5 million and in cash and due from banks of $2.3 million. First Polk placed significant efforts into generating growth in quality loans during 2003. Total deposits decreased during 2003 by $2.9 million or 2.2%. First Polk has not been aggressive in paying higher rates than its competition in its market area primarily due to the weak loan demand and the resulting limited need for additional funding. The net loans to deposit ratio at December 31, 2003 was 70.3% as compared to 65.9% at December 31, 2002.

     Significant Fluctuations in Net Income. First Polk’s results of operations are determined by its ability to manage effectively interest income and expense, minimize loan and investment losses, generate non-interest income and control non-interest expense. Since market forces and economic conditions beyond the control of management determine interest rates, the ability to generate net interest income is dependent upon First National Bank’s ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

     Interest income for 2003 decreased $1,051,000 to $8,411,000 for the year ended December 31, 2003, as compared to $9,462,000 for 2002. Generally, rates declined in all areas of earning assets as reflected in the rate/volume analysis included in a later section of this analysis. Interest expense also declined $892,000 for 2003 to $1,521,000 as compared to $2,413,000 for 2002 as a result of declining interest rates on deposit accounts. As a result of the declines in interest rates, net interest income decreased from $7,049,000 in 2002 to $6,891,000 for 2003, a decrease of $158,000. Other income increased $59,000 while other expense increased $69,000 during 2003. The most significant changes to other income were an increase in non-sufficient funds and overdraft charges on deposit accounts of $169,000, a decrease in gain on sale of securities available for sale of $58,000, and a decrease in other income of $54,000. All other changes are considered normal. The most significant increases were an increase of $14,000 in ATM processing costs, an increase of $43,000 in consulting fees and an increase of $59,000 in the loss on sale of other real estate owned. The number of employees was also reduced by four full time and two part time positions during the year. The implementation of check imaging was a factor in the reduction of the number of employees. Equipment and occupancy expense decreased by $38,000 as a result of a decrease in depreciation. All other changes were attributable to normal increases in expense. Net income was $2,196,472 in 2003, which was 5.51% below 2002 net income of $2,324,557. Return on average equity for 2003 was 11.71%, compared with 13.50% for 2002.

     Presented below are the average balance sheets with various components of assets and liabilities, interest income and expense as well as their yield/cost for the fiscal years ended 2003 and 2002. Due to the immaterial nature of nonaccrual loans the average balances are included in loans below.

Years Ended December 31,

	Average			Average
	Balance	2003		Balance	2002
	Sheet	Income/	2003	Sheet	Income/	2002
	2003 (1)	Expense	Yield	2002 (1)	Expense	Yield
Real estate loans	65,521	4,724	7.21%	64,629	4,890	7.57%
Commercial loans	10,242	560	5.47%	6,413	408	6.37%
Installment loans	9,712	1,057	10.88%	9,799	1,166	11.90%
Ready reserve loans	3,225	209	6.48%	3,204	211	6.57%
Other loans	154	50	32.47%	81	64	79.13%
U.S. treasury securities	—	—	—	80	6	6.94%
U.S. agencies and mortgage backed securities	38,920	1,535	3.94%	43,365	2,409	5.56%
Taxable municipal securities	75	5	6.70%	157	10	6.40%
Non-taxable municipal securities	5,301	208	3.92%	6,498	268	4.13%
Federal reserve bank stock	32	2	6.25%	32	3	9.00%
Federal funds sold	5,924	62	1.05%	1,752	27	1.52%

Total earning assets	139,106	8,412	6.05%	136,010	9,462	6.96%

Reserve for loan losses	(1,242)			(1,139)
Cash and due from banks	3,821			3,752
Premises and equipment	3,741			3,766
Other real estate owned	91			77
Deposit intangible	814			1,087
Other assets	3,659			3,640

Total assets	149,990			147,193

Time deposits	52,956	1,292	2.44%	54,728	1,827	3.34%
Interest bearing demand deposits	54,766	229	.42%	53,333	582	1.09%
Federal funds purchased	—	—	—	187	4	2.14%

Total interest bearing liabilities	107,722	1,521	1.41%	108,248	2,413	2.23%

Non interest bearing demand deposits	21,997			20,314
Other liabilities	1,516			1,379
Total capital	18,755			17,252

Total liabilities and capital	149,990			147,193

Net interest income		6,891			7,049
Net interest spread			4.64%			4.73%
Net yield on average earning assets			4.95%			5.18%

(1)	Average balances are daily averages

     Net interest income totaled $6,890,993 in 2003, a decrease of $158,447 or 2.25% from 2002 net interest income of $7,049,440. Average interest earning assets increased $ 3,096,000 or 2.28% over 2002. Our primary interest-earning assets were loans, which represented 63.88% of average interest-earning assets in 2003, compared to 61.85% in 2002.

     As reflected above, the net yield on average earning assets was 4.95% for the year ended December 31, 2003, compared to 5.18% for the year ended December 31, 2002. The rate earned on average earning assets was 6.05% for 2003 compared to 6.96% for 2002. The rate paid on average interest-bearing liabilities was 1.41% for 2003 compared to 2.23% for 2002. Key interest rates, such as The Wall Street Journal’s prime rate, decreased throughout 2003 and 2002. The prime rate was lowered 25 basis points in 2003, following cuts totaling 50 basis points in 2002, which affects the yield on our loan portfolio.

     Provision for Loan Losses. The provision for loan losses was $168,750 in 2003, compared with $184,000 in 2002. As of December 31, 2003, management considers the allowance for loan losses to be adequate to absorb possible future losses.

     Non-Interest Income. Non-interest income for the fiscal year ended December 31, 2003 was $1,599,023 compared to $1,539,530 for the fiscal year ended December 31, 2002. Non-interest income consists mainly of service charges on deposit accounts, other fee income, and security gains. Service charges on deposit accounts were $1,332,689 in 2003, an increase of $168,560 or 14.48% from the 2002 total of $1,164,129. Non-sufficient funds (NSF) and overdraft charges were the primary factors contributing to this increase.

     Operating Expense. Total operating expenses were $5,148,772 in 2003, compared to $5,079,646 in 2002, an increase of $69,126 or 1.36%. The following table represents the components of non-interest expenses for the years ended December 31, 2003 and 2002.

	2003	2002
Salaries	2,083,021	2,064,885
Incentive plan	120,000	138,125
Other employee benefits	554,232	612,049
Occupancy expenses	607,605	645,852
Other operating expenses	1,783,914	1,618,735
Total operating expenses	5,148,772	5,079,646

     Expense decreases related to employee benefits and occupancy expenses were offset by increases in other operating expenses. Other operating expenses of $1,783,914 increased by $165,169 or 10.20%. Contributing factors included increased costs associated with ATM and debit card activity, other real estate owned, and consulting fees associated with merger activities.

     Income Taxes. Income tax expense was $976,022 for 2003, compared to $1,000,767 for 2002.

Financial Condition

December 31, 2003

     As of December 31, 2003, total assets were $147.2 million, a decrease of 1.1% over December 31, 2002 total assets of $149.1 million. Over the same period, total loans grew 4.3% to $90.9 million from $87.0 million. Total deposits decreased 2.2% to $127.5 million from $130.4 million. The resulting loan to deposit ratio was 70.3% at December 31, 2003, compared to 65.9% at December 31, 2002. There were no other borrowings at December 31, 2003 or December 31, 2002.

     Loan Portfolio. The following table presents various categories of loans contained in First National Bank’s loan portfolio for the fiscal years ended December 31, 2003 and 2002, and the total amount of all loans for such periods.

	December 31,
(Dollars in thousands)	2003	2002
Type of Loan
Commercial	$6,944	$6,036
Real estate - construction	9,340	5,610
Real estate - mortgage	63,597	63,919
Consumer installment	10,350	9,910
Other	644	1,620

Subtotal	90,875	87,095
Less: Allowance for possible loan losses	1,225	1,209

Loans, net	$89,650	$85,886

     The following is a presentation of the contractual maturities of loans as of December 31, 2003:

(Dollars in Thousands)

		Due after
	Due in 1	1 Year
	Year or	Less than	Due after
Type of Loan	Less	5 Years	5 Years	Totals
Commercial	$4,572	$2,170	$202	$6,944
Real estate - construction	7,215	1,611	514	9,340
Real estate - mortgage	9,112	32,798	21,687	63,597
Consumer	1,892	8,433	25	10,350
Other	533	111		644

Total	$23,324	$45,123	$22,428	$90,875

     For the above loans, the following is a summary of commercial and real estate — construction loans as of December 31, 2003 with due dates after one year for predetermined and floating or adjustable rates.

(Dollars in thousands)

Category	Due 1 Year to 5
Predetermined interest rate
Commercial loans	$1,936
Real estate - construction	$775
Floating interest rate
Commercial loans	$234
Real estate - construction	$836

Category	Due after 5 years
Predetermined interest rate
Commercial loans	$202
Real estate - construction	$514

     Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2003 and 2002 is as follows:

	(Dollars in Thousands)
	December 31,
	2003	2002
Nonaccrual loans	$280	$234
Loans contractually past due ninety days or more as to Interest or principal payments and still accruing	54	85
Restructured Loans	—	—
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	—	—
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	25	18
Interest income that was recorded on nonaccrual and restructured loans	23	8

     As of December 31, 2003, there were no loans classified for regulatory purposes as doubtful, substandard or special mention which (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. There are no loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

     Accrual of interest is discontinued on a loan when management determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful.

     Summary of Loan Loss Experience. An analysis of our loan loss experience is furnished in the following table for the years indicated.

Loan Loss Experience

	December 31, 2003	December 31, 2002
Balance at beginning of year	$1,208,490	$1,123,508
Charge-offs:
Commercial	129,000	153,000
Real estate construction	—	—
Real estate mortgage	2,000	4,000
Consumer	277,765	136,076

Total	408,765	293,076
Recoveries:
Commercial	67,000	76,000
Real estate construction	—	—
Real estate mortgage	3,000	5,000
Consumer	186,666	113,058

Total	256,666	194,058

Net charge-offs / (recoveries)	152,099	99,018
Additions charged to operations	168,750	184,000

Balance at end of year	$1,225,141	$1,208,490

Ratio of net charge-offs / (recoveries) to average loans outstanding during the year	.17%	.12%

     Allowance for Loan Losses. The allowance for loan losses is established through provisions for loan losses charged to operations. The provision for loan losses charged to operations is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of loan concentrations, historical performance, levels of nonperforming loans, current economic conditions, and review of certain individual loans. Since First National Bank’s loan portfolio is mainly secured by real estate, management has continued to augment the allowance for loan losses because of the cyclical nature of the real estate market.

     The allowance for loan losses consists of two main components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined using an average of three loan loss allocation methods used by regulators and industry consultants along with one developed internally. First National Bank uses a risk rating system for its loans as shown below.

Risk Rating	Definition
1	No apparent risk
2	Exceptional
3	Above Average
4	Quality
5	Satisfactory
6	Acceptable – merits attention
7	Special mention
8	Substandard
9	Doubtful

     First National Bank experienced little change in risk ratings for real estate loans from December 31, 2002 to December 31, 2003, which means that the risk associated with such loans remained generally unchanged during the period. Factors considered in determining the adequacy of the unallocated component of the allowance for loan losses include our heavy concentration in real estate loans, the growth in our real estate loan portfolio, and the economic environment in general. These factors are tempered by the positive performance within the local real estate market, the experience level of our lenders and our strong credit culture.

     The allowance for possible loan losses was allocated as follows:

	December 31,
	2003		2002
		Percent of loans in		Percent of loans in
		each category to		each category to
	Amount	total loans	Amount	total loans
Commercial	$514,559	8	$459,226	7
Real estate construction	—	10	—	6
Real estate mortgage	539,062	70	567,990	73
Consumer	171,520	12	181,274	12
Other	—	—	—	2
Unallocated	—	—	—	—

	$1,225,141	100	$1,208,490	100

     Management believes that the allowance for loan losses is adequate to absorb possible losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. First National Bank’s primary regulator, as an integral part of their examination process, periodically reviews First National Bank’s allowance for loan losses. Such agencies may require First National Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

     Investments. As of December 31, 2003, net loans comprised approximately 61% of First National Bank’s assets, investment securities comprised approximately 28% of First National Bank’s assets, and federal funds sold comprised 4.0% of First National Bank’s assets.

The following table presents, for the years indicated, First National Bank’s investments in securities.

	December 31,
Investments	2003	2002
Available-for-Sale:
U.S. Treasury and U.S. government agencies and corporations	$19,907,152	$31,003,528
Mortgage-backed securities	15,481,497	7,953,827
State and municipal securities	5,042,001	6,958,258
Equity securities	420,562	415,974

Totals	$40,851,212	$46,331,587

Securities classified as available-for-sale at December 31, 2003, are shown below by contractual maturity. Maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on tax exempt securities have not been stated on a tax equivalent basis.

	U.S. Treasury and U.S.
	Government agencies and
	corporations		Mortgage-backed securities		State and municipal securities		Equity securities
		Weighted		Weighted		Weighted		Weighted
		Average		average		average		average
	Carrying Value	yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	yield
Available-for- Sale 0-1 year	$2,073,750	6.65%	$—	—%	$75,492	6.70%	$—	—%
Over 1 through 5 years	13,729,964	3.59%	2,247,475	2.94%	3,389,581	6.29%	—	—%
Over 5 through 10 years	4,103,438	4.80%	11,821,501	3.41%	1,467,743	6.12%	—	—%
Over 10 years	—	—%	1,412,522	3.17%	109,184	6.50%	420,562	—%

Total	$19,907,151	4.15%	$15,481,497	3.32%	$5,042,000	6.25%	$420,562	—%

     Rate/Volume Analysis of Net Interest Income. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

	Year Ended December 31,
	2003 vs. 2002
	(Dollars in thousands)
	Changes Due To:
			Increase
Increase (decrease) in:	Rate	Volume	(Decrease)
Income from interest- earning assets:
Loans	$(507)	$367	$(140)
Taxable securities	(650)	(237)	(887)
Non-taxable securities	(13)	(47)	(60)
Federal funds sold	(11)	47	36

Total interest income	(1,180)	129	(1,051)

Expense from interest-bearing liabilities:
Deposit accounts	(880)	(8)	(888)
Other borrowings	(2)	(2)	(4)

Total interest expense	(882)	(10)	(892)

Net interest income	$(298)	$139	$(159)

     Deposits. The following table presents, for the fiscal years ended 2003 and 2002, the average balance and average rate paid on each of the described deposit categories.

(Dollars in Thousands)	2003		2002
	Average	Average	Average	Average
Deposit Category	Balance	Rate Paid	Balance	Rate Paid
Non interest - bearing demand deposits	$21,997	—	$20,314	—
NOW and money market deposits	54,766	.42%	53,332	1.09%
Time deposits	52,956	2.44%	58,728	3.34%

The following table indicates the scheduled maturities of time deposits of $100,000 and greater at December 31, 2003:

(Dollars in Thousands)
$100,000 and greater
0 – 3 months	$2,053
3 – 6 months	2,443
6 – 12 months	1,172
Over 12 months	2,637

Total	$8,305

At December 31, 2003, First National had no deposit relationships that represented concentrations.

     Return on Equity and Assets. Returns on average consolidated assets and average consolidated equity for fiscal years ended December 31, 2003 and 2002 are presented below.

	December 31,
	2003	2002
Return on average assets	1.46%	1.58%
Return on average equity	11.71%	13.50%
Average equity to average assets ratio	12.50%	11.72%
Dividend payout ratio	27.03%	25.59%

     Interest Rate Risk Management. The objective of interest rate risk management is to identify and manage the sensitivity of earnings to changing interest rates, in order to achieve First National Bank’s overall financial goals. By monitoring the level of rate sensitive assets to rate sensitive liabilities, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines. The asset/liability management committee oversees the interest rate risk management process and approves policy guidelines.

     Interest rate sensitivity is a function of the repricing characteristics of First National Bank’s assets and liabilities. These repricing characteristics are the time frames within which the interest-earning assets and interest-bearing liabilities are subject to change in interest rates at maturity, replacement or repricing during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate sensitivity management seeks to minimize the impact of interest rate fluctuations on the net interest margin. Interest rate sensitivity is measured as the difference between assets and liabilities that are subject to repricing at various time horizons: within 12 months; three to 12 months; one to five years; over five years, and on a cumulative basis. The differences are known as interest rate sensitivity gaps.

     The interest rate sensitivity position at year-end 2003 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The table does not necessarily indicate the impact of general interest rate movements on the net interest margin because various assets and liabilities that reprice within the same period may in fact, reprice at different times within such period and at different rates. Repricing rates are also subject to competitive pressures.

		After 3
		months	After 1
	Within	but	year but
	3	within 12	within 5	After 5
(Dollars in thousands)	Months	Months	years	Years	Totals
ASSETS
Loans	$15,077	$7,637	$45,734	$22,427	$90,875
Securities	392	2,835	19,367	18,257	40,851
Federal funds sold	5,982	—	—	—	3,308

Total assets	$21,451	$10,472	$65,101	$40,684	$137,708

FUNDING SOURCES
Interest-bearing demand and savings	$54,600	$—	$—	$—	$54,600
Certificates, less than $100M	13,441	19,167	6,895	3,725	43,228
Certificates $100M and over	2,053	3,615	1,161	1,476	8,305
Other borrowings	—	—	—	—	—

Total funding sources	$70,094	$22,782	$8,056	$5,201	$106,133

Interest - sensitivity gap	$(48,643)	$(12,310)	$57,045	$35,483	31,575
Cumulative interest - sensitivity gap	$(48,643)	$(60,953)	$(3,908)	$31,575
Interest - sensitivity gap ratio	30.60%	45.97%	808.11%	782.23%	129.75%
Cumulative interest - sensitivity gap ratio	30.60%	34.37%	96.13%	129.75%

     As evidenced by the table above, at year-end 2003 we were outside of our target range of 80% to 120% for the cumulative interest rate sensitivity gap ratio in the one year horizon. Management made the decision, which was approved by the asset liability committee, to offer a real estate mortgage loan product for which the rate is fixed for three years. While this decision caused a short term liability sensitive position in the GAP analysis, it increased the overall yield on assets and therefore improved our net interest margin from what it would have been if those funds had remained in securities. A positive interest sensitivity gap corresponds to a gap ratio greater than 100% and a negative interest sensitivity gap corresponds to a gap ratio less than 100%. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to increase net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to affect net interest income adversely. With respect to First National Bank , an increase in interest rates would result in lower earnings while a decline in interest rates would increase income in all periods except the after five year horizon, in which the opposite would be true. This, however, assumes that all other factors affecting income remain constant. The three year fixed rate loan promotion on real estate loans explains the liability sensitive position in the three months and three months to one year time horizon. The cumulative GAP position of 96.13% in the one year to five year time category falls back into the preferred range. Also this analysis does not take into account the fact that First National Bank has approximately 15% of its average assets funded by non-interest bearing deposits. While short-term earnings may be affected if interest rates sharply increase, management believes the long term benefit of attracting and retaining these loan customers will improve net interest income.

     Liquidity Risk Management. The primary objectives of asset/liability management are to provide adequate liquidity to meet the needs of customers and to maintain an optimal balance between interest-sensitive assets and interest-sensitive liabilities, so that First Polk can also meet the expectations of its shareholders as market interest rates change. Liquidity risk involves the risk of being unable to fund assets, as well as the risk of not being able to meet unexpected cash needs. Active management and planning are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows.

     Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings and cash flows from operations. Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments. Deposits are our primary source of liquidity. The stability of this funding source is affected by returns available to customers on alternative investments, the quality of customer service levels and competitive forces. We have enjoyed an established and stable customer deposit base that historically has not been subject to significant movement due to interest rates or any other change. Also, we have not paid higher rates than are available within our market and therefore most of our deposit base is considered core deposits. For this reason, significant fluctuations in liquidity needs have not been a concern.

     We have purchased funds on an unsecured basis through federal funds. We historically have not used national certificate of deposit markets. In addition, we may also use securities in our investment portfolio as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the Federal Reserve Bank, and lines of credit have been established with The Bankers Bank and First National Bank of Georgia. These will be relied upon in short-term peaks of demand. If emergency needs arise, the First National Bank has approximately $63,597,000 in real estate mortgage loans that are available to be pledged as collateral against borrowings from funding sources. Management does not foresee a trend that would require such a need for liquidity.

     Below are the pertinent liquidity balances and ratios for the years ended December 31, 2003 and December 31, 2002.

	2003	2002
Cash and due from banks	$3,690,374	$6,001,205
Federal fund sold	$5,982,000	$3,308,000
Securities	$40,851,212	$46,331,587
Cash and due from banks, federal funds sold, and investment securities available for sale to total assets	34.31%	37.31%
CDs $100,000 and greater to total deposits ratio	6.51%	6.35%
Loan to deposit ratio	70.30%	65.87%
Loan to total funding (deposits plus borrowings)	70.30%	65.87%
Brokered deposits	$-	$—

     Capital Adequacy. There are two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Note that under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. To be adequately capitalized, banks are required to maintain a minimum total risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy is the leverage ratio. The leverage ratio is computed by dividing Tier 1 capital into total average assets. The table below illustrates regulatory capital ratios for First National Bank of Polk County and First Polk at December 31, 2003:

		Minimum
		regulatory
	December 31, 2003	requirement
Bank
Tier 1 capital	20.95%	4.00%
Tier 2 capital	1.25%	—

Total risk-based capital ratio	22.20%	8.00%

Leverage ratio	11.93%	4.00%

Company – consolidated
Tier 1 capital	22.60%	4.00%
Tier 2 capital	1.24%	—

Total risk-based capital ratio	23.84%	8.00%

Leverage ratio	12.90%	4.00%

     The above ratios indicate that the capital positions of First National Bank of Polk County and First Polk are sound and that both are well positioned for future growth.

Off-Balance-Sheet Financing

     Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance-sheet financial instruments include commitments to extend credit and standby letters of credit. These financial instruments are included in the financial statements when funds are distributed or the instruments become payable. We use the same credit policies in making commitments as we do for on-balance-sheet instruments. Our exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, standby letters of credit and credit card commitments is represented by the contractual amount of those instruments. At December 31, 2003, we had outstanding commitments to extend credit through open lines of credit of approximately $5.0 million and outstanding standby letters of credit of approximately $6,500.

Management of First Polk

Directors

     The table set forth below provides information about the First Polk directors who we anticipate will become directors of SouthCrest upon effectiveness of the merger. All of the directors of First Polk currently stand for election each year at First Polk’s annual shareholders’ meeting; however, on the effective date of the merger, the directors who will continue as SouthCrest directors will be appointed to staggered terms, which means that one-third of the directors will be elected each year at the annual meeting of shareholders.

     The following table sets forth for each director: (i) his name; (ii) his age at December 31, 2003; (iii) his class and prospective term as a SouthCrest director; (iv) how long he has been a director of First Polk; (v) his position(s) with First Polk, other than as a director; and (vi) his principal occupation and recent business experience for the past five years.

	Class	Director	Business experience
Name (Age)	(term expires)	since	and position with First Polk
Larry T. Kuglar (58)	II (2006)	1986	President and CEO of First Polk since 1986; President and CEO of The First National Bank of Polk County since 1979

Michael D. McRae (53)	II (2006)	1993	Attorney, Smith, Shaw and Maddox, LLP

Edmund J. Wall (39)	I (2005)	2000	Investment banker; President, Knox-Wall Division of Morgan Keegan & Company, a subsidiary of Regions Financial Group

Harold W. Wyatt, Jr. (65)	III (2007)	1986	Chairman of the Board; Managing Partner, Wyatt Investment Group LP since 2002; President, Wyatt Properties II, Inc.

Executive Officers

     The following table shows for each executive officer of First Polk who will continue to serve as a SouthCrest executive officer: (i) his name, (ii) his age at December 31, 2003, (ii) how long he has been an officer of First Polk, and (iv) his position(s) with First Polk:

Name (Age)	Position
Larry T. Kuglar (58)	President and Chief Executive Officer of First Polk since 1986; President and Chief Executive Officer of The First National Bank of Polk County since 1979

Certain Transactions

     The First National Bank of Polk County extends loans from time to time to First Polk’s and the Bank’s directors, their associates and members of the immediate families of the directors and executive officers of First Polk and the Bank. These loans are made in compliance with applicable laws and regulations and in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with First Polk or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Executive Compensation

     The following table sets forth a summary of compensation paid to or accrued on behalf of First Polk’s chief executive officer. No other executive officers of First Polk who will continue as executive officers of the combined company received a combined salary and bonus in excess of $100,000 for services rendered during the 2003 fiscal year.

		Annual Compensation
	Fiscal			All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)
	2003	$145,000	$17,600	$4,616
Larry T. Kuglar	2002	145,000	23,555	4,281
President and Chief Executive Officer	2001	130,000	31,406	3,718

(1)	Represents life insurance premiums paid by First Polk on behalf of Mr. Kuglar on a policy for which his spouse is the beneficiary and matching contributions to Mr. Kuglar’s 401(k) in the following amounts:

	Life Insurance Premiums	401(k) Match
2003	$396	$4,220
2002	396	3,885
2001	504	3,214

Director Compensation

     First Polk outside directors receive $300 for each board meeting and $50 for each committee meeting attended.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information with respect to the beneficial ownership, as of January 15, 2004, of shares of First Polk common stock by (i) each person known by First Polk to be the beneficial owner of more than 5% of First Polk’s issued and outstanding common stock, (ii) each of First Polk’s directors, (iii) First Polk’s chief executive officer, and (iv) all directors and executive officers of First Polk as a group. Except as noted below, First Polk believes that each of the persons listed has sole voting and investment power with respect to the shares included in the table. Except where noted, the address of each of the persons listed is the same as that of First Polk.

	Number of Shares	Percent of	Pro Forma
	of First Polk	Class of First	Percent of
	Common Stock	Polk	Class of
	Beneficially	Common	SouthCrest
Name and Address	Owned(1)	Stock	Common Stock
Five Percent Shareholders:
Wyatt Investment Group	145,564	9.81	3.97
Post Office Box 106 Cedartown, Georgia 30125
Harold L. Murphy	80,856	5.45	2.21
321 Georgia Highway 120 Tallapoosa, Georgia 30176
Directors and Chief Executive Officer:
Bruce Casey	14,128	*	*
Lloyd H. Gray, Jr.	12,000	*	*
Larry T. Kuglar	42,600 (2)	2.87	1.16
Lester C. Litesey, Jr.	5,440	*	*
Michael D. McRae	8,598 (3)	*	*
Cathy T. Noland	2,640 (4)	*	*
Steven B. Smith	3,692	*	*
Edmund J. Wall	9,080	*	*
Harold W. Wyatt, Jr.	147,564 (5)	9.94	4.03
All Directors and Executive Officers, as a Group (nine persons)	245,742	16.56	6.71

*	Represents beneficial ownership of less than 1%.

(1)	The information contained in this table with respect to First Polk common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. Information with respect to beneficial ownership is based upon information furnished by each owner. Under the SEC’s rules, a person is also deemed to be the beneficial owner of any securities owned by such person’s spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2)	Represents 38,644 shares held directly and 3,956 shares held by Mr. Kuglar’s spouse.

(3)	Represents 8,548 shares held directly and 50 shares held by Mr. McRae’s spouse.

(4)	Represents 1,840 shares held directly and 800 shares held by Ms. Noland’s spouse.

(5)	Represents 2,000 shares held directly and 145,564 shares held by Wyatt Investment Group, LP, of which Mr. Wyatt is the managing partner.

COMPARATIVE RIGHTS OF FIRST POLK SHAREHOLDERS
AND UPSON SHAREHOLDERS

     The following is a comparison of certain rights of First Polk shareholders and those of Upson shareholders. Certain significant differences in the rights of First Polk shareholders and those of Upson shareholders arise from differing provisions of First Polk’s and Upson’s respective governing corporate instruments.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of First Polk shareholders and those of Upson shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Georgia Business Corporation Code and to the respective governing corporate instruments of First Polk and Upson, to which shareholders are referred.

Authorized Capital Stock

     First Polk. First Polk is authorized to issue 5,000,000 shares of common stock, $1.00 par value per share, of which 1,484,029 shares are issued and outstanding as of the date of this joint proxy statement/prospectus. First Polk’s articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of First Polk.

     Under First Polk’s bylaws, each shareholder is entitled to one vote for each share of stock owned. A majority of First Polk’s outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum. A majority of the shares represented and entitled to vote at a meeting of shareholders is sufficient to take action on a matter, unless otherwise provided by applicable law, the articles of incorporation or bylaws. As allowed under Georgia law, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast at least the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

     Upson. Upson is authorized to issue 10,000,000 shares of common stock, no par value per share, of which 2,092,832 shares are issued and outstanding as of the date of this joint proxy statement/prospectus. Upson’s articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of Upson.

     Upson common stock is not divided into classes, and Upson has no classes or series of capital stock issued or outstanding other than Upson common stock. Under Upson’s bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders except as otherwise provided by statute or by Upson’s articles of incorporation or bylaws. If a quorum is present, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless otherwise provided by applicable law, the articles of incorporation or bylaws. As allowed under Georgia law, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote by means of one or more written consents signed by all of the shareholders entitled to take action.

Amendments to Articles of Incorporation and Bylaws

     First Polk. Under Georgia law, amendment of a corporation’s articles of incorporation generally requires approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. First Polk’s articles of incorporation are silent with respect to amendments thereto, and, therefore, any amendment to First Polk’s articles of incorporation must be approved by the affirmative vote of a majority of the votes entitled to be cast on such amendment.

     The board of directors and shareholders of First Polk have the power to alter or amend First Polk’s bylaws, or adopt new bylaws. First Polk’s Board of Directors may amend or repeal First Polk’s bylaws by the affirmative vote of the directors then in office, and First Polk’s shareholders may amend or repeal First Polk’s bylaws by the affirmative vote of a majority of the issued and outstanding shares entitled to vote in an election of directors.

     Upson. Upson’s articles of incorporation are silent with respect to amendments thereto, and, therefore, any amendment to Upson’s articles of incorporation must be approved by the affirmative vote of a majority of the votes entitled to be cast on such amendment in accordance with Georgia law.

     Upson’s board of directors has the power to alter, amend or repeal Upson’s bylaws or adopt new bylaws, subject to the power of shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of Upson entitled to vote on the matter.

Board of Directors and Absence of Cumulative Voting

     First Polk. First Polk’s bylaws provide that the board of directors shall consist of not less than five nor more than 25 members. First Polk’s board of directors currently has nine members. Directors are elected for one year terms by the affirmative vote of a majority of the shares represented at the annual meeting of shareholders.

     First Polk’s articles of incorporation and bylaws do not provide for cumulative voting for the election of directors. If any vacancy occurs in the membership of the board of directors, it may be filled by the directors then in office. A director appointed to fill a vacancy shall be appointed for a term of office continuing until the expiration of the term of the director whose place became vacant.

     Upson. Upson’s bylaws provide for a board of directors having not less than five nor more than 25 members, the precise number to be fixed by resolution of the shareholders or the board of directors. Upson’s board of directors currently has eight members. Each director, except in the case of death, resignation or retirement, disqualification or removal, shall serve until his successor shall have been elected and qualified. Upson’s bylaws provide for a classified board of directors beginning with the annual meeting of Upson shareholders on January 16, 2004. Beginning at that meeting, the directors were divided into three classes as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of Upson’s shareholders to be held in 2005, the term of office of the second class of directors to expire at the annual meeting of Upson’s shareholders to be held in 2006, and the term of the third class of directors to expire at the annual meeting of Upson’s shareholders to be held in 2007. At each annual meeting of Upson’s shareholders, the successors of those directors whose terms expire at the meeting shall be elected for terms of office expiring at the annual meeting of Upson’s shareholders held in the third year following the year of their election, by the affirmative vote of a majority of the shares represented at Upson’s annual meeting of shareholders.

     Upson’s articles of incorporation and bylaws do not provide for cumulative voting for the election of directors. Vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy shall hold office for his or her predecessor’s unexpired term, except that if the vacancy results from an increase in the number of directors, such term will only continue until the next annual meeting of the Upson’s shareholders.

Removal of Directors

     First Polk. Under First Polk’s bylaws, the entire board or any individual director may be removed with or without cause only upon the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of First Polk entitled to vote in an election of directors. In addition, the Board of Directors may remove a director from office if such director is adjudicated as incompetent by a court, if he or she is convicted of a felony, if he or she does not, within 60 days of his or her election, accept the office in writing or by attendance at a meeting of the Board of Directors and fulfill any other requirements for holding the office of director, or if he or she fails to attend regular meetings of the Board of Directors for six consecutive meetings without having been excused by the Board of Directors.

     Upson. Under Upson’s bylaws, the entire board of directors or any individual director may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of capital stock entitled to vote at an election of directors.

Indemnification of Directors and Officers

     First Polk. Georgia law provides for the indemnification of directors and officers of Georgia corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, indemnification is available if it is determined that the proposed indemnitee acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, that the individual had no reasonable cause to believe his or her conduct was unlawful. To the extent that a proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     Under Georgia law, indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director or officer in connection with a proceeding in which he or she was adjudged liable on the basis that a personal benefit was improperly received.

     First Polk’s bylaws provide that First Polk must indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of First Polk) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of First Polk as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of First Polk, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. To the extent that a director, officer, employee or agent of First Polk has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director, officer, employee or agent of the corporation, the corporation must indemnify the director, employee, or agent against reasonable expenses incurred by him or her.

     Upson. The provisions of Georgia law regarding indemnification of officers and directors are also applicable to Upson. Upson’s bylaws provide that Upson may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of Upson, or is or was serving at the request of Upson as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement, in accordance with Georgia law. Upson may not indemnify a person in the case of a claim, issue, or matter as to which a person has been adjudged to be liable on the basis that personal benefit was improperly received by him, or her, whether or not involving action in his or her official capacity. To the extent that a director, officer, employee or agent of Upson has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director, officer, employee or agent of the corporation, the corporation must indemnify the director, employee, or agent against reasonable expenses incurred by him or her.

Special Meetings of Shareholders

     First Polk. First Polk’s bylaws provide that special meetings of shareholders may be called at any time by the board of directors, the president, or First Polk upon the written request of holders of not less than 25% of the outstanding shares of First Polk.

     Upson. Upson’s bylaws provide that a special meeting of shareholders, unless otherwise prescribed by law, may be called for any purpose at any time by the chairman of the board, the chief executive officer or the board of directors pursuant to resolution adopted by a majority of the board.

Mergers, Share Exchanges and Sales of Assets

     Georgia law generally prohibits a business combination between a Georgia corporation and an “interested shareholder” (generally the beneficial owner of 10% or more of the corporation’s voting stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the corporation’s board of directors, (ii) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 90% of the corporation’s voting stock (excluding “insider” shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) after the shareholder becomes an interested shareholder, he or she acquires additional shares resulting in ownership of at least 90% of the outstanding voting common stock and obtains the approval of the holders of a majority of the remaining shares, excluding “insider” shares as described above.

     Georgia law also provides for certain voting rules and fair price requirements concerning business combinations with “interested shareholders.” This provision is designed to protect shareholders of Georgia corporations against the inequities of certain tactics which have been utilized in hostile takeover attempts. Under the fair price provisions, business combinations with interested shareholders (generally, a person who beneficially owns 10% or more of the corporation’s voting shares) must meet one of three criteria designed to protect minority shareholders: (i) the transaction must be unanimously approved by the “continuing directors” of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder); (ii) the transaction must be approved by two-thirds (2/3) of the continuing directors and a majority of shares held by shareholders other than the interested shareholders; or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless at which point in time they sell to the acquiring party.

     First Polk. The business combination and fair price requirements under Georgia law are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. First Polk’s bylaws do not specifically incorporate these requirements.

     Upson. Upson’s bylaws specifically incorporate the business combinations with interested shareholders and fair price provisions of Georgia law described above, and thus these requirements are applicable to Upson.

Shareholder Rights to Examine Books and Records

     Georgia law provides that a shareholder is entitled to inspect and copy certain books and records (such as the corporation’s articles of incorporation or bylaws) upon written demand at least five days before the date on which he or she wishes to inspect such books and records. A shareholder is entitled to inspect certain other documents (such as minutes of the meetings of the board of directors, accounting records and the record of shareholders of the corporation) provided that (i) such inspection must occur during regular business hours at a reasonable location determined by the corporation, and (ii) any such demand for inspection will only be permitted if (a) the demand for inspection is made in good faith or made for a proper purpose, (b) the shareholder describes with particularity his or her purpose for the inspection and the documents he or she wishes to inspect, (c) the records requested for inspection are directly connected to the stated purpose, and (d) the records are to be used only for the stated purpose.

     First Polk. First Polk’s bylaws grant the First Polk board of directors the power to determine which accounts, books, and records of First Polk shall be open to the inspection of shareholders, except such accounts, books, and records that are specifically open to inspection by law. First Polk’s board of directors also have the power to fix reasonable rules and regulations not in conflict with applicable law for the inspection of accounts, books, and records which by law or by determination of the board of directors shall be open for inspection.

     Upson. The provisions of the Georgia Business Corporation Code regarding shareholder inspection rights are also applicable to Upson. In addition, Upson’s bylaws require Upson, upon the written request of any shareholder of record, to promptly mail a copy of the most recent balance sheet, profit and loss statement for Upson, and, if prepared, the most recent statement of sources and applications of funds and a statement of changes in shareholders’ equity for the fiscal year.

Dividends

     First Polk. Under Georgia law, First Polk’s board of directors may declare dividends on First Polk common stock unless doing so would cause First Polk to be unable to pay its debts as they come due in the usual course of business, or First Polk’s total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences. The ability of First Polk to pay distributions to First Polk shareholders depends, however, to a large extent upon the amount of dividends its bank subsidiary, which is subject to restrictions imposed by regulatory authorities, pay to First Polk. In addition, the Federal Reserve could oppose a distribution by First Polk if it determined that such a distribution would harm First Polk’s ability to support its bank subsidiary.

     Upson. Under Georgia law, Upson’s board of directors may declare dividends on Upson common stock unless doing so would cause Upson to be unable to pay its debts as they come due in the usual course of business, or Upson’s total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences. Like First Polk, since Upson is a bank holding company, the ability of Upson to pay distributions to Upson shareholders depends to a large extent upon the amount of dividends its bank subsidiaries may provide to it under their regulatory guidelines and the Federal Reserve will permit.

SUPERVISION AND REGULATION

     The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to Upson, First Polk, Bank of Upson and The First National Bank of Polk County.

Regulation of Upson and First Polk

     Upson and First Polk are bank holding companies registered with the Federal Reserve under the Bank Holding Company Act. As a result, Upson and First Polk and any non-bank subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     Acquisitions. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve may not approve any acquisition that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the United States, or that in any other manner would be a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, the restrictions on interstate acquisitions of banks by bank holding companies were repealed. As a result, Upson and First Polk and other bank holding companies located in Georgia are able to acquire banks located in any other state, and bank holding companies located outside of Georgia can acquire any Georgia-based banks, in either case subject to certain deposit percentage and other restrictions. The legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies are able to consolidate their multistate banking operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. Georgia does not permit de novo branching by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Georgia is through an acquisition. Georgia has adopted an interstate banking statute that removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions. However, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated three years. Both Upson and First Polk have been incorporated for over three years, and as a result, a bank holding company may acquire control of either Upson or First Polk.

     Activities. The Bank Holding Company Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act, discussed below, have expanded the permissible activities of a bank holding company and its subsidiaries. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complementary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and investment advisory services, underwriting securities and limited merchant banking activities.

     To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment

Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. Neither Upson nor First Polk presently has plans to become a financial holding company.

     Support of Subsidiary Institutions. Under Federal Reserve policy, Upson and First Polk act as a source of financial strength for, and commit resources to support their banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Upson and First Polk may not be inclined to provide it. In addition, any capital loans by a bank holding company to its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Regulation of The First National Bank of Polk County and Bank of Upson

     Primary Regulation of The First National Bank of Polk County. The First National Bank of Polk County is a national banking association and a member of the Federal Reserve. As a national bank, the Office of the Comptroller of the Currency, or OCC, is the primary regulator of The First National Bank of Polk County. The OCC regulates or monitors all areas of the bank’s operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.

     Primary Regulation of Bank of Upson. As a Georgia state chartered bank, Bank of Upson is examined and regulated by the FDIC and the Georgia Department of Banking and Finance. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC also approves conversions, mergers, consolidations, and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting bank is an uninsured bank.

     The Georgia Department of Banking and Finance regulates all areas of Bank of Upson’s banking operations, including mergers, establishment of branches, loans, interest rates, and reserves. Bank of Upson is also subject to Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. With respect to expansion, Georgia law permits, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary banks of bank holding companies then engaged in the business of banking in Georgia.

     Prompt Corrective Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

     The FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking regulators have specified by regulation the relevant capital level for each category.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking regulator. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator may treat an undercapitalized institution in the same manner as it treats significantly undercapitalized institutions if it determines that those actions are necessary.

     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     Community Reinvestment Act. Bank of Upson and The First National Bank of Polk County are subject to the provisions of the Community Reinvestment Act, which requires the FDIC and the OCC, in connection with their regular examinations of a bank, to assess the bank’s record of meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.

     Regulations promulgated under the CRA are intended to set distinct assessment standards for financial institutions. The regulations contain the following three evaluation tests:

•	a lending test, which compares the institution’s market share of loans in low- and moderate-income areas to its market share of loans in its entire service area;

•	a service test, which evaluates the provision of services that promote the availability of credit to low- and moderate-income areas; and

•	an investment test, which evaluates the institution’s record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds.

     Institutions are required to make public disclosure of their written CRA evaluations made by regulatory agencies. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community investment record. In addition to public disclosure of an institution’s CRA assessment, regulatory authorities are required to consider an institution’s CRA assessment when an institution applies for approval to establish a new branch which will accept deposits, to relocate an existing branch or to merge with another federally regulated financial institution.

     Privacy. The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties, other than third parties that market the institution’s own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic delivery or presentation to the consumer.

Payment of Dividends

     Upson and First Polk are legal entities separate and distinct from Bank of Upson and The First National Bank of Polk County. The principal sources of revenue to Upson, including cash flow to pay dividends to its shareholders, are dividends paid from Bank of Upson to Upson. Likewise, the principal sources of revenue to First Polk, including cash flow to pay dividends to its shareholders, are dividends paid from The First National Bank of Polk County. There are statutory and regulatory limitations on the payment of dividends by Bank of Upson and The First National Bank of Polk County, as well as by Upson to its shareholders and by First Polk to its shareholders.

     If, in the opinion of the their primary federal regulator, Bank of Upson or The First National Bank of Polk County were engaged in or about to engage in an unsafe or unsound practice, the regulator may require, after a notice and hearing, that the bank cease and desist from the practice. The federal banking regulators have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be unsafe and unsound banking practice. Under the FDICIA, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal banking regulators have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by Upson or First Polk, as well as by The First National Bank of Polk County or Bank of Upson may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Capital Adequacy

     Upson and First Polk are required to comply with the capital adequacy standards established by the Federal Reserve, and Bank of Upson and The First National Bank of Polk County are required to comply with the capital adequacy standards established by the FDIC. Bank of Upson must also comply with the capital adequacy standards established by the Georgia Department of Banking and Finance, and The First National Bank of Polk County is required to comply with the capital adequacy standards established by the OCC. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, or “tier 1 capital.” The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, or “tier 2 capital.”

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 1% to 2%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions, as is the case for Upson and First Polk, are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company’s tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Bank of Upson and The First National Bank of Polk County are subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

Restrictions on Transactions with Affiliates

     Bank of Upson and The First National Bank of Polk County are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Bank of Upson and The First National Bank of Polk County must also comply with other provisions designed to avoid the taking of low-quality assets.

     Bank of Upson and The First National Bank of Polk County are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Bank of Upson and The First National Bank of Polk County are also subject to restrictions on extensions of credit to their executive officers, directors, principal shareholders and their related interests. These extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Monetary Policy

     The earnings of Upson and First Polk, as well as Bank of Upson and The First National Bank of Polk County, will be affected by domestic and foreign conditions, particularly by the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

EXPERTS

     The consolidated financial statements of Upson as of December 31, 2003 and 2002, and for each of the years in the two year period ended December 31, 2003 included in this joint proxy statement/prospectus and in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Polk as of December 31, 2003 and 2002, and for each of the years in the two year period ended December 31, 2003 included in this joint proxy statement/prospectus and in the Registration Statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     The legality of the shares of Upson common stock being offered hereby is being passed upon for Upson by Troutman Sanders LLP, Atlanta, Georgia, counsel for Upson. Troutman Sanders LLP will also opine as to certain federal income tax consequences of the merger. See “TERMS OF THE MERGER — Important Federal Income Tax Consequences.” Certain additional legal matters relating to the merger are being passed upon for Upson by Troutman Sanders LLP and for First Polk by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

     In the event the transaction is consummated, SouthCrest will inform its shareholders of the date and time of its 2005 annual shareholders’ meeting as well as the date upon which all shareholder proposals intended for inclusion in SouthCrest’s proxy statement for the 2005 annual meeting of shareholders must be received by SouthCrest.

     In the event the transaction is not consummated, Upson and First Polk will inform their respective shareholders of the date and time of their respective 2005 annual shareholders’ meeting.

     Under Georgia law, only business within the purpose or purposes described in the Notice of Special Meeting may be conducted at either of the special meetings.

WHERE YOU CAN FIND MORE INFORMATION

     Upson has filed a Registration Statement on Form S-4 to register with the SEC Upson common stock to be issued to First Polk shareholders in the merger. This joint proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Upson in addition to a proxy statement of Upson and First Polk for the special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     Upson has supplied all of the information contained in this joint proxy statement/prospectus relating to Upson and First Polk has supplied all of the information contained in this joint proxy statement/prospectus relating to First Polk

     You should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated            , 2004. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance of Upson common stock in the merger may create any implication to the contrary. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities made hereunder may, under any circumstances, create an implication that there has been no change in the affairs of Upson since the date hereof or that the information herein is correct as of any time subsequent to its date.

     For further information with respect to Upson Bankshares, Inc. and our common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Registration Statement is also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “http://www.sec.gov.

INDEX TO
UPSON BANKSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Upson Bankshares, Inc. and Subsidiaries
Thomaston, Georgia

     We have audited the accompanying consolidated balance sheets of Upson Bankshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Upson Bankshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 11, 2004

UPSON BANKSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002

	2003	2002
Assets
Cash and due from banks	$7,261,775	$10,349,191
Interest-bearing deposits at other financial institutions	4,861,878	3,509,372
Federal funds sold	7,900,000	11,570,000
Securities available for sale	2,176,401	2,452,001
Securities held to maturity (fair value $98,458,378 and $89,156,350)	97,746,466	85,112,565
Restricted equity securities, at cost	889,813	557,913
Loans held for sale	477,400	405,100
Loans, net of unearned income	123,187,119	118,232,413
Less allowance for loan losses	1,825,230	1,942,950

Loans, net	121,361,889	116,289,463
Premises and equipment, net	4,484,873	4,331,150
Intangible assets, net	3,573,338	4,032,937
Other assets	5,471,548	5,043,283

Total assets	$256,205,381	$243,652,975

Liabilities, Redeemable Common Stock, and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$31,881,847	$30,236,637
Interest-bearing	195,587,142	185,318,928

Total deposits	227,468,989	215,555,565
Federal Home Loan Bank advances	495,000	1,674,186
Other liabilities	1,812,768	2,140,003

Total liabilities	229,776,757	219,369,754

Commitments and contingencies
Redeemable common stock held by ESOP	383,808	299,682

Stockholders’ equity
Common stock, par value $1; 10,000,000 shares authorized; 2,187,753 and 2,100,000 issued	2,187,753	2,100,000
Surplus	19,167,135	17,850,590
Retained earnings	4,989,737	4,107,031
Accumulated other comprehensive loss	(224,545)	(44,222)

	26,120,080	24,013,399
Less cost shares of treasury stock	(75,264)	(29,860)

Total stockholders’ equity	26,044,816	23,983,539

Total liabilities, redeemable common stock, and stockholders’ equity	$256,205,381	$243,652,975

See Notes to Consolidated Financial Statements.

UPSON BANKSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Interest income:
Loans, including fees	$8,941,843	$9,016,051
Securities:
Taxable	3,700,473	4,726,545
Nontaxable	394,996	373,590
Federal funds sold	88,871	95,112
Interest-bearing deposits at other financial institutions	120,224	70,560

Total interest income	13,246,407	14,281,858

Interest expense:
Deposits	3,993,415	5,050,322
Other borrowings	123,216	128,199

Total interest expense	4,116,631	5,178,521

Net interest income	9,129,776	9,103,337
Provision for loan losses	324,000	519,000

Net interest income after provision for loan losses	8,805,776	8,584,337

Other income:
Service charges on deposit accounts	1,766,918	1,496,308
Other service charges and fees	300,371	238,901
Mortgage loan origination fees	388,549	350,081
Net gain on sale of loans	567,041	294,550
Other operating income	488,563	523,027

Total other income	3,511,442	2,902,867

Other expenses:
Salaries and employee benefits	4,055,086	3,811,002
Equipment expenses	707,994	534,879
Occupancy expenses	237,660	256,434
Other operating expenses	2,592,127	2,520,898

Total other expenses	7,592,867	7,123,213

Income before income taxes	4,724,351	4,363,991
Income tax expense	1,389,635	1,248,502

Net income	$3,334,716	$3,115,489

Earnings per share	$1.53	$1.43

See Notes to Consolidated Financial Statements.

UPSON BANKSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Net income	$3,334,716	$3,115,489
Other comprehensive loss:
Unrealized holding losses on securities available for sale arising during period, net of tax benefits of $92,894 and $22,781, respectively	(180,323)	(44,222)

Comprehensive income	$3,154,393	$3,071,267

See Notes to Consolidated Financial Statements.

UPSON BANKSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
OPERATING ACTIVITIES
Net income	$3,334,716	$3,115,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	423,374	300,005
Amortization of intangibles	542,040	428,575
Provision for loan losses	324,000	519,000
Deferred income taxes	(9,782)	(45,529)
Increase (decrease) in taxes payable	113,076	(122,964)
(Increase) decrease in interest receivable	(219,812)	77,155
Decrease in interest payable	(398,312)	(586,381)
Net (increase) decrease in mortgage loans held for sale	(72,300)	624,180
Loss on disposal of premises and equipment	13,885	—
Net other operating activities	220,516	(420,300)

Net cash provided by operating activities	4,271,401	3,889,230

INVESTING ACTIVITIES
Purchases of securities held to maturity	(84,957,539)	(69,881,443)
Proceeds from maturities of securities held to maturity	71,632,793	74,837,389
Purchases of restricted equity securities	(331,900)	—
Net increase in interest-bearing deposits at other financial institutions	(1,352,506)	(3,189,333)
Net (decrease) increase in federal funds sold	3,670,000	(4,520,000)
Net increase in loans	(5,261,733)	(8,118,685)
Purchase of premises and equipment	(505,531)	(1,710,732)
Proceeds from disposal of premises and equipment	2,500	—
Purchase of life insurance policies	—	(785,000)
Proceeds from sale of other real estate owned	19,851	—
Net liabilities assumed in branch acquisitions, net of cash and due from banks	—	7,685,466

Net cash used in investing activities	(17,084,065)	(5,682,338)

FINANCING ACTIVITIES
Net increase in deposits	11,913,424	7,489,306
Principal repayments on other borrowings	(1,179,186)	(505,900)
Purchase of treasury stock	(133,644)	(96,211)
Proceeds from sale of treasury stock	88,490	146,753
Dividends paid	(963,836)	(933,132)

Net cash provided by financing activities	9,725,248	6,100,816

Net increase (decrease) in cash and due from banks	(3,087,416)	4,307,708
Cash and due from banks at beginning of year	10,349,191	6,041,483

Cash and due from banks at end of year	$7,261,775	$10,349,191

UPSON BANKSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$4,514,943	$5,764,902
Income taxes	$1,286,341	$1,416,995
NONCASH TRANSACTION
Principal balances of loans transferred to other real estate owned	$189,693	$—
BRANCH ACQUISITIONS
Cash and due from banks	$—	$316,842
Loans	—	3,076,520
Premises and equipment	—	373,733
Other assets	—	880
Core deposit intangible	—	961,191
Deposits	—	(11,896,440)
Other liabilities	—	(201,350)

Net liabilities assumed	$—	$(7,368,624)

See Notes to Consolidated Financial Statements.

UPSON BANKSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

					Accumulated
	Common Stock				Other			Total
				Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Par Value	Surplus	Earnings	Loss	Shares	Amount	Equity
Balance, December 31, 2001	2,100,000	$2,100,000	$16,344,223	$3,447,726	$—	8,386	$(74,035)	$21,817,914
Net income	—	—	—	3,115,489	—	—	—	3,115,489
Cash dividends declared, $.45 per share	—	—	—	(933,132)	—	—	—	(933,132)
Transfer to surplus	—	—	1,500,000	(1,500,000)	—	—	—	—
Sale of treasury stock	—	—	—	—	—	(15,650)	146,753	146,753
Purchase of treasury stock	—	—	6,367	—	—	10,250	(102,578)	(96,211)
Adjustment for shares owned by ESOP	—	—	—	(23,052)	—	—	—	(23,052)
Accumulated other comprehensive loss	—	—	—	—	(44,222)	—	—	(44,222)

Balance, December 31, 2002	2,100,000	2,100,000	17,850,590	4,107,031	(44,222)	2,986	(29,860)	23,983,539
Net income	—	—	—	3,334,716	—	—	—	3,334,716
Cash dividends declared, $.46 per share	—	—	—	(963,836)	—	—	—	(963,836)
Stock split effected in the form of a stock dividend	87,753	87,753	1,316,295	(1,404,048)	—	—	—	—
Sale of treasury stock	—	—	250	—	—	(8,546)	88,240	88,490
Purchase of treasury stock	—	—	—	—	—	12,728	(133,644)	(133,644)
Adjustment for shares owned by ESOP	—	—	—	(84,126)	—	—	—	(84,126)
Accumulated other comprehensive loss	—	—	—	—	(180,323)	—	—	(180,323)

Balance, December 31, 2003	2,187,753	$2,187,753	$19,167,135	$4,989,737	$(224,545)	7,168	$(75,264)	$26,044,816

UPSON BANKSHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Upson Bankshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Bank of Upson (the “Bank”). The Bank is a commercial bank located in Thomaston, Upson County, Georgia with five branches located in Thomaston, Manchester, Warm Springs, and Luthersville, Georgia. The Bank provides a full range of banking services in its primary market area of Upson, Meriwether and the surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in other financial institutions, federal funds sold, and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $2,691,000 and $2,577,000 at December 31, 2003 and 2002.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees, and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are recognized at the time the loan is recorded. Management has determined that the Company’s costs of originating loans to be substantially the same as the origination fees charged to the customer.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The Bank originates and sells mortgage loans into the secondary market and retains the servicing rights. The Company recognized no servicing rights assets or liabilities as of and for the years ended December 31, 2003 or 2002 because the servicing fees received approximate adequate compensation.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2003 and 2002 was $119,630 and $9,630, respectively.

Intangible Assets

Intangible assets consist of core deposit premiums acquired in connection with the business combinations. The core deposit premium is initially recognized based on a valuation performed as of the consummation date. The core deposit premium is amortized over the average remaining life of the acquired customer deposits, or 8 to 12 years.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

Profit-sharing plan costs are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share would be computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. There were no potential common shares outstanding at December 31, 2003 or 2002. Earnings per share for the year ended December 31, 2002 have been restated to reflect the stock split effected in the form of a stock dividend declared in 2003. The weighted average number of shares outstanding for the years ended December 31, 2003 and 2002 was 2,182,421 and 2,178,685.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations did not have a material effect on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available for Sale
December 31, 2003
Equity securities	$2,516,621	$—	$(340,220)	$2,176,401

December 31, 2002
Equity securities	$2,519,004	$937	$(67,940)	$2,452,001

Securities Held to Maturity
December 31, 2003:
U.S. Government and agency securities	$33,649,323	$324,210	$ (280,316)	$33,693,217
State and municipal securities	7,732,164	392,304	(10)	8,124,458
Mortgage-backed securities	55,364,979	573,643	(297,919)	55,640,703
Corporate bonds	1,000,000	—	—	1,000,000

	$97,746,466	$1,290,157	$(578,245)	$98,458,378

December 31, 2002:
U.S. Government and agency securities	$46,171,660	$379,787	$(708,348)	$45,843,099
State and municipal securities	6,737,944	214,551	(42,864)	6,909,631
Mortgage-backed securities	36,737,679	619,686	(203,745)	37,153,620

	$89,647,283	$1,214,024	$(954,957)	$89,906,350

The amortized cost and fair value of securities held to maturity and securities available for sale as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale		Securities Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due within one year	$—	$—	$29,797	$30,792
Due from one to five years	—	—	5,306,981	5,555,928
Due from five to ten years	—	—	10,591,057	10,787,871
Due after ten years	2,516,621	2,176,401	26,453,652	26,443,084
Mortgage-backed securities	—	—	55,364,979	55,640,703

	$2,516,621	$2,176,401	$97,746,466	$98,458,378

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Securities with a carrying value of $37,852,294 and $27,526,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities during 2003 or 2002.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
U.S. Government and agency securities	$4,567,646	$(280,316)	$—	$—	$14,567,646	$(280,316)
State and municipal securities	395,903	(10)	—	—	395,903	(10)
Mortgage-backed securities	21,812,684	(287,707)	1,089,877	(10,212)	22,902,561	(297,919)
Equity securities	8 34,000	(165,097)	1,342,401	(175,123)	2,176,401	(340,220)
Corporate bonds	—	—	—	—	—	—

Total	$37,610,233	$(733,130)	$2,432,278	$(185,335)	$40,042,511	$(918,465)

These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2003	2002
Commercial, financial, and agricultural	$9,757,000	$6,882,000
Real estate – construction	9,021,000	5,846,000
Real estate – mortgage	68,154,000	64,571,000
Consumer	32,352,000	36,231,000
Other	4,009,022	4,842,269

	123,293,022	118,372,269
Unearned income	(105,903)	(139,856)
Allowance for loan losses	(1,825,230)	(1,942,950)

Loans, net	$121,361,889	$116,289,463

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002
Balance, beginning of year	$1,942,950	$1,679,134
Provision for loan losses	324,000	519,000
Loans charged off	(757,347)	(471,571)
Recoveries of loans previously charged off	315,627	232,759
Allowance for loans sold	—	(16,372)

Balance, end of year	$1,825,230	$1,942,950

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended
	December 31,
	2003	2002
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	—	—

Total impaired loans	$—	$—

Valuation allowance related to impaired loans	$—	$—

Average investment in impaired loans	$31,754	$1,676

Interest income recognized on impaired loans for the years ended December 31, 2003 and 2002 was immaterial.

There were no loans on nonaccrual status at December 31, 2003 and 2002. Loans of $117,708 and $264,000 were past due ninety days or more and still accruing interest at December 31, 2003 and 2002, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$2,141,846
Advances	2,162,153
Repayments	(1,683,807)

Balance, end of year	$2,620,192

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land	$1,519,566	$1,118,085
Buildings	2,456,423	2,599,900
Equipment	3,331,817	3,225,338

	7,307,806	6,943,323
Accumulated depreciation	(2,822,933)	(2,612,173)

	$4,484,873	$4,331,150

Details of these assets as of December 31, 2003 are as follows:

		Depreciation		Net
	Cost	Current	Accumulated	Book Value
Land	$1,519,566	$—	$—	$1,519,566

Buildings:
Main office	$412,511	$10,914	$297,461	$115,050
Blue Goose building	39,925	2,012	32,046	7,879
Drive-in	166,817	5,255	131,858	34,959
West Main Street	114,760	3,976	25,221	89,539
Manchester building	535,446	15,636	60,613	474,833
Warm Springs building	265,279	6,391	26,248	239,031
Luthersville branch	240,901	7,655	8,402	232,499
New Northside branch	680,784	22,888	28,310	652,474

Total buildings	$2,456,423	$74,727	$610,159	$1,846,264

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT (Continued)

		Depreciation		Net
	Cost	Current	Accumulated	Book Value
Equipment:
Prior to 1982 additions	$10,600	$—	$10,600	$—
1982 additions	116,765	—	116,765	—
1984 additions	77,280	936	71,759	5,521
1985 additions	4,100	164	3,041	1,059
1986 additions	21,606	—	21,606	—
1987 additions	23,980	—	23,938	42
1988 additions	17,523	401	11,045	6,478
1989 additions	44,082	1,245	37,442	6,640
1990 additions	93,490	—	93,490	—
1991 additions	98,749	—	98,594	155
1992 additions	181,036	—	181,036	—
1993 additions	185,738	3,552	184,838	900
1994 additions	239,961	7,869	239,615	346
1995 additions	54,680	—	54,680	—
1996 additions	133,544	3,033	133,544	—
1997 additions	60,853	4,747	53,070	7,783
1998 additions	169,758	20,031	147,944	21,814
1999 additions	373,195	67,662	304,369	68,826
2000 additions	280,727	48,083	167,389	113,338
2001 additions	105,289	20,582	49,254	56,035
2002 additions	919,389	157,238	195,651	723,738
2003 additions	119,472	13,104	13,104	106,368

Total	$3,331,817	$348,647	$2,212,774	$1,119,043

Leases:

The Company leased its main office, branch office and mortgage loan office under noncancelable operating leases. During 2002 and 2003, the Company purchased or did not renew the leases on the leased spaces of its main office, branch office and mortgage loan office.

Rental expense under all operating leases amounted to $13,131 and $50,476 for the years ended December 31, 2003 and 2002, respectively. No commitments for lease expense existed at December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. INTANGIBLE ASSETS

Following is a summary of information related to intangible assets:

	As of December 31, 2003		As of December 31, 2002
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Amortized intangible assets
Core deposit premiums	$5,277,992	$(1,704,654)	$5,195,551	$(1,162,614)

Amortization expense was $542,040 and $428,575 for the years ended December 31, 2003 and 2002, respectively.

The estimated amortization expense in future years is as follows:

2004	$628,063
2005	628,063
2006	628,063
2007	628,063
2008	628,063
Thereafter	433,023

$3,573,338

NOTE 6. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $20,926,157 and $21,669,510, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$49,883,263
2005	28,247,403
2006	7,976,429
2007	6,848,905
2008	7,049,877
Thereafter	320,201

$100,326,078

Overdraft demand deposits reclassified to loans totaled $199,673 and $896,766 at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2003	2002
Federal Home Loan Bank advances with various maturity dates through 2008. Interest payable monthly at rates ranging from 5.95% to 7.44% at December 31, 2002.	$—	$1,069,186
Federal Home Loan Bank advance with a maturity date of March 5, 2008. Interest is payable monthly at a rate of 6.25%. Principal is due in annual installments of $110,000.	495,000	605,000

	$495,000	$1,674,186

Contractual maturities of other borrowings as of December 31, 2003 are as follows:

2004	$110,000
2005	110,000
2006	110,000
2007	110,000
2008	55,000

$495,000

Advances are collateralized by a blanket floating lien on qualifying first mortgages, pledges of certain securities and the Company’s Federal Home Loan Bank stock.

NOTE 8. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

Bank of Upson has a 401(k) Profit-Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. The contributions expensed were $110,487 and $98,935 for the years ended December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS (Continued)

Deferred Compensation Plan

The Bank of Upson has a deferred compensation plan for death and retirement benefits for certain key officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the officers. The balance of the policy cash surrender values included in other assets at December 31, 2003 and 2002 is $2,770,424 and $2,656,354, respectively. Income recognized on the policies amounted to $114,070 and $104,113 for the years ended December 31, 2003 and 2002, respectively. The balance of deferred compensation included in other liabilities at December 31, 2003 and 2002 is $252,607 and $156,403, respectively. Expense recognized for deferred compensation amounted to $147,446 and $198,887 and for the years ended December 31, 2003 and 2002, respectively.

Employee Stock Ownership Plan

Bank of Upson has an Employee Stock Ownership Plan (“ESOP”) which, generally, employees are eligible to participate in after six months of their employment commencement date. Each participant must be 20-1/2 years of age.

Bank of Upson intends to make contributions to the plan each year. For the years ended December 31, 2003 and 2002, the Company contributed $66,240 and $58,169, respectively, to the ESOP plan. These expenses are included in salaries and benefits expense in the accompanying statements of income.

In accordance with the ESOP, Upson is expected to honor the rights of certain participants to diversify their account balances or to liquidate their ownership of the common stock in the event of termination. The purchase price of the common stock would be based on the fair market value of Upson’s common stock as of the annual valuation date, which precedes the date and the put option is exercised. No participant has exercised these rights since the inception of the ESOP, and no significant cash outlay is expected during 2004. However, since the redemption of common stock is outside of its control, Bank of Upson’s maximum cash obligation based on the approximate market prices of common stock as of the reporting date has been presented outside stockholders’ equity. The amount presented as redeemable common stock held by the ESOP in the consolidated balance sheet represents Upson’s maximum cash obligation and has been reflected as a reduction of retained earnings.

At December 31, 2003 and 2002, the ESOP held 23,988 and 18,442 shares of Upson’s stock. Shares held by the ESOP are considered outstanding for purposes of calculating Upson’s earnings per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2003	2002
Current	$1,399,417	$1,294,031
Deferred	(9,782)	(45,529)

	$1,389,635	$1,248,502

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003	2002
Tax provision at federal statutory rate	$1,606,279	$1,483,756
Tax-exempt income	(189,081)	(190,267)
Disallowed interest	8,052	10,758
Other	(35,615)	(55,745)

Income tax expense	$1,389,635	$1,248,502

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Loan loss reserves	$586,149	$630,571
Deferred compensation	95,323	59,020
Securities available for sale	115,675	22,781
Depreciation and amortization	17,407	—

	814,554	712,372

Deferred tax liabilities:
Depreciation and amortization	—	494

Net deferred tax assets	$814,554	$711,878

NOTE 10. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2003	2002
Commitments to extend credit	$7,736,308	$4,931,884
Credit card commitments	7,056,955	7,185,250
Commercial letters of credit	370,958	43,390

	$15,164,221	$12,160,525

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

Credit card commitments are unsecured.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Upson and Meriwether counties and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in the Company’s primary market area.

Sixty-three percent of the Company’s loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. CONCENTRATIONS OF CREDIT (Continued)

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $4,898,000.

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $1,675,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

The Company and the Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$24,601	16.58%	$11,868	8%	N/A	N/A
Bank	$23,771	16.02%	$11,868	8%	$14,835	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$22,860	15.41%	$5,934	4%	N/A	N/A
Bank	$22,030	14.85%	$5,934	4%	$8,901	6%
Tier I Capital to Average Assets:
Consolidated	$22,860	9.13%	$10,017	4%	N/A	N/A
Bank	$22,030	8.80%	$10,017	4%	$12,521	5%
As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$21,996	15.76%	$11,167	8%	N/A	N/A
Bank	$21,204	15.19%	$11,167	8%	$13,959	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$20,250	14.51%	$5,584	4%	N/A	N/A
Bank	$19,458	13.94%	$5,584	4%	$8,375	6%
Tier I Capital to Average Assets:
Consolidated	$20,250	8.73%	$9,276	4%	N/A	N/A
Bank	$19,458	8.39%	$9,276	4%	$11,595	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosure about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company, in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities, including restricted equity securities with no readily determinable fair value, approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Federal Home Loan Bank Advances: The carrying amount of variable rate advances approximates fair value. The fair value of fixed rate advances are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold	$20,023,653	$20,023,653	$25,428,563	$25,428,563
Securities	99,922,867	100,634,779	87,569,566	91,608,351
Restricted equity securities	889,813	889,813	557,913	557,913
Loans and loans held for sale, net	121,839,289	124,982,832	116,694,563	117,710,982
Accrued interest receivable	1,398,198	1,398,198	1,178,386	1,178,386
Financial liabilities:
Deposits	227,468,989	229,418,395	215,555,565	218,496,415
Federal Home Loan Bank advances	495,000	524,071	1,674,186	1,881,249
Accrued interest payable	1,209,529	1,209,529	1,607,841	1,607,841

NOTE 14. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of revenue are as follows:

	Years Ended December 31,
	2003	2002
Printing and supplies	$174,543	$198,456
ATM expenses	241,086	152,679
Amortization of intangibles	542,040	428,575

NOTE 15. BUSINESS COMBINATION

On November 24, 2003, the Company entered into an Agreement and Plan of Merger with First Polk Bankshares, Inc., Cedartown, Georgia, whereby First Polk Bankshares, Inc. will merge with and into Upson Bankshares, Inc. to form SouthCrest Financial Group, Inc. First Polk’s shareholders will receive one share of SouthCrest common stock for each share of common stock they own, resulting in an expected issuance of approximately 1.5 million shares of the combined corporation’s common stock. The merger is subject to various terms and conditions, including shareholder and regulatory approvals and is expected to close by the end of the second quarter of 2004. The merger will be accounted for as a purchase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets of Upson Bankshares, Inc. as of December 31, 2003 and 2002 and the statements of income and cash flows for the years ended December 31, 2003 and 2002:

CONDENSED BALANCE SHEETS

	2003	2002
Assets
Cash	$625,054	$710,841
Investment in subsidiary	25,718,711	23,513,425
Other assets	84,859	58,955

Total assets	$26,428,624	$24,283,221

Redeemable common stock and stockholders’ equity
Redeemable common stock held by ESOP	$383,808	$299,682
Stockholders’ equity	26,044,816	23,983,539

Total redeemable common stock and stockholders’ equity	$26,428,624	$24,283,221

CONDENSED STATEMENTS OF INCOME

	2003	2002
Income, dividends from subsidiary	$966,000	$934,500
Expense, other	27,132	141,483

Income before income tax benefits and equity in undistributed income of subsidiary	938,868	793,017
Income tax benefits	(10,239)	(46,360)

Income before equity in undistributed income of subsidiary	949,107	839,377
Equity in undistributed income of subsidiary	2,385,609	2,276,112

Net income	$3,334,716	$3,115,489

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

     CONDENSED STATEMENTS OF CASH FLOWS

	2003	2002
OPERATING ACTIVITIES
Net income	$3,334,716	$3,115,489
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiary	(2,385,609)	(2,276,112)
Net other operating activities	(25,904)	72,798

Net cash provided by operating activities	923,203	912,175

INVESTING ACTIVITIES
Proceeds from sale of finance company subsidiary	—	418,949

Net cash provided by investing activities	—	418,949

FINANCING ACTIVITIES
Purchase of treasury stock	(133,644)	(96,211)
Proceeds from sale of treasury stock	88,490	146,753
Dividends paid	(963,836)	(933,132)

Net cash used in financing activities	(1,008,990)	(882,590)

Net increase (decrease) in cash	(85,787)	448,534
Cash at beginning of year	710,841	262,307

Cash at end of year	$625,054	$710,841

INDEX TO
FIRST POLK BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
First Polk Bankshares, Inc. and Subsidiary
Cedartown, Georgia

     We have audited the accompanying consolidated balance sheets of First Polk Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Polk Bankshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Mauldin & Jenkins, LLC

Atlanta, Georgia

February 12, 2004

FIRST POLK BANKSHARES, INC
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002
Assets
Cash and due from banks	$3,690,374	$6,001,205
Federal funds sold	5,982,000	3,308,000
Securities available-for-sale	40,851,212	46,331,587
Loans	90,874,853	87,094,898
Less allowance for loan losses	1,225,141	1,208,490

Loans, net	89,649,712	85,886,408
Premises and equipment, net	3,675,902	3,861,475
Deposit intangible, net	672,468	944,820
Other assets	2,715,892	2,780,774

Total assets	$147,237,560	$149,114,269

Liabilities and Stockholders’ Equity
Liabilities:
Deposits
Noninterest-bearing	$21,396,050	$22,890,785
Interest-bearing	106,132,706	107,498,983

Total deposits	127,528,756	130,389,768
Other liabilities	490,501	646,622

Total liabilities	128,019,257	131,036,390

Commitments and contingencies
Stockholders’ equity:
Common stock, par value $1.00; 5,000,000 shares authorized, 1,801,648 shares issued	1,801,648	1,801,648
Retained Earnings	19,770,529	18,167,669
Accumulated other comprehensive income	358,294	810,724

	21,930,471	20,780,041
Less cost of 317,619 and 316,952 shares of treasury stock	(2,712,168)	(2,702,162)

Total stockholders’ equity	19,218,303	18,077,879

Total liabilities and stockholders’ equity	$147,237,560	$149,114,269

See Notes to Consolidated Financial Statements.

FIRST POLK BANKSHARES, INC
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Interest income:
Loans, including fees	$6,600,349	$6,739,562
Securities:
Taxable	1,540,471	2,428,125
Nontaxable	208,091	268,165
Federal funds sold	62,582	26,574

Total interest income	8,411,493	9,462,426

Interest expense:
Deposits	1,520,500	2,408,753
Federal funds purchased	—	4,233

Total interest expense	1,520,500	2,412,986

Net interest income	6,890,993	7,049,440
Provision for loan losses	168,750	184,000

Net interest income after provision for loan losses	6,722,243	6,865,440

Other income:
Service charges on deposit accounts	1,332,689	1,164,129
Other service charges, commissions and fees	203,698	201,294
Security gains (losses), net	—	57,800
Other operating income	62,636	116,307

Total other income	1,599,023	1,539,530

Other expenses:
Salaries and employee benefits	2,757,253	2,815,059
Occupancy and equipment expenses	607,605	645,852
Amortization expense	272,352	272,352
Other operating expenses	1,511,562	1,346,383

Total other expenses	5,148,772	5,079,646

Income before income taxes	3,172,494	3,325,324
Income tax expense	976,022	1,000,767

Net income	$2,196,472	$2,324,557

Earnings per share	$1.48	$1.56

See Notes to Consolidated Financial Statements.

FIRST POLK BANKSHARES, INC
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Net income	$2,196,472	$2,324,557
Other comprehensive income (loss):
Unrealized holding gains (losses) arising during the period, net of tax (benefits) of ($233,072) and $44,470, respectively	(452,430)	81,641
Reclassification adjustment for (gains) losses realized in net income net of tax of $19,652	—	(38,148)

Other comprehensive income (loss)	(452,430)	43,493

Comprehensive income	$1,744,042	$2,368,050

See Notes to Consolidated Financial Statements.

FIRST POLK BANKSHARES, INC
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

				Accumulated
	Common Stock			Other	Treasury Stock		Total
			Retained	Comprehensive			Stockholders’
	Shares	Par Value	Earnings	Income	Shares	Cost	Equity
Balance, December 31, 2001	450,412	$450,412	$17,789,246	$767,231	78,166	$(2,637,842)	$16,369,047
Net income	—	—	2,324,557	—	—	—	2,324,557
Four for one stock dividend	1,351,236	1,351,236	(1,351,236)	—	234,498	—	—
Dividends declared, $1.50 per share	—	—	(594,898)	—	—	—	(594,898)
Other comprehensive income	—	—	—	43,493	—	—	43,493
Purchase of treasury stock	—	—	—	—	4,288	(64,320)	(64,320)

Balance, December 31, 2002	1,801,648	1,801,648	18,167,669	810,724	316,952	(2,702,162)	18,077,879
Net income	—	—	2,196,472	—	—	—	2,196,472
Dividends declared, $.40 per share	—	—	(593,612)	—	—	—	(593,612)
Other comprehensive loss	—	—	—	(452,430)	—	—	(452,430)
Purchase of treasury stock	—	—	—	—	667	(10,006)	(10,006)

Balance, December 31, 2003	1,801,648	$1,801,648	$19,770,529	$358,294	317,619	$(2,712,168)	$19,218,303

FIRST POLK BANKSHARES, INC
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
OPERATING ACTIVITIES
Net income	$2,196,472	$2,324,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	276,041	306,998
Amortization of deposit intangible	272,352	272,352
Provision for loan losses	168,750	184,000
Deferred income taxes	(86,954)	(61,130)
Gain on sale of securities	—	(57,800)
Loss on sale of other real estate owned	28,816	—
Decrease in interest receivable	236,818	167,119
Decrease in interest payable	(39,033)	(70,764)
Other operating activities, net	(58,462)	115,056

Net cash provided by operating activities	2,994,800	3,180,388

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(25,509,607)	(16,026,618)
Proceeds from maturities of securities available-for-sale	30,304,482	22,936,777
Proceeds from sales of securities available-for-sale	—	2,057,800
Net increase in federal funds sold	(2,674,000)	(3,308,000)
Net increase in loans	(3,932,467)	(7,091,939)
Proceeds from sale of other real estate owned	60,955	—
Purchase of premises and equipment	(90,364)	(512,697)

Net cash used in investing activities	(1,841,001)	(1,944,677)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(2,861,012)	1,475,914
Net decrease in federal funds purchased	—	(816,000)
Dividends paid	(593,612)	(594,898)
Purchase of treasury stock	(10,006)	(64,320)

Net cash provided by (used in) financing activities	(3,464,630)	696

Net increase (decrease) in cash and due from banks	(2,310,831)	1,236,407
Cash and due from banks at beginning of year	6,001,205	4,764,798

Cash and due from banks at end of year	$3,690,374	$6,001,205

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$1,559,533	$2,483,750
Income taxes	$1,062,976	$1,027,303
NONCASH TRANSACTION
Principal balances on loans transferred to other real estate owned	$91,211	$168,440

See Notes to Consolidated Financial Statements.

FIRST POLK BANKSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations

First Polk Bankshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First National Bank of Polk County, (the “Bank”). The Bank is a commercial bank with operations in Polk County, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Polk County.

     Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

     Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, federal funds purchased and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $1,433,000 at December 31, 2003.

     Securities

All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as other assets and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

     Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs are recognized at the time the loan is placed on the books. Management has determined that loan origination fees are equal to the costs to originate the loans; therefore, no deferral is necessary.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

     Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Allowance for Loan Losses (Continued)

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

     Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

     Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2003 and 2002 was $2,000 and $125,357, respectively.

     Deposit Intangible

The deposit intangible consists of core deposit premiums acquired in 1995 through the purchase of a branch bank from another financial institution. The core deposit premium was initially recognized based on a valuation performed as of the consummation date of the branch acquisition. The core deposit premium is being amortized over the estimated useful life of the core deposit intangible acquired and has a remaining life of approximately 30 months. The carrying value and amortization period is reviewed annually to determine if there has been a permanent impairment of value. At December 31, 2003, the Company determined that there had been no impairment on the carrying value of the deposit intangible.

     Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding for the years ended December 31, 2003 and 2002 was 1,484,067 and 1,487,539, respectively.

     Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

     Recent Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities available-for-sale are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available-for-Sale December 31, 2003:
U.S. Treasury and U.S. Government agency securities	$19,578,472	$341,180	$(12,500)	$19,907,152
State and municipal securities	4,743,552	298,449	—	5,042,001
Mortgage-backed securities	15,577,960	49,935	(146,398)	15,481,497
Equity securities	408,359	12,203	—	420,562

	$40,308,343	$701,767	$(158,898)	$40,851,212

Securities Available-for-Sale December 31, 2002:
U.S. Treasury and U.S. Government agency securities	$30,150,341	$853,187	$—	$31,003,528
State and municipal securities	6,674,697	283,561	—	6,958,258
Mortgage-backed securities	7,869,819	94,481	(10,473)	7,953,827
Equity securities	408,359	7,615	—	415,974

	$45,103,216	$1,238,844	$(10,473)	$46,331,587

Gross gains on sales of securities available-for-sale amounted to $57,800 for the year ended December 31, 2002. There were no sales of securities available-for-sale in 2003.

The amortized cost and fair value of securities as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$2,073,463	$2,149,242
Due from one year to five years	16,716,373	17,119,546
Due from five to ten years	5,428,884	5,571,181
Due in over ten years	103,304	109,184
Mortgage-backed securities	15,577,960	15,481,497
Equity securities	408,359	420,562

	$40,308,343	$40,851,212

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Securities with a carrying value of $10,652,119 and $6,407,346 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Description of Securities:
U.S. Government and agency securities	$1,987,500	$(12,500)	$—	$—	$1,987,500	$(12,500)
State and municipal securities	—	—	—	—	—	—
Mortgage-backed securities	11,416,524	(146,398)	—	—	11,416,524	(146,398)

Subtotal, debt securities	$13,404,024	$(158,898)	$—	$—	$13,404,024	$(158,898)
Corporate bonds	—	—	—	—	—	—

Total temporarily impaired securities	$13,404,024	$(158,898)	$—	$—	$13,404,024	$(158,898)

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2003	2002
Commercial, financial and agricultural	$6,944,000	$6,036,000
Real estate	72,937,000	69,529,000
Consumer installment loans	10,350,000	9,910,000
Other	643,853	1,619,898

	90,874,853	87,094,898
Allowance for loan losses	(1,225,141)	(1,208,490)

Loans, net	$89,649,712	$85,886,408

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002
Balance, beginning of year	$1,208,490	$1,123,508
Provision charged to operations	168,750	184,000
Loans charged off	(408,765)	(293,076)
Recoveries of loans previously charged off	256,666	194,058

Balance, end of year	$1,225,141	$1,208,490

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

The following is a summary of information pertaining to impaired loans:

	As Of And For The Years
	Ended December 31,
	2003	2002
Impaired loans without a valuation allowance	$713,846	$356,056
Impaired loans with a valuation allowance	—	—

Total impaired loans	$713,846	$356,056

Valuation allowance related to impaired loans	$—	$—

Average investment in impaired loans	$722,256	$210,525

Interest income recognized on impaired loans	$22,953	$7,860

Loans on nonaccrual status amounted to approximately $280,340 and $234,000 at December 31, 2003 and 2002. Loans past due ninety or more and still accruing interest amounted to approximately $54,028 and $85,000 at December 31, 2003 and 2002.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$1,234,688
Advances	828,403
Repayments	(1,034,848)

Balance, end of year	$1,028,243

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land and land improvements	$401,095	$401,095
Buildings and improvements	4,245,318	4,224,998
Equipment	2,354,354	2,290,188

	7,000,767	6,916,281
Accumulated depreciation	(3,324,865)	(3,054,806)

	$3,675,902	$3,861,475

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSIT INTANGIBLE

In 1995, the Company acquired all of the assets and assumed the liabilities of the Nations Bank branch operations in Polk County, Georgia. The excess of the total acquisition cost over the fair value of the net assets acquired is attributed to the core deposit intangible and is being amortized on the straight-line method over a period of ten years. The balance at December 31, 2003 and 2002 was $672,468 and $944,820, respectively. Amortization expense was $272,352 for 2003 and 2002. The estimated amortization expense for the next three years is as follows:

2004	$272,352
2005	272,352
2006	127,764

$672,468

NOTE 6. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $8,305,196 and $8,286,152, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$38,277,734
2005	5,903,686
2006	2,152,377
2007	3,205,734
2008	1,986,532
Thereafter	8,644

$51,534,707

At December 31, 2003 and 2002, overdraft demand deposits reclassified to loans totaled $47,850 and $23,202, respectively.

NOTE 7. EMPLOYEE BENEFITS

The Bank has a contributory 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions charged to expense amounted to $54,217 and $51,172 for the years ended December 31, 2003 and 2002, respectively.

The Bank has an executive supplemental income plan for its key officers whereby benefits are payable at age sixty-five or if the officer becomes totally disabled or if the officer has completed at least ten years of service to the Bank. The present value of the estimated liability is being accrued over the expected remaining years of employment. The Bank has accrued $244,425 and $153,266 at December 31, 2003 and 2002, respectively.

The Bank has purchased and is the owner and beneficiary of life insurance policies on the lives of its key officers. The Bank intends to use these policies to fund the executive supplemental income plan described above. The carrying value of the policies was $1,483,637 and $1,423,033 at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2003	2002
Current	$1,039,282	$1,061,897
Deferred taxes	(63,260)	(61,130)

Income tax expense	$976,022	$1,000,767

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003	2002
Tax provision at federal statutory rate	$1,078,648	$1,130,610
Tax-exempt income	(108,410)	(112,869)
Disallowed interest	4,419	7,918
Other items, net	1,365	(24,892)

Income tax expense	$976,022	$1,000,767

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred income tax assets:
Loan loss reserves	$352,017	$317,138
Deposit intangible	178,840	149,596
Deferred compensation	83,105	52,107

	613,962	518,841

Deferred income tax liabilities:
Depreciation	219,789	185,403
Securities available for sale	184,575	417,647
Other	—	2,525

	404,364	605,575

Net deferred income tax assets (liabilities)	$209,598	$(86,734)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2003	2002
Commitments to extend credit	$5,071,000	$7,215,561
Other standby letters of credit	6,500	—
Credit card commitments	44,000	—

	$5,121,500	$7,215,561

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Credit card commitments are unsecured.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. CONCENTRATIONS OF CREDIT RISK

The Company originates primarily commercial, commercial real estate, residential real estate and consumer loans to customers primarily in Polk County. The ability of the majority of the Company’s customers to honor their contractual loan obligation is dependent on the economy in Polk County and the surrounding area.

Eighty percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of unimpaired capital and unimpaired surplus, as defined by the Office of the Comptroller of the Currency, or approximately $2,842,000, except for certain loans guaranteed by federal or state agencies.

NOTE 11. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $4,165,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002 are presented in the following tables.

					To Be Well
					Capitalized Under
			For Capital		Prompt
			Adequacy		Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
			(Dollars in Thousands)
As of December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$20,278	23.84%	$6,804	8.00%	$	N/A	N/A
Bank	$18,784	22.20%	$6,768	8.00%		$8,461	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$19,218	22.60%	$3,402	4.00%	$	N/A	N/A
Bank	$17,724	20.95%	$3,384	4.00%		$5,076	6.00%
Tier I Capital to Average Assets:
Consolidated	$19,218	12.90%	$5,958	4.00%	$	N/A	N/A
Bank	$17,724	11.93%	$5,940	4.00%		$7,426	5.00%
As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$17,347	21.16%	$6,557	8.00%	$	N/A	N/A
Bank	$16,913	20.69%	$6,540	8.00%		$8,175	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$16,323	19.91%	$3,279	4.00%	$	N/A	N/A
Bank	$15,899	19.44%	$3,270	4.00%		$4,905	6.00%
Tier I Capital to Average Assets:
Consolidated	$16,323	11.03%	$5,919	4.00%	$	N/A	N/A
Bank	$15,899	10.77%	$5,903	4.00%		$7,378	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks and Federal Funds Sold:

The carrying amount of cash, due from banks and federal funds sold approximates fair values.

Securities:

Fair value of securities is based on available quoted market prices.

Loans:

The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Restricted Equity Securities:

The carrying amount of restricted equity securities with no readily determinable fair value approximates fair value.

Deposits:

The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Accrued Interest:

The carrying amount of accrued interest approximates fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Off-Balance-Sheet Instruments:

The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The estimated fair value and related carrying amount of the Company’s financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash, due from banks and Federal funds sold	$9,672,374	$9,672,374	$9,309,205	$9,309,205
Securities available-for-sale	40,851,212	40,851,212	46,331,587	46,331,587
Loans	89,649,712	91,666,401	85,886,408	87,508,000
Restricted equity securities	32,100	32,100	32,100	32,100
Accrued interest receivable	774,329	774,329	1,011,147	1,011,147
Financial liabilities:
Deposits	127,528,756	128,374,780	130,389,768	131,532,000
Accrued interest payable	72,280	72,280	111,313	111,313

NOTE 13. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	2003	2002
Printing and office supplies	$112,670	$126,203

NOTE 14. BUSINESS COMBINATION

On November 24, 2003, First Polk entered into an Agreement and Plan of Merger with Upson Bankshares, Inc., Thomaston, Georgia, whereby First Polk Bankshares, Inc. will merge with and into Upson Bankshares, Inc. to form SouthCrest Financial Group, Inc. First Polk’s shareholders will receive one share of SouthCrest common stock for each share of First Polk common stock they own, resulting in an expected issuance of approximately 1.5 million shares of the combined corporation’s common stock. The merger is subject to various terms and conditions, including shareholder and regulatory approvals and is expected to close by the end of the second quarter of 2004. The merger will be accounted for as a purchase.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of First Polk Bankshares, Inc. as of and for the years ended December 31, 2003 and 2002:

CONDENSED BALANCE SHEETS

	2003	2002
Assets
Cash	$26,206	$12,268
Investment in subsidiary	18,745,784	17,640,338
Securities available for sale	420,562	415,974
Other assets	25,751	9,299

Total assets	$19,218,303	$18,077,879

Stockholders’ equity	$19,218,303	$18,077,879

CONDENSED STATEMENTS OF INCOME

	2003	2002
Income
Interest	$159	$788
Dividends from subsidiary	693,612	689,945
Other	229	130

	694,000	690,863

Expense, other	88,333	35,883

Income before income tax benefits and equity in undistributed income of subsidiary	605,667	654,980
Income tax benefits	(29,901)	(11,888)

Income before equity in undistributed income of subsidiary	635,568	666,868
Equity in undistributed income of subsidiary	1,560,904	1,657,689

Net income	$2,196,472	$2,324,557

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2003	2002
OPERATING ACTIVITIES
Net income	$2,196,472	$2,324,557
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiary	(1,560,904)	(1,657,689)
Other operating activities	(18,012)	1,132

Net cash provided by operating activities	617,556	668,000

FINANCING ACTIVITIES
Dividends paid	(593,612)	(594,898)
Purchase of treasury stock	(10,006)	(64,320)

Net cash used in financing activities	(603,618)	(659,218)

Net increase in cash	13,938	8,782
Cash at beginning of year	12,268	3,486

Cash at end of year	$26,206	$12,268

APPENDIX A

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 24, 2003, by and between First Polk Bankshares, Inc. (“Polk”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Cedartown, Georgia, and Upson Bankshares, Inc. (“Upson”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Thomaston, Georgia.

Preamble

     The Boards of Directors of Polk and Upson are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of Polk with and into Upson (the “Merger”). At the effective time of the Merger, and subject to the terms, conditions and limitations set forth herein, the outstanding shares of the capital stock of Polk shall be converted into the right to receive, at the election of each Polk shareholder, either cash or shares of the common stock of Upson and each Upson shareholder shall have the right to receive cash in exchange for his or her shares of Upson Common Stock. As a result, some or all of the Polk shareholders shall become shareholders of Upson. The transaction described in this Agreement is subject to the approvals of the shareholders of Polk, the shareholders of Upson, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

     Immediately following the Closing of the Merger, The First National Bank of Polk County (“Bank”), a financial institution organized under the laws of the United States of America, a wholly-owned subsidiary of Polk, with its main office located in Cedartown, Georgia, will remain in existence under its Articles of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, as a wholly-owned subsidiary of Upson.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I
TRANSACTION AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Polk shall be merged with and into Upson in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC. Upson shall be the Surviving Corporation resulting from the Merger and the separate existence of Polk shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Polk and Upson.

     1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of each Party, voting separately, approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

ARTICLE 2
TERMS OF MERGER

     2.1 Articles of Incorporation. The Articles of Incorporation of Upson in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Upson in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors. Upon the Effective Time, Upson shall have nine directors determined as follows:

          (a) Immediately prior to the Effective Time, all but five directors of Upson will resign as directors of Upson. The Board of Directors of Upson by majority vote shall select those five directors who shall not resign as directors of Upson. In the event any such nominee of the current Board of Directors of Upson shall not serve his or her full term for any reason whatsoever prior to the 2004 Upson Annual Shareholders Meeting, the remaining directors appointed by the current Board of Directors of Upson, by majority vote, shall appoint a replacement director or directors to serve out the remaining portion of the term; and

          (b) Four of the resulting vacancies on the Board of Directors of Upson will be filled by those four nominees designated by the Board of Directors of Polk. In the event any such nominee of the Polk Board of Directors shall not serve his or her full term for any reason whatsoever prior to the 2004 Upson Annual Shareholders Meeting, the remaining directors appointed by the Polk Board of Directors, by majority vote, shall appoint a replacement director or directors to serve out the remaining portion of the term.

     2.4 Officers. The officers of Upson in office immediately prior to the Effective Time, shall serve as the officers of Upson from and after the Effective Time in accordance with the Bylaws of Upson except the officers who shall serve in the offices and capacities as follows:

(a)	Daniel W. Brinks, Chairman and Chief Operating Officer; and

(b)	Larry T. Kuglar, President and Chief Executive Officer.

ARTICLE 3
MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Upson Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, except that subject to the terms and limitations set forth herein, each Upson shareholder may elect to receive $16 per share in cash in exchange for all or a portion of such shareholder’s shares of Upson Common Stock held at the Effective Time;

          (b) Subject to adjustment as outlined below and the conditions set forth herein, each share of Polk Common Stock issued and outstanding at the Effective Time (excluding shares held by Upson or any of its Subsidiaries or by Polk, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Polk shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) shall be exchanged for either: (i) one share of Upson Common Stock (the “Stock Consideration”) or (ii) $16 in cash (the “Cash Consideration”). Any Polk shareholder electing to receive Cash Consideration must make such election with respect to all of such shareholder’s shares. If no such election is made, only Stock Consideration will be issued by Upson. The aggregate number of shares of Upson Common Stock and the amount of cash issuable pursuant to the immediately preceding sentence is sometimes hereinafter referred to as the “Merger Consideration”;

          (c) As of the Effective Time, each share of Polk Common Stock as set forth in Section 3.1(b) of this Agreement shall cease to be outstanding and each holder of a certificate representing any such shares of Polk Common Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of Upson Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 4.1 of this Agreement, without interest; and

          (d) The maximum aggregate amount of cash that may be paid in exchange for shares of Upson Common Stock or Polk Common Stock in the Merger shall be $1,500,000. In the event the Polk and Upson shareholders elect, in the aggregate, more than $1,500,000 in cash in the Merger, the $1,500,000 will be allocated by Upson in such a manner as will permit the maximum number of shareholders to receive cash for all of their shares, with any amounts remaining to be allocated on a pro rata basis to the remaining electing shareholders. Upson’s decision regarding any such allocation shall be final and binding on any shareholder and all parties to this Agreement. Any increase in the $1,500,000 limit will be permitted only by mutual approval of the Boards of Directors of Polk and Upson, and such limit will in no event be permitted to equal or exceed such amount as is necessary to enable the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     3.2 Anti-Dilution Provisions. Except in connection with the Upson Stock Dividend set forth in Section 7.4(c) of this Agreement, in the event Polk or Upson changes the number of shares of Polk Common Stock or Upson Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

     3.3 Shares Held by Polk or Upson. Each of the shares of Polk Common Stock held by Polk or by any Upson Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Each holder of shares of Polk Common Stock or Upson Common Stock, as the case may be, shall be entitled to exercise dissenters’ rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC. Any holder of shares of Polk Common Stock or Upson Common Stock, as the case may be, who perfects his dissenter’s right of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to the appropriate Party the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of either Party fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such shareholder entitled under this Article 3 (without interest) upon surrender by such shareholder of his or her certificate or certificates representing the shares of common stock of either Party.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Polk Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Upson Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Upson Common Stock multiplied by the market value of one share of Upson Common Stock at the Effective Time. The market value of one share of Upson Common Stock at the Effective Time shall be $16. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

ARTICLE 4
EXCHANGE OF SHARES

     4.1 Exchange Procedures. Within 20 days after the Effective Time, Upson shall, as exchange agent, mail to the former shareholders of Polk and any electing shareholders of Upson appropriate transmittal and election materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Polk Common Stock shall pass, only upon proper delivery of such certificates to Upson). After the Effective Time, each holder of shares of Polk Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time and each holder of Upson Common Stock who elects to receive cash in exchange for his or her shares in the Merger pursuant to Section 3.1(a) of this Agreement shall surrender the certificate or certificates representing such shares to Upson and shall within 20 days after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Polk Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Upson Common Stock to which such holder may be otherwise entitled (without interest). Upson shall not be obligated to deliver the consideration to which any former holder of Polk or Upson Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Polk or Upson Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Polk or Upson Common Stock so surrendered shall be duly endorsed as Upson may require. Any other provision of this Agreement notwithstanding, Upson shall not be liable to a holder of Polk or Upson Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of Polk shall be closed as to holders of Polk Common Stock immediately prior to the Effective Time, and no transfer of Polk Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Polk Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Polk shall be entitled to vote after the Effective Time at any meeting of Upson shareholders the number of whole shares of Upson Common Stock into which their respective shares of Polk Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Polk Common Stock for certificates representing Upson Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Upson on the Upson Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Upson Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Polk Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Polk Common Stock certificate in exchange for Upson Common Stock, both the Upson Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF POLK

Polk hereby represents and warrants to Upson as follows:

     5.1 Organization, Standing and Power. Polk is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. Polk has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No Polk Company owns any property or conducts any business outside of the State of Georgia which would require any of them to be qualified as a foreign corporation in any jurisdiction. Bank is duly registered as a financial institution under the Laws of the United States of America.

     5.2 Authority; No Breach By Agreement.

          (a) Polk has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the

Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Polk, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Polk Common Stock entitled to vote at the Polk Meeting. Subject to the Consents of Regulatory Authorities and Polk shareholder approval, this Agreement represents a legal, valid and binding obligation of Polk, enforceable against Polk in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Polk nor the consummation by Polk of the transactions contemplated hereby, nor compliance by Polk with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Polk’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Polk Company under, any Contract or Permit of any Polk Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to any Polk Company or any of their respective Assets.

          (c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by Polk of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk.

     5.3 Capital Stock and Other Securities.

          (a) The authorized capital stock of Polk consists of 5,000,000 shares of Polk Common Stock. As of November 19, 2003, there were 1,484,029 shares of Polk Common Stock issued and outstanding. All of the issued and outstanding shares of capital stock of Polk are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Polk has been issued in violation of any preemptive rights of the current or past shareholders of Polk.

          (b) There are no shares of capital stock or other equity securities of Polk outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Polk or contracts, commitments, understandings or arrangements by which Polk is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     5.4 Polk’s Subsidiary. Other than Bank, Polk has no subsidiaries.

     5.5 Financial Statements, etc.

          (a) Polk has Previously Disclosed, and delivered to Upson prior to the execution of this Agreement, copies of all Polk Financial Statements for periods ended prior to the date hereof and will deliver to Upson copies of all Polk Financial Statements and monthly financial statements for Polk prepared subsequent to the date hereof. The Polk Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Polk, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Polk as of the dates indicated and the results of operations, changes in shareholders’ equity and cash flows of Polk for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring period-end adjustments that are not Material).      To the Knowledge of Polk, (i) the Polk Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Polk Financial Statements not misleading with respect to the periods covered by them and (ii) the Polk Financial Statement fairly present, in all material respects, the financial condition, results of operations and cash flows of Polk as of, and for, the periods covered by them.

          (b) Each Polk Company maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Polk and to maintain accountability for Polk’s consolidated assets; (iii) access to Polk’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Polk’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     5.6 Absence of Undisclosed Liabilities. No Polk Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Polk Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Polk as of December 31, 2002 and September 30, 2003 included in the Polk Financial Statements or reflected in the notes thereto. No Polk Company has incurred or paid any Liability since September 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk.

     5.7 Absence of Certain Changes or Events. Since September 30, 2003, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk (ii) no Polk Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Polk provided in Article 7 of this Agreement, and (iii) each Polk Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8 Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of any Polk Company have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2002, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Polk, and all returns filed are complete and accurate in all Material respects to the Knowledge of Polk. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Polk, except as reserved against in the Polk Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) No Polk Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Polk Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk.

          (c) Adequate provision for any Taxes due or to become due by any Polk Company for the period or periods through and including the date of the respective Polk Financial Statements has been made and is reflected on such Polk Financial Statements.

          (d) Deferred Taxes of each Polk Company has been provided for in accordance with GAAP. Effective January 1, 1993, each Polk Company adopted Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

          (e) Each Polk Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax

Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk.

          (f) No Polk Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (g) There are no Material Liens with respect to Taxes upon any of the Assets of any Polk Company.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any Polk Company that occurred during or after any Taxable Period in which any Polk Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2002.

          (i) No Polk Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

          (j) No Polk Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Allowance. The Allowance shown on the consolidated balance sheets of Polk included in the most recent Polk Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Polk included in the Polk Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Bank and other extensions of credit by Bank as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Polk.

     5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Polk Financial Statements, each Polk Company has good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of each Polk Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each Polk Company’s past practices except for deficiencies that are not likely to have individually or in the aggregate a Material Adverse Effect on the Polk Companies. All Assets which are Material to the Polk Companies’ respective businesses held under leases or subleases by each Polk Company, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of each Polk Company provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the Polk Companies are a named insured are, in the reasonable belief of Polk’s management, reasonably sufficient. No Polk Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Polk Companies include all assets required to operate the respective businesses of the Polk Companies as presently conducted.

     5.11 Environmental Matters.

          (a) To the Knowledge of Polk, the Polk Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies.

          (b) There is no Litigation pending or, to the Knowledge of Polk, threatened before any court, governmental agency, board, authority or other forum in which the Polk Companies or any of their respective

Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by the Polk Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies.

          (c) To the Knowledge of Polk there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies.

          (d) To the Knowledge of Polk during the period of (i) the Polk Companies; ownership or operation of any of their respective current properties, (ii) the Polk Companies’ participation in the management of any Participation Facility or (iii) the Polk Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies.

     5.12 Compliance with Laws. Each Polk Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk. No Polk Company:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies; nor

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any Polk Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Polk Company, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Polk Company, or (iii) requiring any Polk Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

     5.13 Labor Relations. No Polk Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any Polk Company to bargain with any labor organization as to wages or conditions of employment, nor is any Polk Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any Polk Companies’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.

          (a) The Polk Companies have Previously Disclosed, and delivered or made available to Upson prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Polk Companies or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such persons are eligible to participate (collectively, the “Polk Benefit Plans”). Any of the Polk Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Polk ERISA Plan.” Each Polk ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a “Polk Pension Plan”. No Polk Pension Plan is or has been a “multi-employer plan” within the meaning of Section 3(37) of ERISA. The Polk Companies do not participate in either a multi-employer plan or a multiple employer plan.

          (b) The Polk Companies have delivered or made available to Upson prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Polk Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Polk Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Polk Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

          (c) All Polk Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk. Each Polk ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and no Polk Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of a Polk ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No Polk Company has engaged in a transaction with respect to any Polk Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject any Polk Company to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Polk Company.

          (d) No Polk Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Polk Pension Plan, (ii) no change in the actuarial assumptions with respect to any Polk Pension Plan, and (iii) no increase in benefits under any Polk Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk or materially affect the funding status of any such plan. Neither any Polk Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Polk Companies or the single-employer plan of any entity which is considered one employer with the Polk Companies under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Polk. Polk has not provided, and is not required to provide, security to a Polk Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by any Polk Companies except to the extent any failure to do so would not have a Material Adverse Effect on the Polk Companies.

          (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Polk Companies with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on the Polk Companies. Except as Previously Disclosed, no Polk Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on the Polk Companies. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Polk Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no Polk Company has any obligations to provide health and life benefits under any of the Polk Benefit Plans to former employees, and there are no restrictions on the rights of Polk to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on the Polk Companies.

          (g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of the Polk Companies from the Polk Companies under any Polk Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Polk Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies.

          (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the Polk Companies and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Polk Financial Statements to the extent required by and in accordance with GAAP.

     5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Polk Financial Statements, no Polk Company nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Polk Company or the guarantee by any Polk Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to an Polk Regulatory Report filed by Polk with any Regulatory Authority as of the date of this Agreement and that has not been filed by Polk with any Regulatory Authority as an exhibit to any Polk Regulatory Report for the fiscal year ended December 31, 2002 (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “Polk Contracts”). With respect to each Polk Contract, (i) the Contract is in full force and effect, (ii) no Polk Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies, (iii) no Polk Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of the Polk Companies, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of the Polk Companies for money borrowed is prepayable at any time by the Polk Companies without penalty or premium.

     5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of the Polk Companies, threatened against any Polk Company, or against any Asset, interest or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the Polk Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Polk.

     5.17 Reports. The Polk Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Polk Companies. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by the Polk Companies or any Affiliate thereof to Upson pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Polk Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Upson with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Polk Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to the Polk Companies’ shareholders and Upson shareholders in connection with the Polk Meeting and the Upson Meeting, respectively, and any other documents to be filed by any Polk Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the Polk Companies and Upson be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Polk Meeting and the Upson Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders’ meetings. All documents that any Polk Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.19 Tax and Regulatory Matters. No Polk Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

     5.20 State Takeover Laws. The Polk Companies have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

     5.21 Articles of Incorporation Provisions. The Polk Companies have taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of the Polk Companies (other than voting, dissenters’ rights of appraisal or other similar rights) or restrict or impair the ability of Upson or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Polk Common Stock that may be acquired or controlled by it.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Polk Companies’ own account, or for the account of Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF UPSON

     Upson hereby represents and warrants to Polk as follows:

     6.1 Organization, Standing and Power. Upson is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. The Bank of Upson is a state bank organized under the laws of the State of Georgia. Upson has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

No Upson Company owns any property or conducts any business outside the State of Georgia which would require any of them to be qualified as a foreign corporation in any jurisdiction.

     6.2 Authority; No Breach By Agreement.

          (a) Upson has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Upson subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Upson Common Stock entitled to vote at the Upson Meeting. Subject to the Consents of Regulatory Authorities and Upson shareholder approval, this Agreement represents a legal, valid, and binding obligation of Upson, enforceable against Upson in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Upson, nor the consummation by Upson of the transactions contemplated hereby, nor compliance by Upson with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Upson’s Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Upson Companies under, any Contract or Permit of any Upson Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (a) and (b) of this Agreement, violate any Law or Order applicable to any Upson Companies or any of their respective Assets.

          (c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by Upson of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson.

     6.3 Capital Stock.

          (a) The authorized capital stock of Upson consists of 10,000,000 shares of Upson Common Stock. As of November 19, 2003, there were 2,092,832 shares of Upson Common Stock issued and outstanding. All of the issued and outstanding shares of Upson Common Stock are, and all of the shares of Upson Common Stock to be issued in exchange for shares of Polk Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Upson Common Stock has been, and none of the shares of Upson Common Stock to be issued in exchange for shares of Polk Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Upson.

          (b) Except as set forth in Section 6.3(a) of this Agreement, or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Upson outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Upson or contracts, commitments, understandings or arrangements by which Upson is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

          6.4 Financial Statements, etc.

          (a) Upson has Previously Disclosed, and delivered to Polk prior to the execution of this Agreement, copies of all Upson Financial Statements for periods ended prior to the date hereof and will deliver to Polk copies of all Upson Financial Statements and monthly financial statements for Upson prepared subsequent to the date hereof. The Upson Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Upson, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Upson as of the dates indicated and the results of operations, changes in shareholders’ equity and cash flows of Upson for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring period-end adjustments that are not Material).      To the Knowledge of Upson, (i) the Upson Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Upson Financial Statements not misleading with respect to the periods covered by them and (ii) the Upson Financial Statement fairly present, in all material respects, the financial condition, results of operations and cash flows of Upson as of, and for, the periods covered by them.

          (b) Upson maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Upson and to maintain accountability for Upson’s consolidated assets; (iii) access to Upson’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Upson’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     6.5 Absence of Undisclosed Liabilities. None of the Upson Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Upson Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Upson as of December 31, 2002 and September 30, 2003 included in the Upson Financial Statements or reflected in the notes thereto. No Upson Companies have incurred or paid any Liability since September 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson.

     6.6 Absence of Certain Changes or Events. Since September 30, 2003, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, and (ii) the Upson Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Upson provided in Article 7 of this Agreement, and (iii) the Upson Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     6.7 Allowance. The Allowance shown on the consolidated balance sheets of Upson included in the most recent Upson Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Upson included in the Upson Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Upson Companies and other extensions of credit by the Upson Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Upson.

     6.8 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Upson Financial Statements, the Upson Companies each have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the business of the Upson Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Upson Companies’ past practices except for deficiencies that are not likely to have individually or in the aggregate a

Material Adverse Effect on the Upson Companies. All Assets which are Material to the Upson Companies’ respective businesses held under leases or subleases by the Upson Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Upson Companies provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the Upson Companies are a named insured are, in the reasonable belief of the Upson Companies’ management, reasonably sufficient. No Upson Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Upson Companies include all assets required to operate the business of the Upson Companies as presently conducted.

     6.9 Environmental Matters.

          (a) To the Knowledge of the Upson Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Upson Companies.

          (b) There is no Litigation pending or, to the Knowledge of Upson, threatened before any court, governmental agency, board, authority or other forum in which the Upson Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either the Upson Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Upson Companies.

          (c) To the Knowledge of Upson there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Upson Companies.

          (d) To the Knowledge of Upson during the period of (i) the Upson Companies’ ownership or operation of any of their respective current properties, (ii) the Upson Companies’ participation in the management of any Participation Facility or (iii) the Upson Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on the Upson Companies.

     6.10 Compliance with Laws. Each of the Upson Companies has in effect all Permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson. None of the Upson Companies:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson; nor

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the Upson Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, or (iii) requiring any Upson Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.11 Labor Relations. No Upson Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel the Upson Companies to bargain with any labor organization as to wages or conditions of employment, nor is any Upson Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving the Upson Companies employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.12 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Upson Financial Statements, neither the Upson Companies nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Upson Company or the guarantee by any Upson Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to an Upson Regulatory Report filed by Upson with any Regulatory Authority as of the date of this Agreement and that has not been filed by Upson with any Regulatory Authority as an exhibit to any Upson Regulatory Report for the fiscal year ended December 31, 2002 (together with all Contracts referred to in Section 6.8 of this Agreement, the “Upson Contracts”). With respect to each Upson Contract, (i) the Contract is in full force and effect, (ii) no Upson Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, (iii) no Upson Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of Upson, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of any Upson Company for money borrowed is prepayable at any time by Upson without penalty or premium.

     6.13 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of the Upson Companies, threatened against any Upson Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Upson Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson.

     6.14 Reports. The Upson Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.15 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Upson Companies or any Affiliate thereof to Polk pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Upson Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Upson with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Upson Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Polk shareholders and Upson shareholders in connection with the Polk Meeting and the Upson Meeting, respectively, and any other documents to be filed by any Upson Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Polk and Upson, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Polk Meeting and the Upson Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders’ meetings. All documents that any Upson Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.16 Tax and Regulatory Matters. No Upson Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b).

     6.17 State Takeover Laws. Upson has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

     6.18 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Upson’s own account, or for the account of any Upson Company or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     6.19 Upson’s Subsidiary. Other than Bank of Upson, Upson has no subsidiaries.

     6.20 Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of Upson have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2002, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Upson, and all returns filed are complete and accurate in all Material respects to the Knowledge of Upson. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Upson, except as reserved against in the Upson Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Upson has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Upson, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson.

          (c) Adequate provision for any Taxes due or to become due by Upson for the period or periods through and including the date of the respective Upson Financial Statements has been made and is reflected on such Upson Financial Statements.

          (d) Deferred Taxes of Upson have been provided for in accordance with GAAP. Effective January 1, 1993, Upson adopted Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

          (e) Upson is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson.

          (f) Upson has not made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (g) There are no Material Liens with respect to Taxes upon any of the Assets of Upson.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Upson that occurred during or after any Taxable Period in which Upson incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2002.

          (i) No Upson Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

          (j) No Upson Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     6.21 Employee Benefit Plans.

          (a) Upson has Previously Disclosed, and delivered or made available to the Polk Companies prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Upson or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such persons are eligible to participate (collectively, the “Upson Benefit Plans”). Any of the Upson Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Upson ERISA Plan.” Each Upson ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a “Upson Pension Plan”. No Upson Pension Plan is or has been a “multi-employer plan” within the meaning of Section 3(37) of ERISA. Upson does not participate in either a multi-employer plan or a multiple employer plan.

          (b) Upson has delivered or made available to the Polk Companies prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Upson Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Upson Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Upson Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

          (c) All Upson Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson. Each Upson ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and no Upson Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of an Upson ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Upson has not engaged in a transaction with respect to any Upson Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject Upson to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson.

          (d) No Upson Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Upson Pension Plan, (ii) no change in the actuarial assumptions with respect to any Upson Pension Plan, and (iii) no increase in benefits under any Upson Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson or materially affect the funding status of any such plan. Neither any Upson Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Upson or the single-employer plan of any entity which is considered one employer with Upson under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Upson. Upson has not provided, and is not required to provide, security to an Upson Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Upson except to the extent any failure to do so would not have a Material Adverse Effect on Upson.

          (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Upson with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Upson. Except as Previously Disclosed, Upson has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Upson. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Upson Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, Upson has no obligations to provide health and life benefits under any of the Upson Benefit Plans to former employees, and there are no restrictions on the rights of Upson to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Upson.

          (g) Except as Previously Disclosed or set forth herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Upson from Upson under any Upson Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Upson Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Upson.

          (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of Upson and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Upson Financial Statements to the extent required by and in accordance with GAAP.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Polk. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Upson shall have been obtained, and except as otherwise contemplated herein, Polk agrees: (i) to operate its business and cause any Polk Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Polk. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Polk covenants and agrees that any Polk Company will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of Upson, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Polk or the Articles of Association, Bylaws or other governing instruments of any Polk Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Polk Company consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Polk Company held by the Polk Companies of any Lien or permit any such Lien to exist other than in connection with deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank advances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been Previously Disclosed; or

          (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Polk Company, or declare or pay any dividend or make any other distribution in respect of any Polk Company capital stock; or

          (d) except for this Agreement, or as Previously Disclosed, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Polk Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

          (e) adjust, split, combine or reclassify any capital stock of Polk or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either Polk Common Stock or Bank’s common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Polk in its fiduciary capacity; or

          (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, or of mortgage-backed securities of maturity or grade consistent with past practices Previously Disclosed, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any Polk Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (h) grant any increase in compensation or benefits to the employees or officers of any Polk Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus other than pursuant to a written policy or Contract in effect on the date of this Agreement and Previously Disclosed enter into or amend any severance agreements with officers of any Polk Company, grant any increase in fees or other increases in compensation or other benefits to directors of any Polk Company except in accordance with past practice Previously Disclosed; or

          (i) enter into or amend any employment Contract between any Polk Company and any Person (unless such amendment is required by Law) that any Polk Company, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (j) adopt any new employee benefit plan of any Polk Company or make any Material change in or to any existing employee benefit plans of any Polk Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

          (l) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Polk Company for money damages in excess of $25,000 or Material restrictions upon the operations of any Polk Company; or

          (m) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

          (n) make any loan or extension of credit to any borrower of any Polk Company in excess of an aggregate of $1 million; or

          (o) make any Material election with respect to Taxes.

     7.3 Affirmative Covenants of Upson. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Polk shall have been obtained, and except as otherwise contemplated herein, Upson agrees: (i) to operate its business and cause any Upson Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.4 Negative Covenants of Upson. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Upson covenants and agrees that any Upson Company will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of Polk, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Upson or the Articles of Association, Bylaws or other governing instruments of any Upson Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Upson Company consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Upson Company held by Upson of any Lien or permit any such Lien to exist, other than in connection with deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank advances,

“treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been Previously Disclosed; or

          (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Upson, or declare or pay any dividend or make any other distribution in respect of Upson capital stock other than that certain stock dividend of .042 shares of Upson Common Stock declared on each share of Upson Common Stock distributed to Upson shareholders as of the Upson record date set forth in the Joint Proxy Statement, with any fractional shares payable in cash based on a per share price of $16 to each shareholder of Upson as of the Upson record date (the “Upson Stock Dividend”); or

          (d) except for this Agreement, or in connection with the Upson Stock Dividend or as Previously Disclosed, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Upson Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

          (e) except in connection with the Upson Stock Dividend, adjust, split, combine or reclassify any capital stock of Upson or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Upson Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Upson in its fiduciary capacity; or

          (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less or of mortgage-backed securities of maturity or grade consistent with past practices Previously Disclosed, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any Upson Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (h) grant any increase in compensation or benefits to the employees or officers of any Upson Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus other than pursuant to a written policy or Contract in effect on the date of this Agreement and Previously Disclosed, enter into or amend any severance agreements with officers of any Upson Company, grant any increase in fees or other increases in compensation or other benefits to directors of any Upson Company except in accordance with past practice Previously Disclosed; or

          (i) enter into or amend any employment Contract between any Upson Company and any Person (unless such amendment is required by Law) that any Upson Company, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (j) adopt any new employee benefit plan of any Upson Company or make any Material change in or to any existing employee benefit plans of any Upson Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

          (l) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Upson Company for money damages in excess of $25,000 or Material restrictions upon the operations of any Upson Company; or

          (m) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

          (n) make any loan or extension of credit to any borrower of any Upson Company in excess of an aggregate of $1 million; or

          (o) make any Material election with respect to Taxes.

     7.5 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.6 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring period-end adjustments that are not Material). As of their respective dates, such reports filed with the Regulatory Authorities will comply in all Material respects with applicable Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 8
ADDITIONAL AGREEMENTS

     8.1 Shareholder Approvals. Each of Upson and Polk shall take, in accordance with applicable Law and its respective Articles of Incorporation and Bylaws, all action necessary to convene, respectively, the Upson Meeting to consider and vote upon the issuance of the shares of Upson Common Stock to be issued in the Merger and any other matters required to be approved by Upson shareholders for consummation of the Merger and the Polk Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Polk shareholders for consummation of the Merger, as promptly as practicable after the Registration Statement is declared effective. The respective Boards of Directors of Upson and Polk shall (subject to compliance with their fiduciary duties as advised by counsel) unanimously recommend such approval to their respective shareholders, and the respective Boards of Directors of Upson and Polk (subject to compliance with their fiduciary duties as advised by counsel) shall use their best efforts to obtain such approval by their respective shareholders.

     8.2 Registration Statement.

          (a) Each of Upson and Polk agrees to cooperate in the preparation of a Registration Statement to be filed by Upson with the SEC in connection with the issuance of Upson Common Stock in the Merger (including the Joint Proxy Statement and all related documents). Provided Polk has cooperated as required above, Upson agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of Polk and Upson agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. Upson also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Polk agrees to furnish Upson all information concerning Polk, Bank and their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Polk and Upson agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Polk shareholders and the Upson shareholders and at the time of the Polk Meeting and the Upson Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Polk and Upson further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

          (c) In the case of Upson, Upson will advise Polk, promptly after Upson receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the Upson Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (d) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Polk of information that is required to be disclosed in the Registration Statement of the Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law.

     8.3 Applications. Upson shall promptly prepare and file, and the Polk Companies shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Upson shall permit the Polk Companies to review (and approve with respect to information relating to the Polk Companies) such applications prior to filing same.

     8.4 Filings with State Office. Upon the terms and subject to the conditions of this Agreement, Upson shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing. Such Articles will, among other things, change the name of Upson to SouthCrest Financial Group, Inc.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Upson in connection with the Upson Common Stock to be issued in the Merger), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by any other Party concerning its and its Subsidiaries’ businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such Confidential Information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such Confidential Information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing Confidential Information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

          (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

          (e) Notwithstanding Section 8.6(b) or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Merger (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that the other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Merger from being treated as offered under “conditions of confidentiality” within the meaning the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

     8.7 Press Releases. Prior to the Effective Time, Polk and Upson shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Party nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the “Representatives”) retained by such Party shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any Confidential Information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of such Party’s Board of Directors as determined by such Party’s Board of Directors after consulting with and considering the advice of counsel, neither Party nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but any Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that such Party shall promptly advise the other Party verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Each Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 Agreement of Affiliates. Polk has Previously Disclosed all Persons whom it reasonably believes is an “affiliate” of Polk for purposes of Rule 145 under the 1933 Act. Polk shall use its reasonable efforts to cause each such Person to deliver to Upson not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Polk Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Upson Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Upson shall be entitled to place restrictive legends upon certificates for shares of Upson Common Stock issued to affiliates of Polk pursuant to this Agreement to enforce the provisions of this Section 8.10). Upson shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Upson Common Stock by such affiliates.

     8.11 Employee Benefits and Contracts. Following the Effective Time, Upson shall provide generally to officers and employees of the Polk Companies, who at or after the Effective Time become employees of a Upson Company (collectively, “New Upson Employees”), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Upson Companies to their similarly situated officers and employees. Subject to the requirements of the immediately succeeding sentence, Upson may apply any pre-existing condition exclusion or waiting period under any Upson employee health plan for which any employees and/or officers and dependents covered by Polk Benefit Plans as of Closing shall become eligible but that portion of any such existing condition exclusion or waiting period shall not be enforced to the extent it exceeds in duration to the corresponding provision in effect under the Polk Benefit Plans immediately prior to the Closing. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the Polk Companies prior to the Effective Time shall be treated as service with the Upson Companies participating in all qualified benefit plans. Upson shall credit New Upson Employees for amounts paid under Polk Benefit Plans for the plan year including the Effective Time for purposes of applying deductibles, co-payments and out of pocket maximums under the Upson Benefit Plans.

     8.12 D&O Coverage. At the Effective Time and subject to applicable Law, Upson will provide directors and officers insurance coverage for Polk’s directors and officers either, at Upson’s election, (i) by purchasing continuation coverage under Polk’s current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) if Upson’s current directors’ and officers’ policy provides substantially similar coverage as Polk’s current policy, obtain coverage under Upson’s current policy to provide coverage for Polk’s directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approvals. The shareholders of each of Polk and Upson shall have approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Upson Common Stock issuable pursuant to the Merger shall have been received.

          (f) Tax Matters. Each of the parties shall have received a written opinion of counsel from Troutman Sanders LLP in form reasonably satisfactory to each of them (the “Tax Opinion”), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Polk Common Stock for Upson Common Stock will not give rise to gain or loss to the shareholders of Polk with respect to such exchange (except to the extent of any cash received), and (iii) neither of Polk nor Upson will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP shall be entitled to rely upon representations of officers of Polk and Upson reasonably satisfactory in form and substance to such counsel.

          (g) Employment Agreements. Larry T. Kuglar and Daniel W. Brinks shall have entered into the employment agreements with Upson in substantially the form set forth in Exhibits B and C to this Agreement and shall have terminated any existing employment agreements with the Polk Companies and the Upson Companies.

     9.2 Conditions to Obligations of Upson. The obligations of Upson to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Upson pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Polk as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Polk set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect).

There shall not exist inaccuracies in the representations and warranties of Polk set forth in this Agreement (excluding the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Polk or would reasonably likely result in Upson’s inability to comply with the Sarbanes-Oxley Act of 2002; provided that, for purposes of this sentence only, those representations and warranties which are qualified by referenced to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Polk to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Polk shall have delivered to Upson (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Polk Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Upson and its counsel shall request.

          (d) Opinion of Counsel. Upson shall have received a written opinion from Powell, Goldstein, Frazer & Murphy LLP, counsel to the Polk Companies, dated as of the Closing, in form reasonably satisfactory to Upson, as to the matters set forth in Exhibit C hereto.

          (e) Accountant’s Letters. Upson shall have received from Mauldin & Jenkins LLC letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding the Polk Companies, in form and substance reasonably satisfactory to Upson, which letters shall be based upon customary specified procedures undertaken by such firm.

          (f) Affiliate Agreements. Upson shall have received from each affiliate of Polk the affiliate agreement referred to in Section 8.10 hereof, in substantially the form attached hereto as Exhibit A.

     9.3 Conditions to Obligations of Polk The obligations of Polk to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Polk pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Upson as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Upson set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of Upson set forth in this Agreement (excluding the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Upson; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Upson to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Upson shall have delivered to Polk (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Upson’s Board of Directors and Upson’s shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Polk and its counsel shall request.

          (d) Opinion of Counsel. Polk shall have received an opinion of Troutman Sanders LLP, counsel to the Upson Companies, dated as of the Effective Time, in form reasonably satisfactory to Polk, as to matters set forth in Exhibit E hereto.

          (e) Resignations. Polk shall have received copies of the resignations of all but five members of the board of directors of Upson, dated as of the Effective Time.

          (f) Elections. Effective as of the Effective Time and its acceptance of the resignations described in Section 9.3(e) above, Upson’s Board of Directors shall have filled the resulting vacancies with the four Polk nominees described in Section 2.3(b) of this Agreement.

ARTICLE 10
TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Polk and Upson respectively, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the respective Boards of Directors of Upson and Polk; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Upson and Section 9.3(a) of this Agreement in the case of Polk; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Polk fail to vote their approval of this Agreement and the transaction contemplated hereby at the Polk Meeting where the transaction was presented to such shareholders for approval and voted upon; or (iii) the shareholders of Upson fail to vote their approval of this Agreement and the transaction contemplated hereby at the Upson Meeting where the transaction was presented to such shareholders for approval and voted upon; or

          (d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 2004, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

          (e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement; or

          (f) By the Board of Directors of either Party in the event that the Board of Directors of the other Party shall have failed to reaffirm, following a written request by such Party for such reaffirmation after the other Party shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; and (iii) a termination pursuant to Section 10.1(f) shall not relieve the Party whose Board of Directors does not reaffirm its approval of the Merger Agreement from Liability for any loss incurred by the other Party as a result of such termination provided that in either case such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.6(b), 8.10, 8.11, 8.12 and 8.13 of this Agreement.

ARTICLE 11
MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     “Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     “Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     “Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     “Allowance” shall mean the allowance for loan or credit losses for the periods set forth in Sections 5.9 and 6.7 of this Agreement.

     “Articles of Merger” shall mean the Articles or Certificate of Merger to be executed in accordance with the provisions of the GBCC and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

     “Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     “Bank” shall have the meaning set forth in the Preamble of this Agreement.

     “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

     “Closing” shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

     “Confidential Information” shall mean any data or information, which is material to a Party and not generally known by the public. Confidential Information shall include, but not be limited to, business opportunities of a Party, the details of this Agreement, the identity and addresses of customers of such Party, the whole or any portion or phase of any scientific or technical information, design process, procedure, formula or improvement that is valuable and secret and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

     “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

     “Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     “Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

     “Effective Time” shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia.

     “Environmental Laws” shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, “Release” (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for “Hazardous Materials” (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” shall have the meaning provided in Sections 5.14 and 6.21 of this Agreement.

     “ERISA Plan” shall have the meaning provided in Sections 5.14 and 6.21 of this Agreement.

     “Exchange Ratio” shall mean the ratio formed by the number of shares of Upson Common Stock Polk shareholders will receive for each share of Polk Common Stock as set forth herein to one.

     “Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     “GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

     “GBCC” shall mean the Georgia Business Corporation Code.

     “Hazardous Materials” shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

     “IRS” shall mean the Internal Revenue Service.

     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Joint Proxy Statement” shall mean the joint proxy statement used by Polk and Upson to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Upson relating to shares of Upson Common Stock to be issued to the shareholders of Polk.

     “Knowledge” as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, or any Executive Vice President of such Person.

     “Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

     “Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

     “Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     “Loan Property” shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     “Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     “Material Adverse Effect” on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

     “Merger” shall mean the merger of Polk with and into Upson referred to in the Preamble of this Agreement.

     “Merger Consideration” shall mean the aggregate consideration to be received for all of the shares of Polk Common Stock.

     “NASD” shall mean the National Association of Securities Dealers, Inc.

     “1933 Act” shall mean the Securities Act of 1933, as amended.

     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     “Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     “Party” shall mean either Polk or Upson, and “Parties” shall mean Polk and Upson.

     “Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

     “Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

     “Polk Benefit Plans” shall have the meaning set forth in Section 5.14 of this Agreement.

     “Polk Common Stock” shall mean the One Dollar ($1.00) par value common stock of Polk.

     “Polk Companies” shall mean, collectively, Polk and Bank.

     “Polk Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Polk as of September 30, 2003 and as of December 31, 2002, 2001, 2000, and 1999, and the related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) for the six months ended September 30, 2003 and 2002 and each of the four fiscal years ended December 31, 2002, 2001, 2000, and 1999, as filed by Polk in SEC Documents, and (ii) the consolidated statements of condition of Polk (including related notes and schedules if any) and related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2002.

     “Polk Meeting” shall mean the special meeting of the shareholders of Polk or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

     “Polk Regulatory Report” shall mean any form, report, or document either (i) filed or required to be filed by Polk or Bank or both with any Regulatory Authority, or (ii) received by Polk or Bank or both from any Regulatory Authority.

     “Previously Disclosed” shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel described in Section 11.8 of this Agreement or to the Party’s Financial Advisor in response to its due diligence request describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

     “Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Upson under the 1933 Act in connection with the transactions contemplated by this Agreement.

     “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Department of Banking and Finance, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, NASD and the SEC.

     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

     “Representatives” shall have the meaning set forth in Section 8.8.

     “SEC” shall mean the Securities and Exchange Commission.

     “SEC Documents” shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws or similar requirement of any Regulatory Authority.

     “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     “Subsidiaries” shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     “Surviving Corporation” shall mean Upson as the surviving corporation resulting from the Merger.

     “Tax” or “Taxes” shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

     “Taxable Period” shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

     “Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     “Upson Benefit Plans” shall have the meaning set forth in Section 6.21 of this Agreement.

     “Upson Common Stock” shall mean the no par value common stock of Upson.

     “Upson Companies” shall mean, collectively, Upson and all Upson Subsidiaries.

     “Upson Financial Statements” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Upson as of September 30, 2003, and as of December 31, 2002, 2001, 2000 and 1999, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the six months ended September 30, 2003 and 2002, and for each of the four years ended December 31, 2002, 2001, 2000 and 1999, as filed by Upson in SEC Documents and (ii) the consolidated statements of condition of Upson (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2002.

     “Upson Meeting” shall mean the special meeting of the shareholders of Upson or any adjournment or adjournments thereof to vote on the matters set forth in the Joint Proxy Statement.

     “Upson Subsidiaries” shall mean the subsidiaries of Upson.

     11.2 Expenses.

          (a) General. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial advisors or other consultants, investment bankers, accountants, and counsel except that Upson shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

          (b) Breach by either Party or Fiduciary Duty Termination. In addition to the foregoing, if prior to the Effective Time, this Agreement is terminated by either Party as a result of (i) the other Party’s willful breach of such Party’s representations, warranties or agreements set forth herein of this Agreement or (ii) the failure of the other Party’s Board of Directors to reaffirm its approval of the Merger pursuant to Section 10.1(f), such Party shall pay to the non-breaching Party or Party requesting the reaffirmation as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of the reasonable direct costs and expenses incurred by or on behalf of the non-breaching Party or Party requesting the reaffirmation in connection with the transactions contemplated by this Agreement, which sum represents compensation for the loss incurred by the non-breaching Party or Party requesting the reaffirmation as the result of the transactions contemplated by this Agreement not being consummated.

     11.3 Brokers and Finders. Each Party represents and warrants to the other Party that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party shall indemnify and hold the other Party harmless of and from any Liability in respect of any such claim and increase or decrease the Merger Consideration, as the case may be, by an amount equal to such claim as determined by the non-breaching Party.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that after any such approval by the holders of (i) Polk Common Stock, there shall be made no amendment decreasing the consideration to be received by Polk shareholders without the further approval of such shareholders; and (ii) Upson Common Stock, there shall be made no amendment increasing the consideration to be paid by Upson without the further approval of Upson shareholders.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, Upson, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Polk, to waive or extend the time for the compliance or fulfillment by Polk of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Upson under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Upson.

          (b) Prior to or at the Effective Time, Polk, acting through its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by Upson, to waive or extend the time for the compliance or fulfillment by Upson of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Polk under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Polk.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Upson:	Upson Bankshares, Inc. 108 South Church Street Thomaston, Georgia 30286-3166 706-647-2573 - FAX Attn: Daniel W. Brinks, President

Copy to Counsel:	Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2218 404-962-6658 - FAX Attn: Thomas O. Powell, Esquire

Polk and Bank:	First Polk Bankshares, Inc. The First National Bank of Polk County 967 North Main Street Cedartown, Georgia 30125-3495 770-749-2713- FAX Attn: Larry T. Kuglar, President

Copy to Counsel:	Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, Suite 1600 Atlanta, Georgia 30303 404-572-6999 - FAX Attn: Walter G. Moeling, IV, Esquire

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity other than for willful breach of a Party’s representations, warranties or agreements as provided for in Section 11.2(b) of this Agreement.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

“POLK”

ATTEST:	FIRST POLK BANKSHARES, INC.

Patsy Campbell, Secretary	Harold W. Wyatt, Jr., Chairman

(CORPORATE SEAL)
Larry T. Kuglar, President

“UPSON”

ATTEST:	Upson Bankshares, Inc.

Robert P. Cravey, Secretary	Robert P. Cravey, Chairman

(CORPORATE SEAL)
Daniel W. Brinks, President

LIST OF EXHIBITS

Exhibit A	Form of Affiliate Agreement

Exhibit B	Employment Agreement for Larry T. Kuglar

Exhibit C	Employment Agreement for Daniel W. Brinks

Exhibit D	Matters to which Powell, Goldstein, Frazer & Murphy LLP will opine

Exhibit E	Matters to which Troutman Sanders LLP will opine

APPENDIX B

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301. Definitions.

As used in this article, the term:

     (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

     (3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

     (5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters’ rights.

     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters’ rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters’ notice.

     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

     (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation’s estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

     No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     The provisions of the Georgia Business Corporation Code and the Registrant’s bylaws set forth the extent to which the Registrant’s directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under these indemnification provisions, the Registrant is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys’ fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director of the Registrant, is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant may indemnify any of its directors or its officers, against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, if such director or officer acted in a manner such director or officer believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe such director’s or officer’s conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. No indemnification shall be made in respect of any claim, issue, or matters as to which such person shall have been adjudged liable to the Registrant unless and only to the extent that the Superior Court or court in which such action or suit was brought shall determine upon application that, despite the adjudication of the liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Superior Court or such other court shall deem proper. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by the Registrant.

     The Registrant’s articles of incorporation contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit
Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of November 24, 2003, by and between First Polk Bankshares, Inc. and Upson Bankshares, Inc. (included as Appendix A to the joint proxy statement/prospectus and incorporated by reference herein)

3.1	Articles of Incorporation of Upson Bankshares, Inc.*

3.2	Amended and Restated Bylaws of Upson Bankshares, Inc.*

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of Upson Bankshares, Inc., defining rights of holders of common stock of Upson Bankshares, Inc.*

5.1	Securities Opinion of Troutman Sanders LLP

8.1	Tax Opinion of Troutman Sanders LLP

10.1	Lease Contract, dated September 14, 1993, between Truitt A. Mallory and Bank of Upson*

10.2	Form of Executive Supplemental Retirement Plan Agreement*

23.1	Consents of Troutman Sanders LLP (included in Exhibits 5 and 8)

23.2	Consent of Mauldin & Jenkins, LLC as to Upson Bankshares, Inc.

23.3	Consent of Mauldin & Jenkins, LLC as to First Polk Bankshares, Inc.

23.4	Consent of Financial Advisor

24.1	Power of Attorney (included in the original signature page to this Registration Statement)

99.1	Form of Proxy Card for First Polk Bankshares, Inc.*

99.2	Form of Proxy Card for Upson Bankshares, Inc.*

* Previously filed.

          (b) Financial Statement Schedules.

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.	Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s articles of incorporation or bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona bide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomaston, State of Georgia, on April 29, 2004.

UPSON BANKSHARES, INC.
By:	/s/ Daniel W. Brinks
Daniel W. Brinks, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*
	Director	April 29, 2004
Richard T. Bridges

/s/ Daniel W. Brinks
	President and Director	April 29, 2004
Daniel W. Brinks

*
	Director	April 29, 2004
Dr. Benjamin S. Brown

/s/ Robert P. Cravey
	Chairman, Secretary and Director	April 29, 2004
Robert P. Cravey

*
	Director	April 29, 2004
Zack D. Cravey, Jr.

*
	Director	April 29, 2004
Dr. W. M. Oxford

*
	Director	April 29, 2004
Dr. Warren Patrick

*
	Director	April 29, 2004
W. Gaines Wilson

*/s/ Daniel W. Brinks
Daniel W. Brinks, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
5.1	Securities Opinion of Troutman Sanders LLP

8.1	Tax Opinion of Troutman Sanders LLP

23.1	Consents of Troutman Sanders (included in Exhibits 5 and 8)

23.2	Consent of Mauldin & Jenkins, LLC as to Upson Bankshares, Inc.

23.3	Consent of Mauldin & Jenkins, LLC as to First Polk Bankshares, Inc.

23.4	Consent of Financial Advisor